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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
BY
PRESSURE BIOSCIENCES, INC.

UP TO 5,500,000 SHARES OF COMMON STOCK
(INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
AT A PURCHASE PRICE OF $3.50 PER SHARE

THE OFFER, PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW SHARES YOU TENDER WILL EXPIRE AT 10:00 A.M., EASTERN STANDARD TIME, ON JANUARY 26, 2005, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

INTRODUCTION

        Pressure BioSciences, Inc., a Massachusetts corporation formerly known as Boston Biomedica, Inc. (the "Company" or "Pressure BioSciences"), is offering to purchase up to 5,500,000 shares (or approximately 80.0%) of its common stock, par value $0.01 per share, at a purchase price equal to $3.50 per share, net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). All shares acquired in the Offer will be acquired at the same Purchase Price. If more than 5,500,000 shares are properly tendered and not properly withdrawn, we will first purchase all of the shares held by holders of less than 100 shares and will then purchase the remaining shares on a pro rata basis.

        The Offer is not conditioned on any minimum number of shares being tendered. This Offer is, however, subject to certain other conditions set forth in Section 10 of this Offer to Purchase. Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer. However, because of the priority to odd lot holders, proration and conditional tender provisions described in this Offer, it is possible that all of the shares tendered may not be purchased. Shares from stockholders that are not purchased in the Offer will be returned to the stockholder promptly following the expiration date of the Offer and will continue to represent an ownership interest in Pressure BioSciences.

        Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes in connection with the tender of shares pursuant to the Offer. If, however, you hold your shares through a broker or bank, you should ask your broker or bank if you will be charged a fee to tender your shares. We will pay all fees and expenses of Computershare Trust Company, Inc., which is acting as depositary (the "Depositary"), incurred in connection with the Offer.

        Our shares of common stock are traded on the Nasdaq National Market under the ticker symbol "PBIO". On December 20, 2004, the last day the shares traded on the Nasdaq National Market before the printing of this Offer to Purchase, the closing price of the shares as quoted on the Nasdaq National Market was $3.07 per share. We urge you to obtain current market quotations for the shares.

        Our board of directors, based on the unanimous recommendation of a special committee of independent directors and other factors described in this Offer to Purchase, has approved this Offer. However, none of Pressure BioSciences, our board of directors or the special committee thereof makes any recommendation to you as to whether or not you should tender your shares.

        Mr. Richard T. Schumacher, our President and Chief Executive Officer, in his capacity as a stockholder and not as a director or officer of Pressure BioSciences, recommends that you do not tender your shares in the Offer and instead remain a stockholder in Pressure BioSciences. Notwithstanding Mr. Schumacher's recommendation not to tender your shares, Mr. Schumacher advises you to make your own decision as to whether to tender your shares and, if so, how many shares to tender. Your decision whether or not to tender should be based on your personal financial situation and on your own assessment and analysis of the company. You are urged to consult with your own broker or other financial or tax advisor in determining whether or not to tender. In no way should Mr. Schumacher's recommendation be deemed to be offering you investment advice or strategy.

        We have been advised by each of our directors, other than Kevin W. Quinlan and Mr. Schumacher, that they do not presently intend to tender any of their shares pursuant to the Offer. We have been advised that Mr. Quinlan, our former President and Chief Operating Officer, will tender a total of 165,244 shares, consisting of 29,244 shares he currently owns and 136,000 shares to be issued upon exercise of stock options. Mr. Quinlan will retain and not tender 2,500 shares and options to purchase 27,500 shares. We have also been advised that Mr. Schumacher, our sole executive officer, will tender up to 130,000 of his shares in the Offer and will use the net after-tax proceeds from the sale of such shares to repay a substantial portion of his indebtedness to a financial institution (which indebtedness was approximately $484,000 as of September 30, 2004). Mr. Schumacher will retain and not tender the remaining 637,907 shares he beneficially owns. Mr. Schumacher believes that by selling this amount of shares, he will be able to use the net after-tax proceeds to pay approximately half of his remaining indebtedness to the financial institution, which will significantly reduce the risk of an event of default under this loan which, if such an event were to occur, could result in the sale of his shares of our common stock by the financial institution upon foreclosure of the financial institution's collateral for the loan. Pressure BioSciences continues to have a junior security interest in Mr. Schumacher's remaining shares of our common stock to secure repayment of its $1.0 million loan receivable from Mr. Schumacher.

        Each of Mr. Schumacher and Mr. Quinlan has also advised us that, in the event that the Depositary informs us immediately prior to the Expiration Date of the Offer, more than 5,500,000 shares have been properly tendered and not properly withdrawn, each will withdraw all or a pro rata number of the shares they tendered to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000 shares. As advised by Mr. Schumacher and Mr. Quinlan, their pro rata portion will be based upon the ratio of the number of shares tendered by each of them individually to the number of shares tendered by both of them in the aggregate. The pro rata portion for Mr. Schumacher and Mr. Quinlan is 44.3% and 55.7%, respectively. If immediately prior to the Expiration Date, more than 5,500,000 shares but less than 5,793,500 shares have been properly tendered and not properly withdrawn, including the 293,500 shares tendered in the aggregate by Mr. Schumacher and Mr. Quinlan, Mr. Schumacher will withdraw a number of his tendered shares equal to 44.3% of the number of shares tendered in excess of 5,500,000 shares and Mr. Quinlan will withdraw a number of his tendered shares equal to 55.7% of the number of shares in excess of 5,500,000. On the other hand, if immediately prior to the Expiration Date, more than 5,793,500 shares are properly tendered and not withdrawn, including the aggregate of 293,500 shares tendered by Mr. Schumacher and Mr. Quinlan, Mr. Schumacher and Mr. Quinlan will withdraw all of the shares they tendered. In the event that more than 5,500,000 shares are tendered after the withdrawal of all shares tendered by Mr. Schumacher and Mr. Quinlan, the remaining shares will be subject to proration as described in the Offer. Mr. Schumacher and Mr. Quinlan intend to withdraw their shares in this manner so as not to detract from all other stockholders' opportunity to tender their shares in the Offer without proration.

        Based upon reasonable inquiry, we believe that Mr. Richard P. Kiphart (together with Mr. Kiphart's daughter and a fund in which he serves as the general partner), an investor who currently beneficially owns 1,542,989 shares or approximately 22.3% of our common stock, intends to tender 1,507,433 shares beneficially owned by him in the Offer. Please see "Section 4. Position of the Special Committee, Board of Directors and Filing Persons; Fairness of the Offer" for a more complete description.

        This document contains or incorporates important information about the Offer. We urge you to read it in its entirety.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

        The date of this Offer to Purchase is December 27, 2004.

SUMMARY TERM SHEET

        This summary highlights the most material terms of the Offer. This summary does not describe all of the details of this Offer to the same extent described in the body of this document and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of this Offer. Where helpful, we have included references to the sections in this Offer to Purchase where you will find a more complete discussion of the item referenced. A table of contents immediately follows this summary. Unless the context indicates a different meaning, as used in this Offer to Purchase, the terms "we," "us," "our," and Pressure BioSciences refer to Pressure BioSciences, Inc., a Massachusetts corporation formerly known as Boston Biomedica, Inc., together with its subsidiaries.

Who is offering to purchase my shares?	Pressure BioSciences, Inc., formerly known as Boston Biomedica, Inc., is offering to purchase up to 5,500,000 shares of our common stock and the associated preferred share purchase rights in an issuer tender offer. Boston Biomedica, Inc. changed its legal name to Pressure BioSciences, Inc. in September 2004. See "Introduction" and "Section 1. General Information about the Company, the Shares, and the Tender Offer" for more information.
What securities and amounts of securities are sought in the Offer?
We will purchase up to 5,500,000 shares of our common stock. All shares we purchase will be purchased at $3.50 per share. We will not pay any additional consideration for the associated preferred share purchase rights. If your shares are purchased in the Offer, you will be paid the purchase price, in cash, without interest, promptly after the expiration of the Offer period. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.
This Offer is not conditioned on any minimum number of shares being tendered. See "Section 1. General Information about the Company, the Shares, and the Tender Offer."
If I tender my shares, how many of my shares will Pressure BioSciences purchase?
All of the shares that you tender in this Offer may not be purchased. If more than 5,500,000 shares are properly tendered and not properly withdrawn, we will purchase shares based on the following order of priority:
• First, we will purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares.
•
Second, we will purchase shares from all other stockholders who properly tender shares, on a pro rata basis, subject to the conditional tender provisions described in Section 9. As a result, we will purchase the same percentage of shares tendered from each tendering stockholder in this second category. We will announce this proration percentage, if it is necessary, after the Offer expires.
•
Finally, if necessary to permit us to purchase 5,500,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date may be selected by random lot in accordance with Section 9. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

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As of December 15, 2004, there were 6,872,915 outstanding shares of our common stock, and currently exercisable stock options to purchase 1,054,842 shares of our common stock. Stock options to purchase 975,942 shares have exercise prices of less than $3.50 per share and are "in the money". "In-the-money" stock options to purchase an aggregate of 374,000 shares are held by our directors. Of these "in-the-money" stock options held by directors, options to purchase 136,000 shares held by Mr. Kevin W. Quinlan, our former President and Chief Operating Officer, are expected to be exercised and tendered in the Offer (although Mr. Quinlan has indicated his intention to withdraw such tender under certain circumstances), and the remaining "in-the-money" options to purchase 238,000 shares are not expected to be exercised and tendered in the Offer. Of the remaining 601,942 "in-the-money" stock options, (i) options to purchase 550,442 shares are held by former employees who were hired by SeraCare Life Sciences, Inc. in September 2004 and expire upon completion of the Offer and (ii) options to purchase 51,500 shares are held by advisory board members and other consultants which do not expire upon completion of the Offer. Our board of directors extended the expiration date of stock options held by these former employees to provide these former employees with the opportunity to participate in the Offer in recognition of their service to our company prior to the sale of our BBI Diagnostics and BBI Biotech business units (collectively referred to as the "BBI Core Businesses") to SeraCare Life Sciences, Inc. ("SeraCare") in September 2004. Because the stock options held by these former employees expire upon completion of the Offer, it is likely that the former employees who hold these "in-the-money" stock options will exercise their options and tender the shares issued upon exercise in the Offer.
See "Introduction," "Section 1. General Information about the Company, the Shares, and the Tender Offer—Proration," "Section 9. Conditional Tender Procedures" and "Section 7. Withdrawal Rights".
What is the purpose of the Offer?
The purpose of the Offer is to provide stockholders with liquidity for their shares for a purchase price that our board of directors, a special committee of our independent directors, and Richard T. Schumacher, our President and Chief Executive Officer, believe is fair to our unaffiliated stockholders. We believe the Offer provides our stockholders with the opportunity to decide whether to sell all or a portion of their shares to us and obtain liquidity for their shares at a fair price or to remain invested in us and participate in our future. If our stockholders remain invested in us, they risk losing their investment if our business does not succeed. See "Introduction" and "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Background and Purposes of the Offer" and "—Alternatives to the Offer."

Does Pressure BioSciences have the financial resources to pay for the shares?
Yes. We would need a maximum of $19.25 million to purchase 5,500,000 shares at $3.50 per share (assuming none of the shares purchased are shares resulting from the exercise of outstanding stock options). In the event that some of the shares purchased in the Offer are shares issued upon exercise of stock options, the amount of cash necessary to purchase such shares will be partially offset by the exercise price paid for such shares. For example, in the event options to purchase an aggregate of 737,942 shares (consisting of in-the-money stock options to purchase 601,952 shares held by former employees, advisory board members and consultants and stock options to purchase 136,000 shares held by Mr. Quinlan) with an average exercise price of $2.85 per share are exercised and the shares issued upon such exercise are tendered and purchased in the Offer, assuming no proration, we would need approximately $17.1 million to purchase 5,500,000 shares because the net cost to purchase these 737,942 shares would be approximately $480,000 and the cost to purchase the remaining 4,762,058 shares would be approximately $16.7 million. In addition, we expect to incur fees and expenses in connection with this Offer of approximately $250,000. The Offer is not contingent upon any financing arrangements.

We intend to fund the purchase of the shares with available cash and cash equivalents. As of December 15, 2004, our currently available cash and cash equivalents was approximately $21.6 million. This amount represents substantially all of the net proceeds we received in September 2004 from the sale of substantially all of the assets of our BBI Core Businesses to SeraCare, after adjustments for estimated taxes paid in connection with the sale of the BBI Core Businesses to SeraCare and transaction costs for the SeraCare transaction and this Offer. At the closing of the sale of assets to SeraCare, we received $27.5 million. An additional $2.5 million was deposited into an escrow account for a period of eighteen months following the closing of the sale to secure our indemnification obligations to SeraCare under the asset purchase agreement between us, BBI Biotech Research Laboratories, Inc. and SeraCare. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Plans After the Offer" and "Section 12. Source and Amount of Funds."

Is the financial condition of Pressure BioSciences relevant to my decision on whether to tender in the Offer?
Yes. Our financial condition is relevant to your decision regarding whether to tender your shares in the Offer because the decision not to tender your shares would continue your ownership in our company. Currently, our operations consist primarily of our pressure cycling technology operations. This business is in the early stage of development. Our pressure cycling technology business has a limited operating history and has incurred significant losses to date. Our first products utilizing our pressure cycling technology, the Barocycler™ NEP 2017 instrument and related disposable PULSE Tubes, were introduced for commercial sale in September 2002. As of September 30, 2004, we had invested approximately $11.0 million to develop our pressure cycling technology products since 1997. We have generated limited revenue from sales of our pressure cycling technology products and related services. To date we have leased one and sold two pressure cycling technology systems and a limited number of PULSE Tubes. In fiscal year 2003, we generated $674,000 in revenue from sales of our pressure cycling technology products and services and for the nine months ended September 30, 2004 we generated $304,993 in revenue from sales of these products and services. Our failure to generate revenues from sales of these and other commercially viable pressure cycling technology products and services or otherwise reduce our losses relating to this business unit will adversely affect our business.

If we purchase all 5,500,000 shares (assuming none of the shares purchased are shares resulting from the exercise of outstanding stock options), we will have approximately $2.35 million in cash remaining. We believe that this amount will be sufficient to fund our pressure cycling technology operations through March 2006, at which time we may need to raise additional funds through equity or debt financings if we are unable to generate revenue or cash from other sources, such as grants, licenses or sales of our products.

Some of these additional funds may come from any portion of the funds held in escrow to secure our indemnification obligations to SeraCare that may be released to us in March 2006 (eighteen months after the closing of the sale to SeraCare) if there have been no claims by SeraCare for indemnification claims. As of the date of this Offer to Purchase, we have received notices that could result in claims that reduce the amount of the escrow that may be released to us. On November 14, 2004, in accordance with the terms of the asset purchase agreement between us, BBI Biotech Research Laboratories, Inc. and SeraCare, SeraCare delivered the closing balance sheet, which reflected a deficiency of approximately $3.1 million when compared to the target net asset value of $8.5 million. This deficiency would eliminate any amounts we receive from the $2.5 million being held in escrow and require us to pay SeraCare an additional $600,000. Based on our calculation, however, the closing net asset value was estimated to be approximately $8.6 million. Accordingly, we objected to certain calculations contained in the closing balance sheet, including, without limitation, SeraCare's calculation of accounts receivable and inventory. We do not believe that the closing balance sheet prepared by SeraCare is in accordance with the terms of the asset purchase agreement and we are in the process of re-asserting and supporting our position as to the value and quality of the assets transferred.

On November 22, 2004, we agreed with SeraCare that all disputes other than disputes relating to accounts receivable will be determined in accordance with the dispute resolution provisions contained in the asset purchase agreement. Disputes regarding accounts receivable will be resolved by permitting SeraCare to recover the amount of the receivable for identified accounts receivable that have not been collected within 90 days of the invoice date for domestic receivables and within 180 days of the invoice date for international receivables, such amounts to be recovered first out of the $2.5 million being held in escrow and then any amounts in excess of the escrowed amount shall be paid by us directly. We will be entitled to attempt to collect any receivables directly from account debtors for which SeraCare receives credit under the escrow or from the account debtor.

On December 17, 2004, we agreed to settle our dispute with SeraCare concerning the collectibility of accounts receivable sold to SeraCare in connection with the asset purchase agreement. We agreed that, solely for purposes of settling our dispute with SeraCare, approximately $412,000 of accounts receivable would be deemed past due, therefore resulting in an adjustment to the purchase price requiring us to pay SeraCare that amount. We also agreed that the $412,000 deficiency will be released from the $2.5 million held in escrow; thereby leaving approximately $2.1 million remaining in escrow. The release of these funds from escrow settles all disputes regarding the accounts receivable deficiency shown by SeraCare in the closing balance sheet. We agreed to this settlement because we continue to believe, based on our past experience with the account debtors, that a substantial portion of these receivables are collectible. SeraCare will continue to use their normal collection efforts to attempt to collect these receivables. Any receivables they collect will be for our benefit and will be paid directly to us within five business days of receipt. We also maintain the right to attempt to collect any of these receivables directly from the account debtor. We believe that settling this dispute is in our best interests because we can avoid incurring additional costs and expenses disputing SeraCare's calculation of the accounts receivable.

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As a result of our settlement of the dispute over accounts receivable, we believe the deficiency in the closing balance sheet has been reduced to $2.5 million (consisting primarily of our dispute relating to the inventory valuation used by SeraCare). We have until January 15, 2005 to resolve our remaining differences over the closing balance sheet. If we are unable to resolve our differences, the closing balance sheet and purchase price adjustment dispute will be submitted to Ernst & Young LLP for resolution in accordance with the terms of the asset purchase agreement.

If we complete the Offer (assuming we purchase 5,500,000 shares at $3.50 per share) and we fail to prevail in our dispute on the closing balance sheet and purchase price adjustment, we could lose the remaining $2.1 million held in escrow and we could be required to pay an additional amount of cash to cover the balance of any claim in excess of the escrow amount. If we are required to pay an additional amount in excess of the escrow amount, we will have less cash available to fund our operations, our business may be harmed and, if we are subject to additional indemnification claims or unanticipated expenses or liabilities, it may be difficult to continue our business as planned unless we are able to obtain equity or debt financing. Even if we are successful in our dispute on the closing balance sheet and purchase price adjustment, it is possible that we will receive additional notices or claims for indemnification in the future, which could reduce or eliminate altogether the amount we ultimately receive from the escrow.

Additional financing may not be available to us on a timely basis if at all, or on terms acceptable to us. If we fail to obtain acceptable additional financing when needed, we may be required to reduce planned expenditures and forego business opportunities, which could harm our business.

We may have additional cash remaining if some of the shares purchased in the Offer are shares issued upon exercise of stock options, because the amount of cash necessary to purchase such shares will be partially offset by the exercise price paid for such shares. For example, in the event options to purchase 737,942 shares with an average exercise price of $2.85 per share are exercised and the shares issued upon such exercise are tendered and purchased in the Offer, assuming no proration, we would need approximately $17.1 million to purchase 5,500,000 shares, which, based on our available cash as of December 15, 2004, would leave us with approximately $4.5 million in cash remaining after the Offer. In addition, we will have additional cash available to us if less than 5,500,000 shares are tendered in the Offer because the cash allocated for the purchase of those shares is expected to be used to provide additional working capital for our pressure cycling technology operations. If we have additional cash available to us, we plan to more aggressively pursue our growth plan and development of our pressure cycling technology business. For example, if we have access to more cash, we believe our development and potential growth would be accelerated because we would be able to hire additional sales, engineering and executive personnel to assist in the development, sales and marketing of our products.

Tendering all of your shares in the Offer would end your ownership interest in us, including any possible benefit from increases in the value of the shares or the risk that the value will decrease. If you decide not to tender your shares in the Offer, you will continue to be a stockholder in Pressure BioSciences; however, trading in our common stock will likely be more difficult due to, among other things, limited trading volume of our stock, and it is possible that you may lose your investment if our business does not succeed. Please refer to "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Plans After the Offer," "—Risk Factors," and "Section 4. Position of the Special Committee, Board of Directors and Filing Persons; Fairness of the Offer."
How long do I have to tender my shares to Pressure BioSciences?
You may tender your shares until the Offer expires. The Offer is scheduled to expire at 10:00 a.m., Eastern Standard Time, on January 26, 2005 (the "Expiration Date"). We will purchase all properly tendered and not properly withdrawn shares (subject to possible proration) promptly following the Expiration Date if the conditions to the Offer are then met. We may extend the Offer or waive unfulfilled conditions in our sole discretion. We cannot assure you that we will extend this Offer or, if we extend it, for how long it will be extended. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 6. Procedures for Tendering Shares—Proper Tender of Shares," "Section 8. Purchase of Shares and Payment of Purchase Price," and "Section 11. Extension of the Offer; Termination; Amendment."
How will I be notified if this Offer is extended?
If this Offer is extended, we will make a public announcement before 9:00 a.m., Eastern Standard Time, on the first business day after the Offer was scheduled to expire. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 6. Procedures for Tendering Shares," and "Section 11. Extension of the Offer; Termination; Amendment."
What are the most significant conditions to the Offer?
We are not obligated to purchase any shares that are validly and properly tendered unless certain conditions are met. Most significantly, we will not be required to accept for payment, purchase, or pay for any shares tendered, and may amend, postpone, or terminate the Offer, in our sole discretion, if any of the following events shall have occurred that, in our judgment in any such case, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment of the purchase price:

	•	the members of our board of directors conclude that the exercise of their fiduciary duties requires us to terminate the Offer;
	•	we believe there are events that, in the reasonable judgment of our board of directors after a good faith inquiry, may have a material adverse effect on us;
	•	a tender or exchange offer for any or all of our shares or a merger, business combination, or other similar transaction with or involving us has been proposed or announced;
	•	there is any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market;
•
there is any significant decrease in the market price of our shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, operations, or prospects or the trading in the shares;
•
a lawsuit or similar action is threatened or instituted against us challenging the Offer or, in our sole judgment, resulting or having the potential to result in a material adverse effect on us or the Offer;
	•	we believe that acceptance for payment of the tendered shares would be illegal;
	•	we no longer have sufficient funding for the Offer; or
•
more than 5,500,000 shares are properly tendered and not properly withdrawn, and Mr. Schumacher and Mr. Quinlan do not withdraw either (i) all shares tendered by them or (ii) such lesser number of their shares as may be necessary to reduce the total number of shares tendered to 5,500,000.
We reserve the right to waive any of the above conditions. See "Section 10. Conditions of the Offer."
Can the terms of the Offer be amended?
Yes. We reserve the right, in our sole discretion, to amend the Offer in any respect. However, in the event there is a material change as a result of such amendment, we will comply with any applicable SEC rules and regulations, including Rule 13e-4, as discussed in more detail in Section 11 hereof. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 6. Procedures for Tendering Shares," "Section 8. Purchase of Shares and Payment of the Purchase Price" and "Section 11. Extension of the Offer; Termination; Amendment."

How will I find out if any of the terms of the Offer have been amended?
We will announce any amendment to the Offer by making a public announcement of the amendment. In addition, in the event there is a material change as a result of such amendment, we will comply with any applicable SEC rules and regulations, including Rule 13e-4, as discussed in more detail in Section 11 hereof. In the event of a termination or postponement of the Offer, we will also give written or oral notice to Computershare Trust Company, the Depositary, in connection with the Offer. See "Section 1. General Information about the Company, the Shares, and the Tender Offer" and "Section 11. Extension of the Offer; Termination; Amendment."
How do I tender my shares?
If you hold your shares "of record," you can tender your shares by completing and sending the enclosed Letter of Transmittal along with any other documents required by the Letter of Transmittal and your stock certificates to Computershare Trust Company, at the address listed on the enclosed Letter of Transmittal. If your broker holds your shares in "street name" for you, you must contact your broker and direct your broker to tender your shares. See "Section 6. Procedures for Tendering Shares."
To properly tender shares, stockholders must validly complete the Letter of Transmittal.
How and when will I be paid?
If your shares are purchased in the Offer, you will be paid an amount equal to $3.50 per share times the number of your shares we are purchasing, in cash, without interest, promptly following the Offer and the acceptance of the shares for payment. If you exercise stock options and tender the shares issued upon exercise of such options, you will be paid an amount equal to $3.50 per share less the per share exercise price of your stock options, times the number of shares we are purchasing in the Offer. For a more detailed discussion of the treatment of stock options, see "What is happening to stock options for shares of Pressure BioSciences" below. There may be tax consequences to you as a result of receiving payment for your shares. See "Section 1. General Information about the Company, the Shares, and the Tender Offer," "Section 3. United States Federal Inc.me Tax Consequences," and "Section 8. Purchase of Shares and Payment of the Purchase Price."
May I withdraw previously tendered shares?
You can withdraw tendered shares at any time prior to the Expiration Date of January 26, 2005. If the Expiration Date is extended, you can withdraw tendered shares at any time prior to the new Expiration Date.

Each of Mr. Schumacher and Mr. Quinlan has advised us that, in the event that the Depositary informs us immediately prior to the Expiration Date of the Offer, more than 5,500,000 shares have been properly tendered and not properly withdrawn, each will withdraw all or a pro rata number of the shares they tendered to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000 shares. As advised by Mr. Schumacher and Mr. Quinlan, their pro rata portion will be based upon the ratio of the number of shares tendered by each of them individually to the number of shares tendered by both of them in the aggregate. The pro rata portion for Mr. Schumacher and Mr. Quinlan is 44.3% and 55.7%, respectively. See "Section 7. Withdrawal Rights."

How do I withdraw my tendered shares?
To properly withdraw your shares, prior to the Expiration Date you must deliver a written notice of your withdrawal to Computershare Trust Company, the Depositary, at the address or facsimile number appearing on the last page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, and, if the certificates have been delivered or otherwise identified, the certificate number(s) for the shares and the name of the registered holder(s) of the shares. All signatures on the notice of withdrawal must be guaranteed by an eligible guarantor institution if certificates have already been delivered. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 6. See "Section 6. Procedures for Tendering Shares," and "Section 7. Withdrawal Rights."
What do our board of directors and the other filing persons think of the Offer?
Our board of directors has approved the Offer and believes that the Offer is fair to our unaffiliated stockholders. This determination was based on the conclusion of the special committee of independent directors formed to evaluate the Offer that the terms and conditions of the Offer as set forth herein are fair to the unaffiliated stockholders of Pressure BioSciences and the other factors described in this Offer to Purchase. In approving the Offer, we intend to afford you with the opportunity to decide whether to sell all or a portion of your stock in our company and obtain liquidity for your shares at a fair price or remain a stockholder of our company which is now focused primarily on our pressure cycling technology operations. At the same time, we have retained the minimum amount of cash we believe is necessary to fund our pressure cycling technology operations through March 2006, at which time we may need to raise additional funds through equity or debt financings if we are unable to generate revenue or cash from other sources, such as grants, licenses or sales of our products. Additional financing may not be available to us on a timely basis, if at all, or on terms acceptable to us. If we fail to obtain acceptable additional financing when needed, we may be required to reduce planned expenditures and forego business opportunities, which could harm our business. Some of these additional funds may come from any remaining portion of the $2.1 million held in escrow to secure our indemnification obligations to SeraCare that may be released to us in March 2006 (eighteen months after the closing of the sale to SeraCare); though, as described above, it is possible that the escrow amount may be reduced or eliminated altogether to cover the closing balance sheet and purchase price adjustment dispute with SeraCare or other indemnification claims made by SeraCare. Our board of directors also acknowledged that we will likely have additional cash remaining in the event that some of the shares tendered and purchased in the Offer are shares issued upon exercise of stock options which expire upon completion of the Offer because, as described above, the amount of cash necessary to purchase such shares will be partially offset by the exercise price paid for such shares. See "Section 4. Position of the Special Committee, Board of Directors and Filing Persons; Fairness of the Offer."

x

Despite such approval of the Offer, none of Pressure BioSciences, our board of directors or the special committee of our board of directors makes any recommendation as to whether or not you should tender your shares, or authorizes any other person to make any recommendation regarding whether or not you should tender your shares.

Mr. Schumacher also supports the tender offer and believes the purchase price for the shares is fair to our unaffiliated stockholders. However, Mr. Schumacher recommends, in his capacity as a stockholder and not as a director, officer or otherwise on our behalf, that you do not tender your shares in the Offer and instead recommends that you continue to remain a stockholder in Pressure BioSciences. Mr. Schumacher believes that there are a number of reasons to remain a stockholder in Pressure BioSciences, including, but not limited to, the following:
•
With additional development and resources and by focusing primarily on our pressure cycling technology activities, Mr. Schumacher believes that our pressure cycling technology products and services can become commercially successful. This is based in part on the positive feedback Mr. Schumacher has received from potential customers and the additional research data we have generated with respect to our pressure cycling technology products. He also believes that prior to the sale of our BBI Core Businesses to SeraCare, we had difficulty contributing sufficient resources to further develop and commercialize our pressure cycling technology products and services while at the same time continuing to grow the BBI Core Businesses. As a result of the sale of our BBI Core Businesses, we are now in a position to focus our efforts and resources primarily on developing our pressure cycling technology business.

•
Our ability to successfully grow, develop, commercialize, market and sell our pressure cycling technology products and services will be enhanced if we have additional capital. We currently expect the amount of cash allocated for each share that is not tendered will be used for working capital for our pressure cycling technology operations, which will benefit those persons who remain associated as employees or stockholders of our company.
•	A number of the contacts we developed through our historical operations have expressed interest in our pressure cycling technology products and services.
•
We continue to hold other valuable assets, including primarily our extensive portfolio of patents relating to our pressure cycling technology, our 4.45% ownership interest in Panacos Pharmaceuticals ("Panacos") and our 30% ownership interest in Source Scientific, LLC. On November 29, 2004, V.I. Technologies ("Vitex"), a Nasdaq publicly traded biotechnology company dedicated to developing novel anti-infective technologies, and Panacos announced that they entered into an amended merger agreement pursuant to which Panacos stockholders will receive approximately 227 million shares of the surviving company. Based on our ownership percentage, we expect to receive approximately 10,100,000 shares of the surviving company. As of the last trading day prior to the printing of this Offer to Purchase, the closing price of Vitex shares on the Nasdaq National Market was $0.54 per share. It is expected that any liquidity we receive in connection with the sale of Panacos would be used to further fund our operations. The transaction is subject to closing conditions, including the receipt by Vitex of a financing commitment of $20 million. Based on press releases issued by Vitex and Panacos, the parties expect the merger to be completed in the first quarter of 2005.
•
Mr. Schumacher has a track record of building and growing early stage development companies, as evidenced most recently by his ability to develop Boston Biomedica from a start-up company to a public company that became a worldwide leader in its field of infectious disease and quality control products and services.

Mr. Schumacher is our current President and Chief Executive Officer and will continue in that capacity following the completion of the Offer. He will also be a significant stockholder in our remaining company assuming all 5,500,000 shares are tendered in the Offer. As such, following completion of the Offer, he may be in a position to exercise a significant degree of control and to significantly influence or control stockholder votes on the election of directors and the approval of significant transactions, such as mergers and acquisitions. Accordingly, he may have differing interests than you.

Notwithstanding Mr. Schumacher's recommendation not to tender your shares, Mr. Schumacher advises you to make your own decision as to whether to tender your shares and, if so, how many shares to tender. Your decision whether or not to tender should be based on your personal financial situation and on your own assessment and analysis of the company. You are urged to discuss whether or not to tender your shares with your broker or other financial or tax advisor. In no way should Mr. Schumacher's recommendation be deemed to be offering you investment advice or strategy. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Background and Purposes of the Offer," "Section 4. Position of the Special Committee, Board of Directors and Filing Persons; Fairness of the Offer," "—Interests of Certain Persons in the Offer" and "—Transactions, Negotiations and Agreements with Directors and Executive Officers."

No person, including Mr. Schumacher, has been authorized to make any recommendation on our behalf as to whether or not stockholders should tender their shares pursuant to the Offer. Furthermore, no person has been authorized by us to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If made or given, such recommendation and such information and representations must not be relied upon as having been authorized by us.

Did our board of directors or special committee of the board of directors or any affiliate of Pressure BioSciences receive any written opinions or reports from independent financial advisors regarding the fairness of the Offer?
No. None of the board of directors, the special committee of the board of directors, or, to our knowledge, any affiliate of Pressure BioSciences received any written opinions, reports or appraisals from outside financial advisors regarding the fairness of the Offer. See "Section 5. Reports, Opinions, and Appraisals."
Do any directors, executive officers or affiliates of Pressure BioSciences intend to participate in the Offer?
Yes. Mr. Schumacher, our sole executive officer, has advised us that he will tender up to 130,000 of his shares in the Offer. Mr. Schumacher plans to use the net after-tax proceeds from the sale of such shares to repay a substantial portion of his indebtedness to a financial institution, which indebtedness was approximately $484,000 as of September 30, 2004). He will retain and not tender the remaining 637,907 shares he beneficially owns (which include 130,000 shares subject to currently exercisable stock options). Mr. Schumacher believes that by selling this amount of shares, he will be able to use the net after-tax proceeds to pay approximately half of his remaining indebtedness to the financial institution, which will significantly reduce the risk of an event of default under this loan which, if such an event were to occur, could result in the sale of his shares of our common stock by the financial institution upon foreclosure of the financial institution's collateral for the loan. Pressure Biosciences continues to have a junior security interest in Mr. Schumacher's remaining shares of our common stock to secure repayment of its $1.0 million loan receivable from Mr. Schumacher. Mr. Schumacher also believes that by selling a minimum number of shares, it is less likely that more than 5,500,000 shares will be tendered so that other stockholders who decide to tender their shares will be less likely to be prorated.

We have also been advised by Kevin W. Quinlan, our former President and Chief Operating Officer, who continues to be a director, that he will tender a total of 165,244 shares, consisting of 29,244 shares he currently owns and 136,000 shares to be issued upon exercise of stock options. He will retain and not tender 2,500 shares and options to purchase 27,500 shares. Because Mr. Quinlan is still a director of Pressure BioSciences, his remaining options to purchase 27,500 shares will not expire upon completion of the Offer. Mr. Quinlan is currently President of BBI Diagnostics, a division of SeraCare Life Sciences, Inc. Mr. Quinlan has notified us that he is considering the possibility of not standing for reelection when his term expires at our 2005 Annual Meeting of Stockholders and that he is considering resigning from the board of directors following completion of transition related matters in connection with the sale of our BBI Core Businesses to SeraCare.

Each of Mr. Schumacher and Mr. Quinlan has also advised us that, in the event that the Depositary informs us immediately prior to the Expiration Date of the Offer, more than 5,500,000 shares have been properly tendered and not properly withdrawn, each will withdraw all or a pro rata number of the shares they tendered to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000 shares. As advised by Mr. Schumacher and Mr. Quinlan, their pro rata portion will be based upon the ratio of the number of shares tendered by each of them individually to the number of shares tendered by both of them in the aggregate. The pro rata portion for Mr. Schumacher and Mr. Quinlan is 44.3% and 55.7%, respectively. If immediately prior to the Expiration Date, more than 5,500,000 shares but less than 5,793,500 shares have been properly tendered and not properly withdrawn, including the 293,500 shares tendered in the aggregate by Mr. Schumacher and Mr. Quinlan, Mr. Schumacher will withdraw a number of his tendered shares equal to 44.3% of the number of shares tendered in excess of 5,500,000 shares and Mr. Quinlan will withdraw a number of his tendered shares equal to 55.7% of the number of shares in excess of 5,500,000. On the other hand, if immediately prior to the Expiration Date, more than 5,793,500 shares are properly tendered and not withdrawn, including the aggregate of 293,500 shares tendered by Mr. Schumacher and Mr. Quinlan, Mr. Schumacher and Mr. Quinlan will withdraw all of the shares they tendered. In the event that more than 5,500,000 shares are tendered after the withdrawal of all shares tendered by Mr. Schumacher and Mr. Quinlan, the remaining shares will be subject to proration as described in the Offer. Mr. Schumacher and Mr. Quinlan intend to withdraw their shares in this manner so as not to detract from all other stockholders' opportunity to tender their shares in the Offer without proration.

Based upon our reasonable inquiry, we believe that Mr. Richard P. Kiphart (together with Mr. Kiphart's daughter and a fund in which he serves as the general partner), an investor that currently beneficially owns 1,542,989 shares or approximately 22.3% of our outstanding common stock, intends to tender 1,507,433 shares he beneficially owns in the Offer. We expect that Mr. Kiphart and his affiliates will retain and not exercise and tender the underlying shares from warrants to purchase 35,556 shares because such warrants have a purchase price of $3.60 per share.

Our directors, other than Mr. Quinlan and Mr. Schumacher, have advised us that they do not presently intend to tender their shares in response to the Offer. They have decided to remain stockholders or option holders in our company and participate in our future business activities, including both the potential benefits and risks.

Assuming that we purchase all 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 737,942 shares represent shares issued upon exercise of stock options with an exercise price of less than $3.50 per share (which includes 136,000 shares issued upon exercise of Mr. Quinlan's stock options), (ii) 130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan and (iv) 1,507,433 shares are tendered by Mr. Kiphart and his affiliates), Mr. Richard T. Schumacher, our President and Chief Executive Officer and a director, would beneficially own 28.5% of our outstanding shares, which percentage includes 130,000 shares issuable upon exercise of his outstanding stock options. As such, all of our directors, together with Mr. Schumacher, our sole executive officer, as a group, would beneficially own 34.0% of our outstanding shares, which percentage includes 260,500 shares issuable upon exercise of outstanding stock options. Assuming that we purchase all 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 136,000 shares represent shares issued upon exercise of Mr. Quinlan's stock options (and no other shares issuable upon exercise of outstanding stock options are tendered), (ii) 130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan and (iv) 1,507,433 shares are tendered by Mr. Kiphart and his affiliates), Mr. Schumacher would beneficially own 38.9% of our outstanding shares, which percentage includes 130,000 shares issuable upon exercise of his outstanding stock options. Further, assuming the same facts, all of our directors, together with Mr. Schumacher, as a group, would beneficially own 45.6% of our outstanding shares, which percentage includes 260,500 shares issuable upon exercise of outstanding stock options. Since Mr. Schumacher and Mr. Quinlan intend to withdraw all or a pro rata number of shares tendered by them if necessary to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000, in such event the percentage beneficial ownership of our outstanding shares of common stock after the Offer of Mr. Schumacher individually and together with our directors as a group, will increase. See "Section 4. Position of the Special Committee, Board of Directors and Filing Persons; Fairness of the Offer—Interests of Certain Persons in the Offer."

What is happening to stock options for shares of Pressure BioSciences?
All of our outstanding stock options are 100% vested due to the completion of the sale of substantially all of our assets to SeraCare. As of December 15, 2004, options to purchase an aggregate of 1,054,842 shares were outstanding. There are currently 975,942 shares issuable upon exercise of stock options with an exercise price below the price being offered in this Offer, or in-the-money options. "In-the-money" stock options to purchase an aggregate of 374,000 shares are held by our directors. Of these "in-the-money" stock options held by directors, options to purchase 136,000 shares held by Mr. Kevin W. Quinlan, our former President and Chief Operating Officer, are expected to be exercised and tendered in the Offer (although Mr. Quinlan has indicated his intention to withdraw such tender under certain circumstances), and the remaining "in-the-money" options to purchase 238,000 shares are not expected to be exercised and tendered in the Offer. Of the remaining 601,942 "in-the-money" stock options, (i) options to purchase 550,442 shares are held by former employees who were hired by SeraCare in September 2004 and expire upon completion of the Offer and (ii) options to purchase 51,500 shares are held by advisory board members and other consultants which do not expire upon completion of the Offer. Our board of directors extended the expiration date of these stock options held by these former employees to provide these former employees with the opportunity to participate in the Offer in recognition of their service to our company prior to the sale of our BBI Core Businesses to SeraCare in September 2004. Because Mr. Quinlan is still a director of Pressure BioSciences, his remaining options to purchase 27,500 shares will not expire upon completion of the Offer.

As a convenience to us and our stock option holders, we are permitting the cashless exercise by our former employees of their currently exercisable stock options. Such option holders may tender the shares issuable upon exercise of such options in the Offer at a price equal to the difference between $3.50 per share and the per share exercise price of each stock option, thereby avoiding the administrative burden and expense to us and such option holders of exercising such stock options and paying us the exercise price, our issuing shares upon such exercise and the option holder tendering the shares received upon such exercise. If the option holder fails to exercise the stock option in the manner described above, the option holder will not be entitled to participate in the Offer with respect to the unexercised portion of the stock option and the stock option will expire on the Expiration Date.

Other than Mr. Quinlan, who intends to exercise options to purchase 136,000 shares of common stock and tender the shares issued upon exercise of such options (although Mr. Quinlan has indicated his intention to withdraw such tender under certain circumstances), our directors, including Mr. Schumacher, our sole executive officer, who collectively hold options to purchase 260,500 shares of common stock (which includes stock options to purchase 27,500 shares being retained by Mr. Quinlan) have advised us that they do not presently intend to exercise their stock options and tender the shares issued upon exercise of the stock options.

If the tendered shares are subject to proration because more than 5,500,000 shares are tendered, then the number of shares subject to stock options that we purchase from option holders will also be subject to equivalent proration because those shares are considered tendered for purposes of the Offer.

See "Section 1. General Information about the Company, the Shares, and the Tender Offer—Proration" and "Section 4. Position of the Special Committee, Board of Directors and Filing Persons; Fairness of the Offer—Interests of Certain Persons in the Offer."
Will Pressure BioSciences continue as a publicly traded company?
Following completion of the Offer, we have no intention to delist our shares from The Nasdaq Stock Market, which consists of both the Nasdaq National Market and the Nasdaq SmallCap Market (collectively referred to herein as "Nasdaq"), or to terminate the registration of the shares under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or to cause Pressure BioSciences to become a private company. However, depending on factors which we cannot predict, such as the number of shares that will be tendered in the Offer which will affect our stockholders equity, it is likely that we may be required to move to the Nasdaq SmallCap Market from the Nasdaq National Market after the completion of the Offer. We also cannot assure that we will have sufficient "public float" after the Offer or that the price per share of our common stock will continue to meet the requisite minimum bid price per share to remain listed on either the Nasdaq National Market or the Nasdaq Small Cap, in which case, the shares might be traded on the OTC Bulletin Board or the "pink sheets". Currently, we have no plans or intention to be delisted from Nasdaq, to be traded on the OTC Bulletin Board or in the pink sheets or to deregister the shares. Although we do not intend the Offer to cause our common stock to cease to be quoted on the Nasdaq, it is difficult to predict at this time whether this Offer will have that effect. Therefore, for purposes of disclosure, we must consider this Offer to be a "Going Private" transaction under SEC rules and regulations because there is a reasonable likelihood that we may be delisted from Nasdaq if we do not continue to meet the continued listing requirements of the Nasdaq National Market or the Nasdaq SmallCap Market as a result of the completion of the Offer. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Going Private."

If I decide not to tender, how will the Offer affect my shares?
Our purchase of shares in the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. There is a strong probability that our outstanding shares following the completion of the Offer will have less liquidity than our shares currently have because of the reduced number of shares outstanding and the likelihood of our common stock listing being moved to the Nasdaq SmallCap Market from the Nasdaq National Market. Although we cannot be certain, we anticipate that there will be a sufficient number of shares outstanding following completion of the Offer to ensure a continued, but reduced, trading market for the shares. Based upon Nasdaq's published guidelines, we do not believe that our purchase of shares in the Offer will cause the remaining outstanding shares to be completely delisted from Nasdaq. If, however, after the Offer, our stockholders' equity or bid price fall below the minimums required for continued listing on either the Nasdaq National Market or the Nasdaq SmallCap Market, then Nasdaq could begin the process of delisting the shares from Nasdaq. If we are forced to delist from Nasdaq and we do not qualify for listing on another exchange or inter-dealer quotation system, we will attempt to be traded on the OTC Bulletin Board or in the pink sheets. The OTC Bulletin Board and the pink sheets are generally considered less efficient markets than the Nasdaq National Market and the Nasdaq SmallCap Market. It is likely that there will only be limited trading volume in our common stock following completion of the Offer. You may find it difficult to dispose of your shares of common stock and you may not be able to sell some or all of your shares of common stock when and at such times as you desire.

In August 2004, prior to the completion of the sale of assets to SeraCare, we received notification from the Listing Qualifications Department of Nasdaq indicating that, based on our Quarterly Report on Form 10-Q for the period ended June 30, 2004, the Nasdaq listing qualifications staff (the "Staff") determined that our stockholders' equity at $9,974,731 did not comply with the minimum $10,000,000 stockholders' equity requirement for continued listing on The Nasdaq National Market set forth in Marketplace Rule 4450(a)(3). Given our failure to satisfy the minimum stockholders' equity standard, the Staff is reviewing our eligibility for continued listing on The Nasdaq National Market. Since the completion of the sale to SeraCare, we have regained compliance with the minimum stockholders' equity standard of the Nasdaq National Market. On October 28, 2004, we received notice from the Staff informing us that we are in compliance with the minimum stockholders' equity standard.
See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Going Private."
What are Pressure BioSciences' plans after the Offer?
We intend to utilize our remaining cash following completion of the Offer to focus on further developing our pressure cycling technology products and services. Our initial strategy is to concentrate our resources on further developing and commercializing our benchtop Barocycler™ NEP 3229 instrument. We expect this instrument to be available for commercial sale during the first quarter of 2005. Depending upon the availability of adequate working capital, we plan to aggressively market our products to laboratories involved in genomics and proteomics in an effort to generate more interest in our products. Based on our current estimates, we anticipate our sales and marketing efforts will lead to the sale of approximately 12 benchtop Barocycler NEP 3229 units and 3 floor model Barocycler NEP 2017 units, together with related disposable PULSE™ Tubes, by the end of March 2006. Depending upon the availability of adequate working capital, we also plan to expand our workforce by hiring a Chief Financial Officer, a director of sales by early 2005 and an additional finance employee during 2005. Our plans and expectations are subject to the numerous risks and uncertainties, which are described in this Offer to Purchase. In addition, in the event that more currently outstanding shares tender and fewer shares issued upon exercise of stock options tender than we currently anticipate, we will have less working capital and our plans and expectations may need to be altered. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Plans After the Offer" and "—Risk Factors."

What is a recent market price of Pressure BioSciences' common stock?
On December 20, 2004, the last day the shares traded on the Nasdaq National Market before the printing of this Offer to Purchase, the closing price of the shares as quoted on the Nasdaq National Market was $3.07 per share. On April 15, 2004, the last trading day before we announced our intention to engage in a tender offer if the sale of our BBI Core Businesses to SeraCare was completed, the closing price of the shares as quoted on the Nasdaq National Market was $2.65 per share. We urge you to obtain more current market quotations for your shares. See "Section 13. Price Range of Shares; Dividends."
If I object to the purchase price being offered, will I have dissenters' rights?
Dissenters' rights are not available in connection with the Offer. See "Section 4. Position of the Special Committee, Board of Directors and Filing Persons; Fairness of the Offer—No Appraisal or Dissenters' Rights."
Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares?
If you are a registered stockholder and tender your shares directly to Computershare Trust Company, the Depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank whether you will be charged a fee to tender your shares. See "Section 6. Procedures for Tendering Shares—Brokerage Commissions."

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See "Section 8. Purchase of Shares and Payment of Purchase Price—Stock Transfer Taxes."
What are the United States federal income tax consequences if I tender my shares?	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as:
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a distribution of property in redemption of your tendered shares, which would be taxable as payment in exchange for your tendered shares, resulting in gain or loss; the gain or loss might be eligible for capital treatment; or
•
a distribution of property with respect to your shares, potentially resulting in one or more of the following tax consequences: a dividend, a tax-free return of capital, or taxable gain from the sale of property.

We encourage you to consult with your individual tax advisor regarding the United States federal income tax consequences of the Offer to you. See "Section 3. United States Federal Income Tax Consequences."

What are the associated preferred share purchase rights?
The associated preferred share purchase rights were issued to all stockholders of record on March 21, 2003, but are not represented by a separate instrument or certificate. Instead, they are represented by the certificates for your shares and trade automatically with your shares. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of Pressure BioSciences, at a price of $45.00 per one one-thousandth of a Preferred Share, subject to adjustment. The rights were issued pursuant to a Rights Agreement dated February 27, 2003, as amended, between us and Computershare Trust Company, Inc., as rights agent. The rights do not become exercisable until the occurrence of certain events, which are described in the Rights Agreement. For a more complete description of the preferred share purchase rights, see "Section 16. Information About Pressure BioSciences' Shares; Transactions and Arrangements Concerning Shares—Preferred Share Purchase Rights Agreement."

Unless the context otherwise requires, all references to shares include the associated preferred share purchase rights, and, unless these rights are redeemed prior to the expiration of this Offer, a tender of shares will include a tender of the associated rights.
What are the expected benefits and potential disadvantages of this Offer for stockholders?
The Offer provides participating stockholders with the benefit of being able to obtain liquidity for their shares on potentially more favorable terms than would otherwise be available due to the relatively illiquid trading market for our shares. The amount per share each tendering stockholder may receive exceeds the current and recent historical market prices of the shares. The Offer provides certainty of a premium price determined to be a fair price by our board of directors and a special committee thereof without the risk of not being able to sell in the open market. Stockholders who tender all their shares, however, will not participate in any future value or profits generated by our company.

Stockholders who tender all or a portion of their shares may recognize a taxable gain as a result of the Offer. Please refer to Section 3 of the Offer to Purchase for a detailed description of the United States federal income tax effects of this Offer on you and Pressure BioSciences as a result of the Offer.

Any stockholders who do not tender all of their shares will continue to participate in the risks and benefits of owning an equity interest in us. We believe these benefits will include an improved organizational focus on our pressure cycling technology operations and the potential for increases in the value of our shares if our pressure cycling technology products and services are successful. However, continuing stockholders will bear a higher proportionate risk of any decrease in our value if our business is not successful. Given that it is likely that Mr. Schumacher will hold a significant number of our outstanding shares following completion of the Offer, Mr. Schumacher may be in a position to exercise a significant degree of control and may be able to significantly influence or control stockholder votes for the election of directors and the approval of significant transactions, such as mergers and acquisitions. In addition, due to our purchase of shares in the Offer and the fact that Mr. Schumacher will be subject to the volume and other trading restrictions on sales by affiliates under Rule 144 promulgated under the Securities Act, the "public float" in our common stock (that is, the number of shares owned by outside stockholders and available for trading in the securities markets) will be reduced. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. Continuing stockholders also face a number of risks associated with being a stockholder in an early stage development company, including the risk that if our company is not successful in commercializing our benchtop model of our Barocycler PCT instrument our stockholders could lose their investment. These risks are described under the heading "—Risk Factors" in Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Risk Factors" and "—Certain Effects of the Offer."

Who can I contact if I have questions about the tender Offer?
If you have questions about the terms of the Offer, you should contact Richard T. Schumacher, President and Chief Executive Officer, by mail at Pressure BioSciences, Inc., 217 Perry Parkway, Gaithersburg, MD 20877, or by telephone at (301) 208-8100. If you have questions about the Letter of Transmittal or the procedures for tendering shares, contact Computershare Trust Company, the Depositary, by mail at Computershare Trust Company, Inc., P.O. Box 1596, Denver, CO 80201-1596, or by telephone at (800) 962-4284, ext. 4732. See "Additional Information."

IMPORTANT PROCEDURES

        If you want to tender all or any portion of your shares, you must follow one of the following two procedures:

        (1)   The Depositary must receive all of the following on or before the Expiration Date at the Depositary's address on the back page of this Offer to Purchase:

  •
  (a) the certificates for your shares, or (b) a confirmation of receipt of your shares pursuant to the procedure for book-entry transfer described in "Section 6. Procedures for Tendering Shares-Book-Entry Delivery," and

  •
  one of (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (b) an "agent's message" of the type described in "Section 6. Procedures for Tendering Shares—Book-Entry Delivery," in the case of a book-entry transfer, and

  •
  any other documents required by the Letter of Transmittal.

OR

        (2)   You must comply with the procedure for Guaranteed Delivery set forth in "Section 6. Procedures for Tendering Shares—Guaranteed Delivery." Any stockholder who desires to tender shares and whose certificates evidencing such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for Guaranteed Delivery set forth in Section 6 of this Offer to Purchase.

        Odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in "Section 1. General Information about the Company, the Shares, and the Tender Offer—Odd Lots."

  To properly tender shares, stockholders must validly complete the Letter of Transmittal.

        If you have questions about the terms of the Offer, you should contact Richard T. Schumacher, President and Chief Executive Officer, by mail at Pressure BioSciences, Inc., 217 Perry Parkway, Gaithersburg, MD 20877, or by telephone at (301) 208-8100. If you have questions about the Letter of Transmittal or the procedures for tendering shares, contact Computershare Trust Company, Inc., the Depositary, by mail at Computershare Trust Company, Inc., P.O. Box 1596, Denver, CO 80201-1596, or by telephone at (800) 962-4284, ext. 4732.

FORWARD-LOOKING STATEMENTS

        Certain statements made in this Offer are "forward-looking statements" regarding our financial condition, results of operations, business and markets. Forward-looking statements can be identified by terminology such as "may," "will," "should," "expects," "intends," "anticipates," "believes," "estimates," "predicts," or "continue" or the negative of these terms or other comparable terminology and include, without limitation, statements regarding: our plans and expectations with respect to our pressure cycling technology operations and the use of our available cash; the timing of the commercial release of our new bench top Barocycler NEP 3229 instrument; our expected sales of our Barocycler NEP 3229 and our Barocycler NEP 2017 instruments; our ability to successfully operate our remaining business; our ability to remain as a public company or to remain quoted on Nasdaq; the potential for commercial success of our pressure cycling technology business; the amount of cash necessary to operate our business; our ability to raise additional capital when and if needed; and the amount of cash being held in escrow that may be released to us after the escrow period. These statements are based upon our current expectations, forecasts, and assumptions that are subject to known and unknown risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the risk that we will not have sufficient funds to operate our remaining business following the completion of the Offer; the risk that liabilities and expenses may arise that are currently unforeseen; our ability to attract and retain qualified personnel; our financial and operating results may not improve enough for our company to be successful; the market may not accept our products as we anticipate; our ability to obtain customers for our pressure cycling technology products and services; uncertainties inherent in the development of new products, including our new bench top PCT instrument, including technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; changes in our liquidity and capital resources necessitating additional equity or debt capital to run our business; declines in the market price of our common stock; changes in the capital markets; competition; general and industry-specific economic conditions; and the other risks and uncertainties discussed under the heading "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Risk Factors" in this Offer, our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and other reports we file from time to time with the SEC.

        All subsequent written and oral forward-looking statements concerning the Offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as otherwise required by law.

PRESSURE BIOSCIENCES' TENDER OFFER

SECTION 1.    GENERAL INFORMATION ABOUT THE COMPANY, THE SHARES, AND THE TENDER OFFER.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment (and thereby purchase) up to 5,500,000 shares of our common stock (including the associated preferred share purchase rights) or such lesser number of shares as are validly tendered before the Expiration Date, and not properly withdrawn, at a net cash price, without interest, of $3.50 per share.

        The term "Expiration Date" means 10:00 a.m., Eastern Standard Time, on Wednesday, January 26, 2005. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the Offer, as extended by us, will expire. See "Section 11. Extension of the Offer; Termination; Amendment" for a description of our right to extend, delay, terminate or amend the Offer.

        Stockholders desiring to tender shares must specify that they are willing to sell their shares to us at the price determined in the Offer. All shares purchased in the Offer will be purchased at $3.50 per share.

        Only shares properly tendered and not properly withdrawn will be purchased. However, because of the odd lot priority, proration and conditional tender provisions of the Offer, all of the shares tendered will not be purchased if more than the number of shares we seek are properly tendered. All shares tendered and not purchased in the Offer, including shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date and such shares will continue to represent an ownership interest in Pressure BioSciences.

        In the event of an oversubscription of the Offer, shares tendered before the Expiration Date will be subject to proration, except for shares held by odd lot holders (as defined below). The proration period also expires on the Expiration Date.

        If we (1) increase or decrease the price that may be paid for shares above or below $3.50 per share, (2) increase the number of shares being sought in the Offer by more than 2% of our outstanding common stock, or (3) decrease the number of shares that we may purchase in the Offer, then we are required to, and we will, keep the Offer open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in "Section 11. Extension of the Offer; Termination; Amendment."

        The Offer is not conditioned on any minimum number of shares being tendered. This Offer is, however, subject to certain other conditions set forth in Section 10 of this Offer to Purchase.

        Priority of Purchases.    Upon the terms and conditions of the Offer, if 5,500,000 shares or less are properly tendered and not properly withdrawn, then we will purchase all properly tendered shares at $3.50 per share.

        Upon the terms and conditions of the Offer, if more than 5,500,000 shares are properly tendered and not properly withdrawn in accordance with the terms of this Offer, then we will purchase properly tendered shares in the following order:

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  First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

          (i)    tenders all shares owned (beneficially or of record) by the odd lot holder (tenders of less than all the shares owned will not qualify for this preference); and

          (ii)   completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

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  Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in "Section 9. Conditional Tender Procedures," all other shares properly tendered, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

        As a result, all the shares that you tender in this Offer may not be purchased, even if they are properly tendered. This will occur if we receive more than 5,500,000 shares properly tendered.

        Each of Mr. Schumacher and Mr. Quinlan has advised us that, in the event that the Depositary informs us immediately prior to the Expiration Date of the Offer, more than 5,500,000 shares have been properly tendered and not properly withdrawn, each will withdraw all or a pro rata number of the shares they tendered to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000 shares.

        Odd Lots.    For purposes of the Offer, the term "odd lots" means all shares properly tendered before the Expiration Date and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, a total of fewer than 100 shares and certifies to that fact in the "Odd Lots" box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described in "Section 6. Procedure for Tendering Shares—Proper Tender of Shares."

        This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.

        Any odd lot holder wishing to tender all its shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any stockholder who tenders all shares owned beneficially or of record and who, as a result of proration, would then own a total of fewer than 100 shares.

        Proration.    Proration of the number of shares tendered by each tendering stockholder will occur if we receive more than 5,500,000 shares properly tendered and not properly withdrawn.

        If proration of tendered shares is required, we will determine the proration percentage as soon as practicable following the Expiration Date. Subject to the conditional tender procedures described in "Section 9. Conditional Tender Procedures," proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares to be purchased by us to the total number of shares properly tendered and not properly withdrawn by all stockholders other than odd lot holders.

        Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in "Section 6. Procedure for Tendering Shares—Guaranteed Delivery," and because of the odd lot holder procedures described above and the conditional tender procedures described in "Section 9. Conditional Tender Procedures," we do not expect to be able to announce the final proration percentage or commence payment for any shares purchased under the Offer until seven to ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date.

        As described in "Section 3. United States Federal Tax Consequences," the number of shares that we will purchase from a stockholder in the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each stockholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a stockholder decide to do so for federal income tax reasons. In addition, stockholders may choose to submit a "conditional tender" under the procedures discussed in "Section 9. Conditional Tender Procedures" in order to structure their tender for federal income tax reasons.

        Our board of directors has approved the Offer and believes that the Offer is fair to our unaffiliated stockholders. This determination was based on the conclusion of the special committee of independent directors formed to evaluate the Offer that the terms and conditions of the Offer as set forth herein are fair to the unaffiliated stockholders of Pressure BioSciences and the other factors described in this Offer to Purchase. Despite such approval of the Offer, none of Pressure BioSciences, our board of directors or the special committee of our board of directors makes any recommendation as to whether or not you should tender your shares, or authorizes any other person to make any recommendation regarding whether or not you should tender your shares.

        Mr. Schumacher also supports the tender offer and believes the purchase price for the shares is fair to our unaffiliated stockholders. However, Mr. Schumacher recommends, in his capacity as a stockholder and not as a director or officer or otherwise on our behalf, that you do not tender your shares in the Offer and instead recommends that you continue to remain a stockholder in Pressure BioSciences. Mr. Schumacher believes that there are a number of reasons to remain a stockholder in Pressure BioSciences, including, but not limited to, the following:

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  With additional development and resources and by focusing primarily on our pressure cycling technology activities, Mr. Schumacher believes that our pressure cycling technology products and services can become commercially successful. This is based in part on the positive feedback Mr. Schumacher has received from potential customers and the additional research data we have generated with respect to our pressure cycling technology products. He also believes that prior to the sale of our BBI Core Businesses to SeraCare, we had difficulty contributing sufficient resources to further develop and commercialize our pressure cycling technology products and services while at the same time continuing to grow the BBI Core Businesses. As a result of the sale of our BBI Core Businesses, we are now in a position to focus our efforts and resources primarily on developing our pressure cycling technology business.

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  Our ability to successfully grow, develop, commercialize, market and sell our pressure cycling technology products and services will be enhanced if we have additional capital. We currently expect the amount of cash allocated for each share that is not tendered will be used for working capital for our pressure cycling technology operations, which will benefit those persons who remain associated as employees or stockholders of our company.

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  A number of the contacts we developed through our historical operations have expressed interest in our pressure cycling technology products and services.

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  We continue to hold a number of other valuable assets, including primarily our extensive portfolio of patents relating to our pressure cycling technology, our 4.45% ownership interest in Panacos and our 30% ownership interest in Source Scientific, LLC. On November 29, 2004, Vitex, a Nasdaq publicly traded biotechnology company dedicated to developing novel anti-infective technologies, and Panacos entered into an amended merger agreement pursuant to which Panacos stockholders will receive approximately 227 million shares of the surviving company. Based on our ownership percentage, we expect to receive approximately 10,100,000 shares of the surviving company. As of the last trading day prior to the printing of this Offer to Purchase, the closing price of Vitex shares on the Nasdaq National Market was $0.54 per share. It is expected that any liquidity we receive in connection with that acquisition would be used to further fund our operations. The transaction is subject to closing conditions, including the receipt by Vitex of a financing commitment of $20 million. Based on press releases issued by Vitex and Panacos, the parties expect the merger to be completed in the first quarter of 2005.

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  Mr. Schumacher has a track record of building and growing early stage development companies, as evidenced most recently by his ability to develop Boston Biomedica from a start-up company to a public company that became a worldwide leader in its field of infectious disease and quality control products and services.

        Mr. Schumacher is our current President and Chief Executive Officer and will continue in that capacity following the completion of the Offer. He will also be a significant stockholder in our remaining company assuming all 5,500,000 shares tender in the Offer. As such, following completion of the Offer, he may be in a position to exercise a significant degree of control and to significantly influence or control stockholder votes on the election of directors and the approval of significant transactions, such as mergers and acquisitions. Accordingly, he may have differing interests than you. Notwithstanding Mr. Schumacher's recommendation not to tender your shares, Mr. Schumacher advises each stockholder to make its, his, or her own decision regarding whether or not to tender shares, and, if so, how many shares to tender. Your decision whether or not to tender should be based on your personal financial situation and on your own assessment and analysis of the company. You are urged to consult with your own professional advisors in determining whether or not to tender. In no way should Mr. Schumacher's recommendation be deemed to be offering you investment advice or strategy. See "Section 4. Position of the Special Committee, Board of Directors and Filings Persons; Fairness of the Offer."

        The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

        Our principal executive offices are located at 217 Perry Parkway, Gaithersburg, MD 20877. Our telephone number at that address is (301) 208-8100.

SPECIAL FACTORS

SECTION 2.    BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.

Background and Purposes of the Offer.

        In 2002 and 2003, we pursued a strategy of using our scientific capabilities in microbiology, immunology, virology, and molecular biology in an attempt to (1) expand the end-user market for our quality control products, especially the molecular testing market, (2) develop new products and services, (3) enhance our technical leadership, and (4) capitalize on complementary business operations.

        During 2002 and to a lesser extent in 2003, we also continued to expend significant resources on the research and development of our pressure cycling technology products. As a result of these efforts, in September 2002, we released for sale the Barocycler NEP 2017 instrument and disposable PULSE Tubes, our first manufactured products which utilize our patented pressure cycling technology. These efforts, however, diverted a significant amount of our attention and resources away from our BBI Diagnostics and BBI Biotech business units, which were our core businesses (referred to herein as the "BBI Core Businesses"). We recognized that to further develop and grow our BBI Core Businesses, while at the same time contributing sufficient resources to further develop and commercialize our pressure cycling technology products and services, we would need to raise additional capital or seek other strategic alternatives. Accordingly, on October 25, 2002, we retained William Blair & Company, LLC ("William Blair"), an investment banking firm, to advise us in the evaluation of strategic opportunities aimed at increasing stockholder value and liquidity by increasing the capital needed for our growth.

        In November and December 2002, we worked with William Blair and prepared a confidential offering memorandum to be presented to prospective partners. While the confidential offering memorandum was being prepared, our company engaged in preliminary discussions with two different parties that expressed interest in a possible transaction with us. The interest expressed by these two parties was discussed with our board of directors. Our board of directors determined that we would maintain an open dialogue with these two parties, but continue to identify other potentially interested parties. In January 2003, William Blair completed the confidential offering memorandum and began initiating contact with potential partners, including SeraCare Life Sciences, Inc. ("SeraCare") and another party that had expressed interest in engaging in a strategic transaction back in November and December 2002.

        On January 25, 2003, at a special meeting of the board of directors, William Blair reported to the board that it had contacted a total of 16 potential candidates. William Blair informed our board that most of these potential candidates were familiar with our operations. These potential partners also indicated that their primary interest was in our BBI Core Businesses and not in our activities related to our pressure cycling technology or laboratory instruments. At this meeting, William Blair reviewed with us various transaction structures, including an asset sale for cash, an asset sale for stock, and a stock sale for cash. William Blair also analyzed the potential impact of each of these transaction structures on our company and our stockholders. The board determined that William Blair should conduct further meetings and negotiations with the potential partners that indicated significant interest in a transaction with our company.

        Between January 7, 2003 and February 24, 2003, we received indications of interest from three parties, including draft letters of intent from two of the three parties. Two of these parties proposed structures and consideration determined by our board of directors to be inadequate. The third party submitted a draft letter of intent dated January 31, 2003 which provided for the purchase of the assets of our BBI Core Businesses. On February 14, 2003, the board of directors reviewed this draft letter of intent and authorized our management to continue negotiating with this third party. On February 24,

2003, after further negotiations, we executed a letter of intent to sell the assets of our BBI Core Businesses to this third party.

        Between February 24, 2003 and May 2003, the third party conducted legal and business due diligence with respect to our BBI Core Businesses. During this diligence period, the third party revised their assessment of the BBI Core Businesses, and on June 6, 2003 delivered a revised letter of intent with a reduced purchase price. From that date through early July, we continued to negotiate and work with that party to modify the terms of the original letter of intent to reach a mutually satisfactory understanding of the terms of a proposed transaction. On July 3, 2003 we executed the revised letter of intent. The revised letter of intent provided for an exclusivity period until September 30, 2003. During this time and continuing through December 2003, we delivered additional due diligence materials, negotiated the terms of an asset purchase agreement, exchanged drafts of an asset purchase agreement and engaged in numerous meetings and conference calls relating to these matters and the possible transaction generally.

        In October 2003, the completion of an asset purchase agreement with this third party was proceeding slower than we expected and the exclusivity period in the letter of intent had recently expired. In the opinion of management and our board of directors, it was becoming increasingly likely that we would be unable to reach a final agreement on terms satisfactory to us. As a result, in November 2003, we began to reevaluate our strategic options.

        On November 11, 2003, a special meeting of our board of directors was held by teleconference. All of the members of our board of directors, representatives from Brown Rudnick Berlack Israels LLP ("Brown Rudnick"), our legal counsel, and representatives of William Blair, our investment bankers, were present on the conference call. During the meeting, the board of directors discussed the status of the negotiations with the third party. After further discussions, given that the exclusivity period in the letter of intent with the third party had expired and the negotiations with this third party had been proceeding slower than we expected, our board authorized William Blair to discuss a potential transaction with third parties that may contact William Blair. During this meeting, Mr. Schumacher reported to the board that on October 31, 2003, he had discussions with representatives of SeraCare about having further discussions regarding a possible transaction. Following further discussion, the board authorized William Blair to call Mr. Barry Plost, Chairman of SeraCare, to determine SeraCare's interest in pursuing further negotiations.

        In December 2003, following our inability to resolve a number of business and legal issues with the third party, including a disagreement on the purchase price, the portion of the purchase price to be held in escrow and several other matters, the parties put the transaction on hold and we continued to evaluate our strategic options.

        In December 2003, we continued discussions with SeraCare regarding a possible transaction and provided them with further information regarding our business. Throughout December 2003 and through April 2004, our board held numerous meetings to discuss the proposed transaction with SeraCare, all of which were held by telephone conference call.

        On December 11, 2003, all of the members of our board of directors and representatives of William Blair met to discuss the status of the negotiations with SeraCare. At this meeting, Mr. Schumacher updated the board on the status of recent discussions between him, William Blair and SeraCare. Following this report, the board instructed William Blair to contact SeraCare and discuss initiating further due diligence.

        On December 30, 2003, our full board met again with our legal counsel to discuss the due diligence process, including the scheduled site visits by SeraCare during the week of January 5, 2004.

        On January 8, 2004, all of the members of our board of directors, including our newest member of the board, Donald Payne who was appointed as a director on January 2, 2004, met to discuss the results of SeraCare's due diligence and site visits that were completed earlier that week. At this meeting, Mr. Schumacher and Mr. Kevin Quinlan, our then President and Chief Operating Officer and a director, reported to the board that Mr. Plost reaffirmed his earlier statement that SeraCare was only interested in purchasing the assets of our BBI Core Businesses and was not interested in purchasing our pressure cycling technology or laboratory instrumentation business units.

        On January 20, 2004, SeraCare submitted a non-binding letter of intent to acquire our BBI Core Businesses for $30 million in cash, which was greater than the purchase price offered by the other third party.

        Between January 21, 2004 and January 30, 2004, our board of directors and our Audit Committee consisting of four of our independent directors met on several occasions with counsel and William Blair to discuss the non-binding letter of intent received from SeraCare on January 20, 2004.

        On February 3, 2004, after receiving the approval of our board of directors, including the Audit Committee, we entered into an exclusive, non-binding letter of intent with SeraCare to negotiate an asset purchase agreement to sell the assets of our BBI Core Businesses.

        After the execution of the letter of intent with SeraCare, our board of directors continued to meet formally by telephone conference call and informally on almost a weekly basis to review and discuss SeraCare's proposal, the status of our negotiations and the operations of our business generally. Between February 3, 2004 and April 16, 2004, there were numerous informal meetings and telephone discussions involving representatives of our company, William Blair, our legal counsel, and representatives of SeraCare and its legal counsel. The purpose of these discussions was to assist SeraCare in completing its due diligence and to negotiate and finalize the details of the asset purchase agreement, the schedules to the asset purchase agreement, the various ancillary agreements contemplated by the asset purchase agreement and generally to continue to progress towards execution of definitive agreements.

        On February 26, 2004, all of the members of the board of directors and representatives of Brown Rudnick met to discuss Mr. Wayne Fritzsche's report to the full board regarding a meeting he had with Mr. Richard P. Kiphart, a principal stockholder of our company. Mr. Fritzsche reported that he had met with Mr. Kiphart to discuss the proposed transaction with SeraCare, subject to an appropriate agreement by Mr. Kiphart to maintain the confidentiality of these discussions. Mr. Kiphart indicated that, based on the information he was provided, he was in favor of the deal discussed with him.

        On March 15, 2004, all of the members of the board and a representative of Brown Rudnick met to discuss the process for evaluating the fairness opinion requested from William Blair. The board engaged William Blair to provide their opinion with respect to the fairness, from a financial point of view, of the purchase price to be paid to us by SeraCare for the assets of the BBI Core Businesses.

        On March 19, 2004, Mr. Schumacher and representatives of Brown Rudnick, on behalf of the company, and SeraCare and representatives of O'Melveny & Myers, on behalf of SeraCare, had a conference call to review and negotiate the significant issues relating to the asset purchase agreement. The results of these negotiations were reported to the board at a meeting of the board held on March 23, 2004.

        On April 1, 2004, our board of directors and representatives of Brown Rudnick and William Blair met to review the status of the SeraCare proposal and negotiations. At that meeting William Blair reported to the board its preliminary views regarding the fairness, from a financial point of view, of the potential sale to SeraCare to our company. William Blair reviewed with the board the results of its investigation and research that formed the basis of its preliminary views. At this meeting, the board also discussed and investigated the feasibility of several alternatives with respect to the use of proceeds from the sale of the BBI Core Businesses to SeraCare. These alternatives included using a substantial portion of the proceeds from the sale of assets to engage in an issuer tender offer after the closing of the sale to SeraCare, issuing a cash dividend, and engaging in an issuer repurchase program, while still maintaining a sufficient amount of the remaining proceeds to provide working capital for our pressure cycling technology activities.

        After the meeting held on April 1, 2004, our board of directors continued to meet on a regular basis and discussed the terms of the proposed transaction and various strategic alternatives to the sale of the BBI Core Businesses. The discussions of potential strategic alternatives included remaining as an independent company pursuing our historical business, selling or spinning off our pressure cycling technology business and refocusing our efforts on our BBI Core Businesses, securing a strategic partner for our pressure cycling technology operations and continuing to pursue the sale of the BBI Core Businesses. The board also requested and received reports and various projections from management and discussed these reports and projections with management for the purpose of assisting in the board's determination of whether or not to approve the sale to SeraCare.

        On April 5, 2004, at a special meeting of our Audit Committee held by teleconference, in which all members of the Audit Committee and representatives of Brown Rudnick and William Blair were present, our Audit Committee further discussed the proposed transaction and the fairness of the proposed transaction to the company and our stockholders.

        On April 8, 2004, all of the members of the board, our then chief financial officer, and representatives of Brown Rudnick met to discuss a financial analysis of the proposed transaction with SeraCare. The board further discussed the use of proceeds from the transaction and the amount of cash remaining for our pressure cycling technology operations, including a discussion on taxes and the transaction costs, the amount of capital believed to be necessary to capitalize our pressure cycling technology operations, the amount of cash we expected to have on hand after the closing, and the amount of proceeds from the sale of the BBI Core Businesses that our board desired to allocate to offer to purchase shares of our common stock from our stockholders in an issuer tender offer following the closing of the sale to SeraCare. After further discussion, including a discussion of the various alternative uses of the proceeds, our board agreed that, at that point in time, if, and only if, the transaction with SeraCare was completed, the board intended to commence a tender offer to purchase up to 6,000,000 shares of our common stock at a purchase price of $3.50 per share.

        On each of April 9, 2004 and April 12, 2004, all of the independent members of our board and, in the case of the meeting held on April 9, 2004, representatives of Brown Rudnick, met to discuss the status of the proposed transaction with SeraCare, strategic alternatives available to the company, the fairness of the sale to SeraCare and the contemplated uses of the proceeds from the sale to SeraCare.

        On April 15, 2004, at a meeting of our board of directors, our legal counsel updated the board on the status of the transaction and the final negotiations with SeraCare. At that meeting, William Blair gave a presentation to the board regarding the fairness, from a financial point of view, of the consideration to be received by us under the terms of the asset purchase agreement contemplated, and delivered an oral opinion to the effect that the consideration to be received by us for our BBI Core Businesses, was, from a financial point of view, fair to our company. William Blair later confirmed its oral opinion in writing with an opinion letter dated as of April 16, 2004. William Blair did not express any opinion on the contemplated tender offer or the $3.50 per share purchase price considered by our board of directors.

        On April 16, 2004, our board met again in the morning with our legal counsel and, after carefully evaluating the proposed transaction with SeraCare and taking into account all of the factors previously discussed and considered by the board, the board (including each of the independent directors) unanimously approved the sale of the BBI Core Businesses to SeraCare. In making its determination, the board considered the cash to be received, the overall structure of the transaction, the consideration to be paid for the assets being purchased and the liabilities being assumed, the terms of the asset purchase agreement, the contemplated use of the proceeds and other factors and considerations, and the board's determination to focus our business primarily on our pressure cycling technology operations. The board of directors also unanimously resolved to recommend that our stockholders approve the asset purchase agreement and the sale of the assets of our BBI Core Businesses and the transactions contemplated by the asset purchase agreement.

        The asset purchase agreement with SeraCare was executed on April 16, 2004 and we announced the execution of the asset purchase agreement that same day.

        On June 2, 2004, in furtherance of the board's determination to focus our business primarily on our pressure cycling technology operations, we completed the sale of substantially all of the assets and selected liabilities of our BBI Source Scientific business unit, our laboratory instrumentation manufacturing business, to a newly formed limited liability company in which we retain a 30% ownership interest. In connection with the transaction, we received secured promissory notes in the aggregate principal amount of $900,000, which, together with accrued interest, are due on or before May 31, 2007. The aggregate principal amount of the notes may be reduced to $720,000 if the notes are paid in full by May 31, 2005 or $810,000 if the notes are paid in full by May 31, 2006. The notes are secured by pledges of the purchasers' ownership interests in the newly formed limited liability company. The new instrumentation company has agreed to provide engineering, manufacturing, and other related services for our pressure cycling technology products until September 30, 2005.

        On July 29, 2004 and September 9, 2004, our full board met by telephone conference call to further review and discuss, among other things, the status of the SeraCare transaction and the use of the proceeds from the sale, including the use of the proceeds in a proposed tender offer following the closing of the sale to SeraCare.

        On September 14, 2004, we completed the sale to SeraCare. At the closing, we received $27.5 million in cash for our BBI Core Businesses. An additional $2.5 million was deposited into an escrow account for a period of eighteen months following the closing in order to secure our indemnification obligations to SeraCare under the asset purchase agreement. At the end of the eighteen month period, any remaining amounts in the escrow account, after payment of any indemnification claims to date, will be payable to us, subject to any then pending claims.

        On September 14, 2004 all of the members of our board met by telephone conference call with legal counsel present to discuss the closing of the sale to SeraCare. At this meeting, the board again briefly discussed the use of the proceeds from sale of our BBI Core Businesses. The board also discussed extending the termination date of stock options held by those employees who were terminated by Pressure BioSciences and hired by SeraCare upon the closing of the sale to SeraCare. The terms of the stock options held by such employees were scheduled to expire 30 days after the sale to SeraCare due to the termination of employment with Pressure BioSciences. After discussion, the board, in accordance with the applicable stock option plan, approved an extension of the termination date of employee stock options from 30 days or the later of 90 days after termination of employment or if a tender offer is commenced within such 90 day period, the expiration of the tender offer. The board believed that this extension would give former employees who held stock options a longer opportunity to decide whether or not to exercise their stock options and participate in the contemplated tender offer if the board ultimately approved the commencement of the tender offer.

        On October 13, 2004, at a board meeting in which each director other than Mr. Kevin Quinlan, and legal counsel were present, a special committee of the board of directors, consisting of Messrs. R. Wayne Fritzsche, P. Thomas Vogel and J. Donald Payne, all of our independent directors, was appointed to review and consider the proposed tender offer. During this meeting, the board discussed the terms of the tender offer proposed by this Offer to Purchase and further discussed the process for determining the fairness of the price to be offered to stockholders and the amount of cash anticipated to be necessary to fund our pressure cycling technology operations through March 2006. Following this board meeting, drafts of the Offer to Purchase were circulated to each of the directors.

        In October 2004, between formal meetings of the board and members of the special committee, the special committee had numerous informal discussions about the terms of the Offer, the fairness of the Offer to unaffiliated stockholders, alternatives to the Offer, and plans for Pressure BioSciences following the completion of the Offer.

        On October 26, 2004, the special committee met and discussed the Offer and a draft of the Offer to Purchase, which included a discussion regarding alternative uses of the proceeds from the SeraCare transaction. The special committee discussed commencing a tender offer, declaring a cash dividend of most of our cash to the holders of common stock, engaging in an open market repurchase program, a sale of our pressure cycling technology operations and a complete liquidation and dissolution or retaining all of the proceeds to fund our pressure cycling technology activities and investigated the feasibility and advisability of each option. Each of these options are discussed in further detail below under the heading "Alternatives to Tender Offer".

        On November 2, 2004, the full board of directors, including each member of the special committee, met with legal counsel present to discuss the Offer and a draft of the Offer to Purchase. During this meeting, the members of the board of directors and the special committee discussed, among other things, the treatment of stock options in the Offer, the expiration date of outstanding stock options, the current amount of cash remaining in Pressure BioSciences and the amount of cash necessary to fund our pressure cycling technology operations. During this meeting, management reported to the board of directors and the special committee that prior to and since the closing of the sale of the BBI Core Businesses to SeraCare on September 14, 2004, we incurred unanticipated expenses and liabilities that have reduced the amount of proceeds from the sale to SeraCare available for the tender offer and remaining for our pressure cycling technology business than we originally anticipated. After discussion, the board of directors and special committee determined that it would be in the best interests of the company and its stockholders to maintain the $3.50 per share purchase price in the Offer, but reduce the number of shares offered to be purchased in the Offer from 6,000,000 shares to 5,500,000 shares. The board of directors and special committee believed that this reduction in the number of shares would still provide stockholders the opportunity to receive liquidity for their shares at a fair price to our unaffiliated stockholders, while at the same time will permit us to maintain sufficient cash to run our pressure cycling technology business through March 2006 (assuming that the only shares tendered and purchased in the Offer consist of our outstanding shares of common stock and no shares issued upon exercise of outstanding stock options). In reaching its conclusion, our board of directors and the special committee also acknowledged that we may need additional funds if we are unable to generate revenue or cash from other sources, such as grants, licenses or sales of our products or if we encounter unanticipated expenses or liabilities. Our board of directors and the special committee believed, however, that it is likely that at least a portion (if not all) of the "in-the-money" stock options to purchase 737,942 shares held by former employees, advisory board members and consultants will be exercised and tendered in the Offer. In addition, our board of directors and the special committee also believed that some of these additional funds may come from any portion of the $2.5 million held in escrow to secure our indemnification obligations to SeraCare that may be released to us in March 2006 if there have been no claims by SeraCare for indemnification claims.

        On November 3, 2004, the special committee reviewed and discussed a revised draft of the Offer to Purchase and further discussed the terms of the proposed Offer, alternatives and business plans, strategies and cash requirements of Pressure BioSciences. The special committee again discussed the reduction in the number of shares to be purchased in the Offer from 6,000,000 shares to 5,500,000 shares, maintaining the $3.50 per share purchase price in the Offer and the amount of cash necessary and available to run our pressure cycling technology business following the completion of the Offer. The special committee reviewed the discussion from the prior meeting of the board of directors and reached the same conclusion that this reduction in the number of shares would still provide stockholders the opportunity to receive liquidity for their shares at a fair price to our unaffiliated stockholders, while at the same time will permit us to maintain sufficient cash to run our pressure cycling technology business.

        More specifically, the special committee concluded that, assuming all 5,500,000 shares are tendered and based on current estimates as of November 3, 2004 provided by management, we would retain approximately $1.50 million (assuming that the only shares tendered and purchased in the Offer consist of our outstanding shares of common stock and no shares issued upon exercise of outstanding stock options). Our special committee believed that this amount of cash would be sufficient to fund our pressure cycling technology operations through March 2006, at which time we may need to raise additional funds through equity or debt financings if we are unable to generate revenue or cash from other sources, such as grants, licenses or sales of our products. The special committee discussed that some of these additional funds may come from any portion of the $2.5 million held in escrow to secure our indemnification obligations to SeraCare that may be released to us in March 2006 if there have been no claims by SeraCare for indemnification claims.

        In reaching its conclusion, the special committee also believed that it was likely that at least a portion (if not all) of the "in-the-money" stock options to purchase 737,942 shares held by former employees, advisory board members and consultants will be exercised and tendered in the Offer and that, as a result, it was likely that we will have additional cash available after the completion of the Offer to run our pressure cycling technology business, because the amount of cash necessary to purchase such shares will be partially offset by the exercise price paid for such shares. For example, in the event options to purchase 737,942 shares with an average exercise price of $2.85 per share are exercised and the shares issued upon such exercise are tendered and purchased in the Offer, assuming no proration, we would need approximately $17.1 million to purchase 5,500,000 shares, which would have left us with approximately $3.65 million in cash remaining after the Offer (based on current estimates as of November 3, 2004). The special committee also concluded that if we had additional cash available to us, we should be in a position to more aggressively pursue our growth plan and development of our pressure cycling technology business, including the ability to hire additional sales, engineering and executive personnel to assist in the development, sales and marketing of our products.

        After lengthy and detailed discussions analyzing the options, the special committee determined that an issuer tender offer would be the most favorable to all of our stockholders because this option provides stockholders with the opportunity to decide whether to sell all or a portion of their shares to us and obtain liquidity for their shares at a fair price or to remain invested in us and participate in our future. The special committee acknowledged that if our stockholders remain invested in us, they risk losing their investment if our business does not succeed. Ultimately the special committee concluded that, as of November 3, 2004, given our cash requirements, we could offer to purchase up to 5,500,000 shares of our common stock at $3.50 per share, for a maximum aggregate purchase price of $19.25 million.

        Following this meeting, a revised version of the draft Offer to Purchase in substantially the form of this Offer to Purchase, together with related tender offer documentation, were sent to the directors for their review.

        On November 10, 2004, all of the members of our board of directors met with legal counsel present. The board of directors ratified their prior decision on September 14, 2004 to extend the expiration date of the stock options held by our former employees who were hired by SeraCare in September 2004 from 30 days after termination of employment to the later of 90 days following termination of employment or the expiration of the Offer. This extension provides these former employees with the opportunity to participate in the Offer in recognition of their service to our company prior to the sale of our BBI Core Businesses to SeraCare in September 2004. Mr. Fritzsche and Payne then reported to the board the results of their conversation with Mr. Richard P. Kiphart which took place shortly before the meeting. Mr. Fritzsche and Mr. Payne contacted Mr. Kiphart to determine whether or not he intended to tender his shares in the Offer for the purpose of disclosing his intentions, as our largest stockholder, in the Offer to Purchase. Mr. Kiphart expressed his disappointment that we intended to reduce the number of shares offered to be purchased from up to 6,000,000 shares that we initially announced that we intended to purchase with the proceeds from the sale of the BBI Core Businesses to SeraCare to up to 5,500,000 shares. Mr. Fritzsche and Mr. Payne reported that they explained to Mr. Kiphart that the primary reason for reducing the number of shares offered to be purchased was due to unanticipated expenses and liabilities that reduced the amount of proceeds from the sale to SeraCare available for the Offer and remaining for our pressure cycling technology business than we originally anticipated. In light of the reduction of the number of shares to be purchased by us in the Offer, Mr. Kiphart strongly recommended that no directors or officers tender their shares if such tender would result in any proration of shares tendered by all other stockholders. Following discussion of this report, Mr. Schumacher and Mr. Quinlan advised the board of directors that if more than 5,500,000 shares are properly tendered and not properly withdrawn, each will withdraw all or a pro rata number of the shares they tender to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than, 5,500,000 shares. Mr. Schumacher and Mr. Quinlan believe that withdrawing their shares in this manner will not detract from the opportunity for all other stockholders' to tender their shares in the Offer without proration. The board concluded by requesting Mr. Fritzsche and Mr. Payne to report to Mr. Kiphart regarding Mr. Schumacher's and Mr. Quinlan's intentions.

        On November 14, 2004, in accordance with the terms of the asset purchase agreement between us, BBI Biotech Research Laboratories, Inc. and SeraCare, SeraCare delivered to us the closing balance sheet, which reflected a deficiency of approximately $3.1 million when compared to the target net asset value of $8.5 million. This deficiency would eliminate any amounts we receive from the $2.5 million being held in escrow and require us to pay SeraCare an additional $600,000. Based on our calculation, however, the closing net asset value was estimated to be approximately $8.6 million. We do not believe that the closing balance sheet was prepared by SeraCare in accordance with the terms of the asset purchase agreement. Accordingly, we objected to certain calculations contained in the closing balance sheet, including, without limitation, SeraCare's calculation of accounts receivable and inventory. We also called a board meeting to discuss the closing balance sheet and its affect on our ability to engage in this Offer.

        On November 15, 2004, all of the members of our board of directors other than Kevin Quinlan, met by telephone conference call, with legal counsel present, to discuss the closing balance sheet prepared by SeraCare, the deficiency shown on the closing balance sheet and its affect on the company and our ability to engage in this Offer, and the conversations between certain board members and Mr. Kiphart. At the meeting, Mr. Schumacher reported to the board that he believed that the closing balance sheet was not prepared in accordance with the terms of the asset purchase agreement. After lengthy discussions, our board of directors requested that Mr. Schumacher obtain additional information as to the methodologies used by SeraCare to prepare the closing balance sheet. The board of directors also determined to put the Offer on hold while the issues raised by the closing balance sheet were being reviewed. At this meeting, Mr. Fritzsche and Mr. Payne reported that Mr. Kiphart was satisfied with the terms of the Offer now that Mr. Schumacher and Mr. Quinlan expressed their intention to withdraw their shares in the manner described above.

        On November 22, 4004, we agreed with SeraCare that all disputes other than disputes relating to accounts receivable will be determined in accordance with the dispute resolution provisions contained in the asset purchase agreement. Disputes regarding accounts receivable will be resolved by permitting SeraCare to recover the amount of the receivable for identified accounts receivable that have not been collected within 90 days of the invoice date for domestic receivables and within 180 days of the invoice date for international receivables, such amounts to be recovered first out of the $2.5 million being held in escrow and then any amounts in excess of the escrowed amount shall be paid by us directly. We will be entitled to attempt to collect any receivables directly from account debtors for which SeraCare receives credit under the escrow or from the account debtor.

        Between November 22, 2004 and December 20, 2004, members of our board of directors communicated informally to discuss the status of the issues raised by the closing balance sheet and the affect of such issues on our ability to commence the Offer. During this period, the board of directors discussed whether to reduce the number of shares we offer to purchase due to the risk that we may not have additional funds available after March 2006 if the entire escrow amount is released to SeraCare and we are otherwise unable to raise additional funds. During this time, Mr. Schumacher also reported to the directors that the estimated tax liability in connection with the sale of the BBI Core Businesses to SeraCare was recently reviewed by PriceWaterhouseCoopers LLP ("PWC") and, based on PWC's review, the company's original $3.9 million estimated tax liability was reduced to $3.2 million primarily due to the losses incurred by the company in 2004.

        On December 17, 2004, we agreed to settle our dispute with SeraCare concerning the collectibility of accounts receivable sold to SeraCare in connection with the asset purchase agreement. We agreed that, solely for purposes of settling our dispute with SeraCare, approximately $412,000 of accounts receivable would be deemed past due, therefore resulting in an adjustment to the purchase price requiring us to pay SeraCare that amount. We also agreed that the $412,000 deficiency will be released from the $2.5 million held in escrow; thereby leaving approximately $2.1 million remaining in escrow. The release of these funds from escrow settles all disputes regarding the accounts receivable deficiency shown by SeraCare in the closing balance sheet. We agreed to this settlement because we continue to believe, based on our past experience with the account debtors, that a substantial portion of these receivables are collectible. SeraCare will continue to use their normal collection efforts to attempt to collect these receivables. Any receivables they collect will be for our benefit and will be paid directly to us within five business days of receipt. We also maintain the right to attempt to collect any of these receivables directly from the account debtor. We believe that settling this dispute is in our best interests because we can avoid incurring additional costs and expenses disputing SeraCare's calculation of the accounts receivable.

        As a result of our settlement of the dispute over accounts receivable, we believe the deficiency in the closing balance sheet has been reduced to $2.5 million (consisting primarily of our dispute relating to the inventory valuation used by SeraCare). We have until January 15, 2005 to resolve our remaining differences over the closing balance sheet. If we are unable to resolve our differences, the closing balance sheet and purchase price adjustment dispute will be submitted to Ernst & Young LLP for resolution in accordance with the terms of the asset purchase agreement.

        On December 20, 2004, the board of directors, including each member of the special committee, met by telephone conference call with legal counsel present. At this meeting, the board and the special committee reviewed and discussed the number of shares offered to be purchased in the contemplated tender offer. The board and the special committee also discussed the status of the closing balance sheet and purchase price adjustment dispute (including a ratification of the December 17, 2004 settlement of the dispute relating to accounts receivable), the recent determination that the estimated tax liability in connection with the sale of the BBI Core Businesses to SeraCare is approximately $3.2 million rather than $3.9 million as originally anticipated, and the terms and timing of the contemplated tender offer. At this meeting, the board and the special committee discussed that, based on the most current information regarding the reduced tax liability and the company's current cash position, the company would have approximately $2.35 million in cash available to fund its pressure cycling technology operations through March 2006 (assuming we completed a tender offer for 5,500,000 shares at $3.50 per share and further assuming no shares purchased in the Offer were shares issued upon exercise of stock options). The board and the special committee also discussed the possibility that if we complete the Offer (assuming we purchase 5,500,000 shares at $3.50 per share) and we fail to prevail in our dispute on remaining issues relating to the closing balance sheet and purchase price adjustment and we are required to pay SeraCare $2.5 million (reflecting the full amount of the remaining deficiency shown by SeraCare on the closing balance sheet), we could lose the entire escrow amount and we could be required to pay an additional $400,000 from our currently available cash to cover the balance of any claim in excess of the escrow amount, which would leave us with approximately $1.95 million in cash to fund our operations through March 2006. The board and the special committee recognized that this amount was still more than the $1.5 million the board believed would be necessary to fund our pressure cycling technology operations through March 2006. The board acknowledged, however, that if we have further unanticipated expenses or liabilities and we are unable to raise additional capital or generate revenue from sales of products or services, we would have limited funds to cover such expenses or liabilities. The board and the special committee then discussed the likelihood of incurring unanticipated expenses or liabilities, and concluded that the company would forego opportunities or make additional cost reductions if necessary to cover unanticipated expenses or liabilities.

        The special committee next discussed the terms of the Offer. The special committee continued to believe the company should offer to purchase up to 5,500,000 shares of our common stock at $3.50 per share because this option provides stockholders with the opportunity to decide whether to sell all or a portion of their shares to us and obtain liquidity for their shares at a fair price or to remain invested in us and participate in our future. The special committee acknowledged that if our stockholders remain invested in us, they risk losing their investment if our business does not succeed. The special committee concluded that, given our cash requirements, we could offer to purchase up to 5,500,000 shares of our common stock at $3.50 per share, for a maximum aggregate purchase price of $19.25 million. In reaching its conclusion, the special committee continued to believe that it is likely that at least a portion (if not all) of the "in-the-money" stock options to purchase 737,942 shares held by former employees, advisory board members and consultants will be exercised and tendered in the Offer and that, as a result, it is likely that we will have additional cash available after the completion of the Offer to run our pressure cycling technology business, because the amount of cash necessary to purchase such shares will be partially offset by the exercise price paid for such shares. For example, in the event options to purchase 737,942 shares with an average exercise price of $2.85 per share are exercised and the shares issued upon such exercise are tendered and purchased in the Offer, assuming no proration, we would need approximately $17.1 million to purchase 5,500,000 shares, which, based on our available cash as of December 15, 2004, would leave us with approximately $4.5 million in cash remaining after the Offer.

        The special committee then further discussed the fairness of the $3.50 per share purchase price to be offered in the Offer and reviewed and discussed the terms of this Offer to Purchase. After lengthy discussions, the special committee unanimously concluded that the $3.50 per share purchase price to be offered in the Offer is fair to our stockholders and unanimously recommended to the board of directors that the Offer and final version of the Offer to Purchase be approved. For a discussion of the fairness of the price offered in the Offer, including the factors considered by the special committee, see "Section 4. Position of the Special Committee, Board of Directors and Filing Persons; Fairness of the Offer."

        The special committee also decided to recommend to the board of directors that as a convenience to us and our stock option holders, the Offer to Purchase should permit the cashless exercise by our former employees of their currently exercisable stock options. To accomplish this, the special committee recommended that such option holders be permitted to tender the shares issuable upon exercise of such options in the Offer at a price equal to the difference between $3.50 per share and the per share exercise price of each stock option, thereby avoiding the administrative burden and expense to us and such option holders of exercising such stock options and paying us the exercise price, our issuing shares upon such exercise and the option holder tendering the shares received upon such exercise. The special committee acknowledged that it is likely that our former employees holding stock options to purchase 737,942 shares with an exercise price of less than $3.50 per share will exercise their stock options and tender their shares in the Offer. If the option holder fails to exercise the stock option in the manner described above, the option holder will not be entitled to participate in the Offer with respect to the unexercised portion of the stock option and the stock option will expire on the Expiration Date. Lastly, the special committee determined that if the tendered shares are subject to proration because more than 5,500,000 shares are tendered, then the number of stock options we will purchase from the option holders should also be subject to equivalent proration because those shares are considered tendered for purposes of the Offer.

        Immediately after the meeting of the special committee, on December 20, 2004, the full board met and discussed the recommendations of the special committee. At this meeting, the board of directors, based upon the recommendation of the special committee and the other factors described in this Offer to Purchase, approved the Offer and the Offer to Purchase and concluded that the $3.50 per share purchase price to be offered in the Offer is fair to our stockholders. For a further discussion of fairness of the price offered in the tender offer, see "Section 4. Position of the Special Committee, Board of Directors and Filing Persons; Fairness of the Offer."

Alternatives to the Offer.

        As described above under the section entitled "Background and Purposes of the Offer," the special committee and our board of directors discussed and considered various uses of the proceeds from the sale to SeraCare. In considering each of the following alternative uses of the proceeds, our board of directors and the special committee had the following objectives: (i) provide each stockholder with the opportunity to decide for himself, herself or itself whether to sell all or a portion of his, hers or its stock in our company and obtain liquidity for their stock at a fair price, or remain a stockholder of our company whose primary focus will be on our pressure cycling technology operations, and (ii) retain a minimum amount of cash deemed necessary to further develop our pressure cycling technology through March 2006 (assuming the 5,500,000 shares tendered consist solely of outstanding shares and no shares issued upon exercise of outstanding stock options), at which time we may need to raise additional capital through equity or debt financing if we are unable to generate revenue or cash from other sources, such as grants, licenses or sales of our products or the release of funds from any remaining portion of the $2.1 million held in escrow to secure our indemnification obligations to SeraCare that may be released to us in March 2006. The options considered by our board of directors and the special committee included the following:

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  Cash Dividend. We considered the payment of a cash dividend of up to $21.0 million of the proceeds to the stockholders, which was the maximum amount we believed could be distributed to stockholders while still leaving a sufficient amount of cash for our remaining business. However, we estimated that any dividend declared would need to be $3.00 or less per share based on the fact that there are approximately 6.9 million shares outstanding, which is well below the $3.50 per share price proposed for the tender offer. Our board of directors and special committee believe that the issuance of a cash dividend would also force a stockholder to have a taxable event, unlike in the proposed tender offer scenario in which a stockholder will only have a taxable event if the stockholder decides to tender his shares. The issuance of a cash dividend also does not accomplish the goal of providing each stockholder who does not want to remain an investor in our remaining operations with the opportunity to sell his stock. While our board of directors and special committee recognized that a stockholder may attempt to sell his stock in the open market, they believed it would likely be difficult for a stockholder to sell his stock in the open market given the relatively low trading volume and the illiquid market of our stock. Furthermore, if a number of stockholders try to sell their stock in the open market, the board of directors and special committee believed that it was likely that our stock price would decline substantially which would adversely affect a stockholder's ability to obtain value for his stock and could adversely affect our ability to raise capital in the future. Lastly, the issuance of a cash dividend would not provide any benefit to our stock option holders unless they exercised their stock options and the amount of the dividend per share to all stockholders would also be reduced due to the increased number of shares outstanding after the exercise of the stock options.

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  Open Market Repurchase Program. Another approach we considered was the use of up to $21.0 million of the proceeds to engage in an open market repurchase program pursuant to Rule 10b-18 of the Exchange Act. We believe this approach, however, has a number of disadvantages, including the fact that an open market repurchase program is extremely difficult to implement due to the volume limitations, purchase price and other restrictions under Rule 10b-18. In addition, given the low trading volume and relative illiquidity of our stock and the other restrictions of Rule 10b-18, stockholders may be unable to liquidate their stock for a long period of time, if at all, and, given the risks and uncertainties that could occur over time, the board of directors and special committee believed it was probable that a stockholder would receive less per share than the $3.50 per share being offered hereby.

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  Retaining all of the Proceeds. We do not believe that retaining all of the proceeds from the sale to SeraCare is an appropriate option because it does not accomplish our primary goal of providing each stockholder who does not want to remain an investor in our remaining operations with the opportunity to sell his stock with price certainty and in an orderly manner. Although a stockholder has the ability to sell our common stock in the open market, given the low trading volume of our common stock, it is unlikely that each stockholder will be able to sell the number of shares it desires at prices and at times as the stockholder so desires. Furthermore, we do not believe that the growth and development of our pressure cycling technology activities require such a large amount of capital at this time.

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  Sale of our Pressure Cycling Technology Business and Liquidation. Our board of directors also discussed the potential sale of our pressure cycling technology business followed by a liquidation of Pressure BioSciences. This is not a viable option because we do not believe we could find a potential acquiror of this business for a fair price. This belief is supported by the fact that amount of cash we then held as well as the value of other, non-cash assets if we were to attempt to liquidate those other assets. When we solicited offers to buy our BBI Core Businesses, no potential acquiror expressed interested in purchasing our pressure cycling technology business and no potential acquiror was willing to pay anything additional for this business. Our board of directors believes, however, that with further development, our pressure cycling technology products and services have great potential and therefore is unwilling to sell the business at this time.

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  Issuer Tender Offer. On December 20, 2004, our board of directors, based upon the recommendation of the special committee and the other factors discussed in this Offer to Purchase, concluded that, at this time, the issuer tender offer provides us and our stockholders with the best approach to accomplish our goals. As described above, there are a number of potentially adverse consequences to stockholders if we were to make a dividend distribution or to engage in an open market repurchase program. We believe, however, that these adverse consequences to stockholders are significantly lessened in the tender offer context. Each stockholder, including our option holders who decide to participate in the Offer, has an equal ability to individually decide whether to sell his, her or its stock and obtain liquidity for such stock at a specified price without the increased risk of not being able to sell in the open market or in a repurchase program. The tender offer will give stockholders who decide to liquidate their investment certainty of a price that is at a premium over the market price at the time of the announcement of the proposed sale to SeraCare and which continues to be at a premium over the current market price. Sales in the open market or pursuant to a repurchase program would not offer this certainty of a premium price. This approach also enables us to retain a minimum amount of cash for working capital for our pressure cycling technology operations. This approach also provides us with the opportunity of having additional working capital for our pressure cycling technology operations because if a stockholder decides not to tender his shares in the Offer, the amount of cash allocated for the purchase of that stockholder's shares will be used for additional working capital for our pressure cycling technology operations.

Certain Effects of the Offer.

        The following table shows our capitalization giving effect to the completion of the Offer assuming that 6,872,915 shares are outstanding, and additionally assuming the following scenarios: (i) 3,000,000 shares are tendered and we purchase all of them at $3.50 per share, and (ii) 4,500,000 shares tendered and we purchase all of them at $3.50 per share, and (iii) 5,500,000 shares are tendered and we purchase all of them at $3.50 per share. The following table also assumes that no shares issuable upon exercise of stock options are exercised, tendered or purchased in the Offer.

Amount of Shares Purchased in the Offer	Number of Shares Outstanding After the Offer	Approximate Amount of Cash Remaining after the Offer(1)
3,000,000	3,872,915	$11,100,000
4,500,000	2,372,915	$5,850,000
5,500,000	1,372,915	$2,350,000

(1)
Based on approximately $21.6 million in cash available as of December 15, 2004 (which amount represents amount of cash available after paying estimated taxes in connection with the SeraCare transaction and payment of transaction fees in connection with SeraCare transaction and this Offer). In addition to our remaining cash after the Offer, our material assets will consist of our pressure cycling technology and products, our 4.45% ownership interest in Panacos Pharmaceuticals, Inc., our 30% ownership interests in Source Scientific, LLC, the notes receivable from Source Scientific, LLC in the aggregate principal amount of $900,000, subject to reductions, and our $1.0 million loan receivable from Mr. Schumacher. See the "Unaudited Pro Forma Balance Sheet as of September 30, 2004" for more detailed information. The development and growth of our business will depend in significant part on the amount of cash we have remaining after the Offer. As described in the section entitled "—Plans After the Offer—Executive Summary," assuming 5,500,000 shares are tendered and purchased (and also assuming that such shares consist solely of outstanding shares and no shares issued upon exercise of currently outstanding stock options), we would retain approximately $2.35 million, which is the minimum amount of cash deemed necessary to fund our pressure cycling technology operations through March 2006, at which time we may need to raise additional capital through equity or debt financing if we are unable to generate revenue or cash from other sources, such as grants, licenses or sales of our products or the release of funds from any portion of the $2.1 million held in escrow to secure our indemnification obligations to SeraCare that may be released to us in March 2006. Assuming that approximately 737,942 shares of the 5,500,000 shares tendered consist of shares issued upon exercise of currently outstanding stock options held by former employees, we would retain approximately $4.5 million (based on our available cash as of December 15, 2004). If we have access to more cash, we believe our development and potential growth would be accelerated because we would be able to hire additional sales, engineering and executive personnel to assist in the development, sales and marketing of our products.

        The shares purchased in the Offer will return to the status of authorized but unissued shares of our capital stock and may be reissued from time to time as determined by the board of directors. We have no current plans to issue the shares repurchased pursuant to the Offer.

        The Offer provides participating stockholders with the benefit of being able to obtain liquidity for their shares on potentially more favorable terms than would otherwise be available due to the relatively illiquid trading market for our shares. The amount per share each participating stockholder may receive is equal to an amount that exceeds the current and recent historical market prices of our shares. The Offer provides certainty of a premium price determined to be a fair price by our board of directors and a special committee thereof without the risk of not being able to sell in the open market. Stockholders who tender all their shares, however, will not participate in any future value or profits generated by our company. As a result of the transaction, all of our stockholders, including the unaffiliated stockholders, may recognize a gain or loss in the event they tender their shares in this Offer. Stockholders who do not tender, both our affiliated and the unaffiliated stockholders, will not have any tax implications as a result of this Offer. Please refer to Section 3 of the Offer to Purchase for a detailed description of the United States federal income tax effects of this Offer on you and Pressure BioSciences as a result of the Offer.

        Any stockholders who do not tender all of their shares will continue to participate in the risks and benefits of owning an equity interest in Pressure BioSciences. These benefits include an improved organizational focus on our pressure cycling technology operations and the potential for increases in the value of our shares if our pressure cycling technology products and services are successful. However, continuing stockholders will bear a higher proportionate risk of any decrease in our value if we are not successful in generating profits or if we face unexpected expenses and liabilities. Given that it is likely that Mr. Schumacher will hold a significant number of our outstanding shares following completion of the Offer, Mr. Schumacher may be in a position to exercise a significant degree of control and may be able to significantly influence or control stockholder votes on the election of directors and the approval of significant transactions, such as mergers and acquisitions. In addition, due to our purchase of shares in the Offer and the fact the Mr. Schumacher will be subject to the volume and other trading restrictions on sales by affiliates under Rule 144 promulgated under the Securities Act, the "public float" of our common stock (that is, the number of shares owned by outside stockholders and available for trading in the securities markets) will be reduced. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. Continuing stockholders also face a number of risks associated with being a stockholder in an early stage development company, including the risk that if our company is not successful in commercializing our benchtop model of our Barocycler NEP 3229 instrument, our stockholders will lose their investment. In addition, continuing stockholders face the following risks, which are further described below under the heading "—Risk Factors":

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  We may require additional capital to further develop our pressure cycling technology products and services and cannot assure that additional capital will be available on acceptable terms or at all.

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  By selling our BBI Core Businesses to SeraCare and focusing primarily on our pressure cycling technology operations, we have become less diversified.

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  Our business is primarily dependent on the success of our pressure cycling technology products and services, which has a limited operating history, and has generated substantial losses and only a limited amount of revenues to date.

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  Our pressure cycling technology business has a history of operating losses.

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  Our pressure cycling technology products and services are new and have limited market awareness or acceptance.

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  The sales cycle of our pressure cycling technology products has been lengthy and as a result, we have incurred and may continue to incur significant expenses before we generate any significant revenue related to those products.

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  If we are unable to protect our patent and other proprietary technology relating to our pressure cycling technology products, our business will be harmed.

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  If we infringe on the intellectual property rights of others, our business will be harmed.

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  We may be unable to adequately respond to rapid changes in technology.

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  Following completion of the Offer, your ability to sell your stock may be substantially limited.

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  We face the possibility of moving to The Nasdaq SmallCap Market and potential delisting from Nasdaq entirely.

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  Stockholders face the risks of holding "penny stocks."

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  We currently have few employees and our future success is dependent on the continued services of Richard T. Schumacher, our President and Chief Executive Officer.

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  In connection with the sale of our BBI Core Businesses, we remain exposed to contingent liabilities of up to $30.0 million, the purchase price for the BBI Core Businesses, which could adversely affect our ability to pursue our remaining business operations or our ability to complete the Offer in the event an indemnification claim is brought against us prior to completion of the Offer. As described elsewhere in this Offer to Purchase, we are currently disputing the deficiency shown in the closing balance sheet prepared by SeraCare.

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  We may not be able to fully collect the $900,000 in aggregate principal amount of promissory notes, which we received in connection with the sale of our BBI Source Scientific business unit to Source Scientific, LLC.

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  We may not be able to fully collect the principal and interest due on a $1,000,000 loan receivable from our President and Chief Executive Officer, which could harm our business and financial condition.

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  A few stockholders control a significant percentage of voting power and may exercise their voting power in a manner adverse to other stockholders' interests.

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  Provisions in our charter and by-laws and our stockholders rights plan may discourage or frustrate stockholders' attempts to remove or replace our current management.

        It is expected that, following completion of the Offer, the operations of Pressure BioSciences will be conducted substantially as they are currently being conducted. Neither Pressure BioSciences nor Mr. Schumacher has any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the Offer involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, we and Mr. Schumacher may initiate a review of our assets, corporate structure, capitalization, tax status, operations, properties and personnel to determine what changes, if any, would be desirable following completion of the Offer to enhance our business.

        Following completion of the Offer, neither Pressure BioSciences nor Mr. Schumacher has any present intention of causing a change in the composition of the board of directors, although, we reserve the right to change the composition of the board of directors at any time, subject to the provisions of Massachusetts law, our Restated Articles of Organization and our Amended and Restated Bylaws.    Mr. Quinlan has notified us that he is considering the possibility of not standing for reelection when his term expires at the Company's 2005 Annual Meeting of Stockholders and that he is considering resigning from the board of directors following completion of transition related matters in connection with the sale of the Company's BBI Core Businesses to SeraCare. If Mr. Quinlan does resign, we currently intend to search for a qualified replacement. We have not been notified that any of our other current directors do not intend to serve on the board of directors following completion of the Offer.

Mr. Schumacher, our President and Chief Executive Officer, is currently our sole executive officer and will continue to serve in those capacities following completion of the Offer. Depending on the amount of funds available to us, we expect that we will begin a search for additional executive officers in the near future, including an individual to serve as a Chief Financial Officer.

        Assuming that we purchase all 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 737,942 shares represent shares issued upon exercise of stock options with an exercise price of less than $3.50 per share (which includes 136,000 shares issued upon exercise of Mr. Quinlan's stock options), (ii) 130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan and (iv) 1,507,433 shares are tendered by Mr. Kiphart and his affiliates), Mr. Richard T. Schumacher, our President and Chief Executive Officer and a director, would beneficially own 28.5% of our outstanding shares, which percentage includes 130,000 shares issuable upon exercise of his outstanding stock options. As such, all of our directors, together with Mr. Schumacher, our sole executive officer, as a group, would beneficially own 34.0% of our outstanding shares, which percentage includes 260,500 shares issuable upon exercise of outstanding stock options. Assuming that we purchase all 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 136,000 shares represent shares issued upon exercise of Mr. Quinlan's stock options (and no other shares issuable upon exercise of outstanding stock options are tendered), (ii) 130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan and (iv) 1,507,433 shares are tendered by Mr. Kiphart and his affiliates), Mr. Schumacher would beneficially own 38.9% of our outstanding shares, which percentage includes 130,000 shares issuable upon exercise of his outstanding stock options. Further, assuming the same facts, all of our directors, together with Mr. Schumacher, as a group, would beneficially own 45.6% of our outstanding shares, which percentage includes 260,500 shares issuable upon exercise of outstanding stock options. Since Mr. Schumacher and Mr. Quinlan intend to withdraw all or a pro rata number of shares tendered by them if necessary to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000, in such event the percentage beneficial ownership of our outstanding shares of common stock after the Offer of Mr. Schumacher individually and together with our directors as a group, will increase.

        Because our current business has no earnings, Mr. Schumacher's interest in our net earnings will not be affected by the Offer. The following table shows the effect of the Offer (assuming that we purchase all 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 136,000 shares represent shares issued upon exercise of Mr. Quinlan's stock options (and no other shares issuable upon exercise of outstanding stock options are tendered), (ii) 130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan and (iv) 1,507,433 shares are tendered by Mr. Kiphart and his affiliates) on Mr. Schumacher's interests in our net book value in both dollar amount and percentage:

Name	Ownership Percentage		Net Book Value(2)
Richard T. Schumacher	38.9	%(1)	$2,253,782

(1)
Includes 507,907 shares currently issued and outstanding to Mr. Schumacher and includes currently exercisable options to purchase 130,000 shares held by Mr. Schumacher. Does not include 44,890 shares beneficially owned by Mr. Schumacher's spouse.

(2)
Based on Pressure BioSciences' pro forma stockholders' equity of $5,793,783 as of September 30, 2004, which assumes the completion of the sale of our BBI Core Businesses and our BBI Source Scientific business unit and the completion of the Offer as of that date.

        Assuming that we purchase all 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 737,942 shares represent shares issued upon exercise of stock options with an exercise price of less than $3.50 per share (which includes 136,000 shares issued upon exercise of Mr. Quinlan's stock options), (ii) 130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan and (iv) 1,507,433 shares are tendered by Mr. Kiphart and his affiliates), Mr. Schumacher's interest in our net book value as of September 30, 2004 in both percentage and dollar amounts would be 28.5% or $1,651,228.

        Since Mr. Schumacher intends to withdraw all or a pro rata number of shares tendered by him if necessary to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000, Mr. Schumacher's interest in our net book value as of September 30, 2004 in both percentage and dollar amounts would increase.

        Going Private.    Because it is difficult to predict the likelihood of the Offer having the effect of being a "going private" transaction, we have incorporated into the Offer the disclosures required for a "going private" transaction. However, because the Offer is not intended to be or result in a "going private" transaction, we reserve our right to amend the Offer to eliminate the "going private" component of the Offer if we are able to ascertain from the responses to the Offer that there is no reasonable likelihood that the Offer will cause the shares to be delisted from Nasdaq. We made this determination because, at this time, it is unclear what effect this Offer will have on our ability to remain listed on either the Nasdaq National Market or the Nasdaq Small Cap Market (see discussion under "—Nasdaq" below).

        A "going private" transaction, defined in Rule 13e-3 promulgated under the Exchange Act, includes a tender offer that has either a reasonable likelihood or a purpose of causing, directly or indirectly, the shares to be held of record by less than 300 persons or delisted from Nasdaq. We currently have approximately 232 stockholders of record as determined in accordance with Rule 12g5-1 of the Exchange Act. As such, we believe we are currently eligible for deregistration under the Exchange Act and could terminate our public, periodic reporting obligations by making certain filings with the SEC. Currently, however, we have no plans or intention to deregister our shares under the Exchange Act and we intend to continue to be a reporting company under the Exchange Act.

        Nasdaq.    Our common stock is currently traded on the Nasdaq National Market under the symbol "PBIO." Nasdaq has established rules and policies with respect to the continued listing of securities on each of the Nasdaq National Market and the Nasdaq SmallCap Market. In administering these policies, Nasdaq has established standards and identified events following which it will normally consider suspending dealings in or removing a security from listing (delisting) on the particular market of Nasdaq. If we fail to meet any of the continued listing standards of the Nasdaq National Market, which standards include a $1.00 minimum bid price, stockholders' equity of $10 million, market value of publicly held shares of not less than $5.0 million, not less than 750,000 shares of common stock held by non-affiliates, 400 round lot holders (i.e., shareholders of 100 shares or more), two market makers and compliance with Nasdaq's corporate governance requirements, our common stock will be delisted from the Nasdaq National Market. If more than 4,000,000 shares are tendered in the Offer (assuming none of the shares purchased are shares resulting from the exercise of outstanding stock options), we believe that the completion of this Offer will likely have the effect of reducing our stockholders' equity below the $10 million requirement. Also, if 5,500,000 shares are tendered in the Offer (assuming none of the shares purchased are shares resulting from the exercise of outstanding stock options), it is likely we will fall below additional continued listing requirements of the Nasdaq National Market, such as the 400 round lot holders, the $5.0 million in market value, the $1.00 minimum bid price and the 750,000 shares of common stock held by non-affiliates. In August 2004, prior to the completion of the sale of assets to SeraCare, we received notification from the Listing Qualifications Department of Nasdaq indicating that, based on our Quarterly Report on Form 10-Q for the period ended June 30, 2004, the Nasdaq listing qualifications staff (the "Staff") determined that our stockholders' equity at $9,974,731 did not comply with the minimum $10,000,000 stockholders' equity requirement for continued listing on The Nasdaq National Market set forth in Marketplace Rule 4450(a)(3). Given our failure to satisfy the minimum stockholders' equity standard, the Staff is reviewing our eligibility for continued listing on

The Nasdaq National Market. Since the completion of the sale to SeraCare, we have regained compliance with the minimum stockholders' equity standard of the Nasdaq National Market. On October 28, 2004, we received notice from the Staff informing us that we are in compliance with the minimum stockholders' equity standard.

        We believe, but cannot assure, following completion of the Offer, that if we fail to comply with the stockholder's equity requirement or any of the other continued listing requirements of the Nasdaq National Market, we would be sent a notice and given the opportunity to move to the Nasdaq SmallCap Market without having to meet the Nasdaq SmallCap Market initial listing requirements, which initial listing standards we currently do not meet. We would, however, be required to pay the initial listing fee for the Nasdaq SmallCap Market and would be required to meet the continued listing requirements of the Nasdaq SmallCap Market. The continued listing requirements of the Nasdaq SmallCap Market include a $1.00 minimum bid price, stockholders' equity of $2.5 million, market value of publicly held shares of not less than $1.0 million, a minimum of 500,000 shares of common stock held by non-affiliates, 300 round lot holders, two market makers and compliance with Nasdaq's corporate governance requirements. As of the date of this Offer to Purchase, assuming 5,500,000 shares are tendered (and assuming that of the 5,500,000 shares, 737,942 shares tendered were issued upon exercise of outstanding stock options with an exercise price of less than $3.50 per share), we believe we will still satisfy the continued listing requirements of the Nasdaq SmallCap Market. If we do fall below the Nasdaq National Market continued listing requirements and are given notice by Nasdaq of this occurrence, we intend to move to the Nasdaq SmallCap Market if Nasdaq permits such a move.

        If we are forced to delist the shares from both the Nasdaq National Market and the Nasdaq SmallCap Market and we do not qualify for listing on another exchange or inter-dealer quotation system (we do not currently meet the initial listing standards of the Nasdaq National Market, Nasdaq SmallCap Market, the American Stock Exchange or New York Stock Exchange), we will attempt to be traded on the OTC Bulletin Board or the "pink sheets". The OTC Bulletin Board and pink sheets are generally considered less efficient markets than the Nasdaq National Market and the Nasdaq SmallCap Market. It is likely that there will only be limited trading volume in our common stock following the completion of the Offer. Accordingly, you may find it more difficult to dispose of your shares of common stock and you may not be able to sell some or all of your shares of common stock when and at such times as you desire and it is possible that you may lose your investment if our business does not succeed.

        Exchange Act Registration.    Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of stockholders. We currently have approximately 232 holders of record as determined in accordance with Rule 12g5-1 of the Exchange Act. As such, we believe we are currently eligible for deregistration under the Exchange Act and could terminate our public, periodic reporting obligations by making certain filings with the SEC. Currently, however, we have no plans or intention to deregister our shares under the Exchange Act and we intend to continue to be a reporting company under the Exchange Act. We also do not currently have plans to be delisted from Nasdaq or to be traded on the OTC Bulletin Board or the pink sheets. However, there can be no assurance that we would not in the future elect to become a private company by delisting our shares if at such time we are able to avail ourselves of this status and it was otherwise in the best interests of Pressure BioSciences and our stockholders. If we did decide to delist our shares and become a private company, there would be no liquid market for your shares and consequently the value of your shares could be materially and adversely affected.

Plans After the Offer.

        The following discussion represents management's intended area of focus following completion of the Offer. Future events may adversely or materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See "Risk Factors" below.

        In April 2004, after consideration of a number of strategic alternatives available to us, our board of directors determined to sell our BBI Core Businesses to SeraCare and become focused primarily on further developing and commercializing our pressure cycling technology products. In furtherance of this objective, we sold our BBI Source Scientific business unit in June 2004 and, in September 2004, we completed the sale of our BBI Core Businesses to SeraCare. Since completion of the sale to SeraCare, our mission has been to focus on developing and growing our pressure cycling technology business.

        Because the primary focus of our business has changed dramatically since the sale our BBI Core Business, we are providing you with a description of our business plan going forward to assist you in making a decision about whether or not to tender your shares. This description contains (1) a brief overview of our products, including our sales and advertising, manufacturing, research and development, intellectual property and capital requirements and (2) pro forma financial statements showing our financial situation giving effect to completion of the Offer assuming we use $19.25 million of our currently available cash to purchase the maximum number of shares we are offering to purchase in this Offer. We urge all of our stockholders to carefully read the following description of our business in order to make an informed decision about whether or not to tender their shares.

  Executive Summary.

        The following discussion of our business plan is provided to assist you in making an investment decision on whether or not to tender your shares. Our current pressure cycling technology business is based on products and technologies that are at an early stage of development. Although we have commercialized some of our pressure cycling technology products and expect to commercialize additional pressure cycling technology products in the future, we have incurred substantial losses and have generated limited revenue from sales of these products and services to date. As a result, an investment in, and our further development of our pressure cycling technologies, involves risk and is highly speculative. For a further description of the risks relating to our business, please see the discussion below under the heading "Risk Factors."

  Background

        Our primary business operations consist of research, development and commercialization of products utilizing our patented pressure cycling technology ("PCT"), a novel platform technology for the control of bio-molecular interactions.

        Our pressure cycling technology uses an instrument that is capable of cycling pressure at controlled temperatures between low and high levels to rapidly and repeatedly control the interactions of biomolecules. PCT utilizes our Barocycler instrument and disposable PULSE Tubes to release nucleic acids and biologically active proteins from plant and animal cells and tissues, as well as other organisms, which are not easily disrupted by standard chemical and physical methods. Nucleic acid is a general term that includes DNA (deoxyribonucleic acid) and RNA (ribonucleic acid). Together, DNA and RNA constitute the genetic material of all living things including bacteria, plants, animals, and viruses. Genetic material or genes are the basic unit of heredity, thus are responsible for the characteristics of an organism. In general, an organism uses DNA to make RNA and RNA to make protein. Proteins are the building blocks of life. To fully understand the characteristics of an organism, whether as simple as bacteria, or as complex as a human, scientists must examine its nucleic acids and proteins. To do this, scientists must first release the nucleic acids from the organism's cells so that the nucleic acids can be studied. In addition, scientists must also be able to obtain proteins from tissues to understand how the protein functions in the organism. The study of nucleic acids and proteins is called genomics and proteomics, respectively. It is important for scientists to have a method to release nucleic acids and proteins from cells and tissues in sufficient quantity and quality to study and test these molecules. Pressure cycling technology is such a method. Once nucleic acids and proteins are released by PCT, scientists can then use the released material in a broad range of applications such as identifying a disease causing bacteria or the response of a human to drug therapy.

        We believe that our patented and proprietary pressure cycling technology employs a unique approach that has the potential for broad applications in a number of established and emerging fields, including genomics, proteomics, drug discovery and development, protein purification, pathogen inactivation, immunodiagnostics, food safety, and DNA sequencing. We also believe that this technology can be applied to a wide range of commercial applications.

        To date, we have applied PCT to the area of sample preparation for genomics and proteomics. We have also developed scientific collaborations with leading laboratories and academic institutions in the United States, which we expect will remain ongoing into 2005 and beyond. We further expect that the data generated by our collaborators will be publicly released in scientific publications and presentations, and that these collaborators are primary candidates to purchase our PCT products. We have investigated the use of PCT for the inactivation of pathogens in human blood plasma, therapeutics, and diagnostic reagents and we have demonstrated the technical feasibility of applying PCT to immunodiagnostics, protein purification, pathogen inactivation, food safety, and DNA sequencing.

        As of September 30, 2004, we have invested approximately $11.0 million in the development of our pressure cycling technology since 1997, with the funds coming from both internal and public sources. To date, we have received seven Small Business Innovative Research ("SBIR") grants from the National Institutes of Health ("NIH") totaling approximately $2,000,000 (including two SBIR Phase II grants each in excess of $750,000) to develop PCT in the areas of microbial inactivation, sample processing, and Mycobacterium sample preparation. Most recently, in May 2004 we were awarded a $140,000 SBIR Phase I grant to study the use of PCT in applications to combat bio-terrorism.

  Products

        During the course of the development of our technology, we designed and developed three generations of proprietary instrumentation products that utilize our pressure cycling technology. The first generation instrument was used to establish and demonstrate the feasibility of our technology. The second generation instrument enabled rapid cycling between ambient and inhibitory pressures and temperature levels, and has been useful in genomic/proteomic sample preparation work as well as in pathogen inactivation studies. The third generation instrument permits the exchange of fluids while maintaining inhibitory conditions. This instrument has been useful in generating data in the area of protein purification. Our proprietary instrumentation has been designed to reliably establish the suitability and effectiveness of PCT for a number of applications in the life sciences.

        In September 2002, we released for sale our first commercial PCT instrument, the Barocycler NEP 2017. This floor model instrument is designed as a front-end sample preparation tool for genomic and proteomic systems. The NEP 2017 can process as many as six samples in five minutes, is computer controlled, and the temperature/cycles/pressure parameters can be customized to enhance the extraction process, maximize yields, and maintain the integrity of bio-molecules released during processing. In 2002, we also released for sale PULSE Tubes, which are single-use, disposable processing and storage tubes that work in conjunction with the Barocycler NEP 2017. Sales of these products have been extremely limited. To date we have leased one and sold two pressure cycling technology systems ("PCT Sample Preparation System") and a limited number of PULSE Tubes, and have generated approximately $106,000 of product revenue. We also believe that sales of our pressure cycling technology products have been adversely affected primarily as a result of the longer than anticipated sales cycle associated with these products. We believe the following factors have contributed to this slower than expected sales cycle: (1) the initial selling price of the Barocycler, (2) the limited amount of research data available demonstrating its capabilities and potential, (3) the absence of a strong sales and marketing management team, (4) the absence of a strong promotional campaign after the commercial release of the Barocycler- NEP 2017, (5) the inability to execute our sales plan as a result of financial constraints, (6) current US economic conditions and uncertainties which negatively affected capital spending on laboratory instruments, (7) the financial condition of our company during 2003 and 2004, and (8) the focus of our resources on other projects, including the sale of our BBI Core Businesses, a process that began in October 2002 and was recently completed in September 2004.

        To address the longer sales cycle associated with the Barocycler NEP 2017, we have been developing a less expensive and smaller, bench top version of the Barocycler, the NEP 3229, which we expect will facilitate an easier and quicker purchase decision by potential customers. We have also generated additional research data to support our sales efforts. The bench top version of the Barocycler NEP 3229 is compact enough to fit on a normal laboratory workbench, inside a six-foot laminar flow hood, or on the shelf of a standard laboratory cold room, is capable of processing up to three samples simultaneously, and uses the same PULSE Tubes as the NEP 2017. The NEP 3229 has an external chiller hook-up, automatic fill and dispense valves, and a microprocessor with an easy-to-use keypad. We believe that the new bench top Barocycler will fill an immediate and growing need in the genomics and proteomics sample preparation market for a smaller, more affordable, lower throughput instrument that can provide the quality, reproducibility, and safety of the NEP 2017 PCT Sample Preparation System. The NEP 3229 is expected to be available for commercial sale beginning in the first quarter of 2005.

  Research and Development

        Our research and development activities continue to focus on maximizing the commercial opportunities of our pressure cycling technology in two distinct areas: (1) continued development of core competency in existing PCT applications, with significant focus in genomic and proteomic sample preparation, and (2) basic research to expand the applicability of PCT into new areas. We believe that continued investment in research and development is essential to our strategy of developing additional applications for PCT, and in developing additional protocols, uses, and instrumentation for existing applications. We also believe that additional investment in research and development is essential for filing additional patent claims, demonstrating commercial proof-of-concept, and in developing our proprietary technology and capabilities. The level of our research and development activities, however, will be directly related to the amount of working capital we have available after the completion of the tender offer.

        In view of the platform nature of PCT, we elected to initially focus our internal research and development capabilities in the important and rapidly growing market of genomic and proteomic sample preparation, including the design, development, and market release of instrumentation, protocols, reagents, and PULSE Tubes. We chose to focus on this application because we believe it is an area that: (1) has a large and immediate need for better technology and in which we believe we can achieve our best gross margins, (2) is comprised mostly of research laboratories and thus subject to minimal governmental regulation, (3) is the least technically challenging for the development of our products, thus allowing us to get products to the market faster, (4) is compatible with our technical core competency, and (5) currently has our strongest patent protection.

        We plan to further develop and exploit our technology platform and apply it to a number of areas of the life sciences through internal efforts, scientific collaborations with leaders in the field, and through our strategic alliances and partnerships with third parties. More specifically, as described above, we plan to develop and commercialize our enabling, platform technology in protein purification, pathogen inactivation, immunodiagnostics, food safety, and DNA sequencing. Our ability to develop and commercialize our products into other areas will be directly related to the amount of working capital we have available after the completion of the tender offer.

  Manufacturing

        On June 2, 2004, we completed the sale of substantially all of the assets and selected liabilities of our BBI Source Scientific business unit to a newly formed limited liability company in which we retain a 30% ownership interest. In connection with the transaction, we received secured promissory notes in the aggregate principal amount of $900,000, which, together with accrued interest, are due on or before May 31, 2007. The aggregate principal amount of the notes may be reduced to $720,000 if the notes are paid in full by May 31, 2005 or $810,000 if the notes are paid in full by May 31, 2006. The notes are secured by pledges of the purchasers' ownership interests in Source Scientific, LLC, the newly formed limited liability company. Source Scientific, LLC has agreed to provide us with engineering, manufacturing, and other related services for our pressure cycling technology products. Under this agreement, we will pay Source Scientific, LLC not less than $25,000 per month for design, development and manufacturing services for our pressure cycling technology products through September 30, 2005.

        Source Scientific LLC has been responsible for the overall design, development, and manufacture of the Barocycler NEP 2017 since the technology was acquired in 1998. We expect that Source Scientific, LLC, with its prior instrumentation design experience in a number of areas of the life sciences, will also be responsible for the design of additional models of the Barocycler. We will not commence any further development of this or any other new pressure cycling technology products until such time as we have adequate funds.

  Sales and Advertising

        We intend to promote our products through advertisements in both scientific journals and industry magazines. We also plan to attend several national and regional industry expositions each year at which we plan to present data, demonstrate our products, and unveil our new instrumentation releases. We believe that industry acceptance of PCT and its many applications will depend to some extent on scientific publications and presentations made by independent experts in the life sciences field. Consequently, we expect to support the development of data by independent leaders in the field with strategic collaborative studies and research agreements between Pressure BioSciences and such recognized leaders. To help ensure the success of this marketing program and to support the sales team, we expect to hire experienced capital equipment product managers and sales representatives, as well as technical and customer services personnel. If we are unable to engage and retain qualified managers, sales or customer services personnel, we may be unable to successfully implement our business plan, maintain our current products and service initiatives and successfully deliver new products and services in the future. The level of our sales and marketing activities will be directly related to the amount of working capital we have available after the completion of the tender offer.

  Competition

        We believe we will be subject to two significant sources of competition.

        First, companies that have existing technologies for the extraction of nucleic acids and proteins from "hard-to-lyse" cells and tissues, including methods such as mortar and pestle, sonication, rotor-stator homogenization, French press, bead beating, freezer milling, enzymatic digestion, and chemical dissolution. We believe that there are a number of significant issues related to the use of these methods, including: complexity, sample containment, cross-contamination, shearing of biomolecules of interest, limited applicability to different sample types, ease-of-use, non-reproducibility, and in some cases cost. We believe that the PCT Sample Preparation System offers a number of major advantages over these methods, including labor reduction, temperature control, precision, reproducibility, versatility, efficiency, simplicity, and safety. Such competitors may have greater capital resources, research and development staff and facilities, and more experience in genomics and proteomics sample preparation, protein purification, pathogen inactivation, immunodiagnostics, and DNA sequencing. To compete, we must be able to demonstrate to potential customers that our products provide improved performance and capabilities.

        Second, there currently exist a number of companies that offer competitive sample extraction and purification technologies to the life sciences industry. However, we believe that no other company has a system with the desirable features of the Barocycler instrument and the PULSE Tube and the capability of processing such a wide a variety of "hard-to-lyse" samples. Furthermore, to our knowledge, there is no system presently available other than the PCT Sample Preparation System that has shown the potential to release high molecular weight protein complexes for proteomic studies.

        We believe that our PCT Sample Preparation System is a novel and enabling system for genomic and proteomic sample preparation. As such, many users of current manual techniques will need to accept a "paradigm shift" to change to our technology. We are also aware that the cost of the PCT Sample Preparation System is significantly greater than the cost of many of the manual techniques currently employed. Consequently, we plan to focus our sales efforts on those product attributes that we believe will be most important and appealing to potential customers namely versatility, reproducibility, and safety.

        A number of organizations have greater financial and technical capabilities than we have for protein purification, pathogen inactivation, immunodiagnostics and DNA sequencing. To compensate, we plan to develop our products in these fields through collaboration and strategic partnership with organizations already in these fields, using their technical expertise and market experience to help us realize the commercial potential of PCT.

  Intellectual Property

        We believe that protection of patents and intellectual property is essential to our business. Our practice is to file patent applications to protect technology, inventions, and improvements to inventions that are important to business development. We also rely on trade secrets, know-how, and technological innovations to develop and maintain our potential competitive position. To date, we have been granted thirteen United States patents, three European patents and one Australian patent. Our failure to obtain adequate patent protection may adversely affect our ability to enter into, or affect the terms of, any arrangement for the marketing or sale of any of our PCT products. It may also allow our competitors to duplicate our products without our permission and without compensation.

  Employees

        We currently have four employees, consisting of Mr. Richard T. Schumacher, our President and Chief Executive Officer, and three research and development employees. We believe we have assembled a strong scientific and technical team that has considerable skill and understanding relating to both the mechanisms underlying the biophysical effects of pressure on bio-molecules, as well as the design and development of PCT instrumentation and consumables. We believe this team, in collaboration with colleagues at beta sites, customer sites, and other research laboratories, has advanced our understanding of the potential application of our PCT technology in several significant areas in the life sciences field. However, our ultimate success will be dependent on our ability to market and sell our PCT products. We believe that we need to hire sales personnel and a Chief Financial Officer. Depending on the availability of funds, we expect to hire sales personnel in 2005. Because of our limited staff and the knowledge and background necessary to successfully develop, market and sell our pressure cycling technology products and services, we believe that our future success is dependent upon the continued services of Mr. Schumacher and our ability to engage and retain qualified sales and financial personnel. If we are unable to retain Mr. Schumacher or if we are unable to engage and retain qualified sales and financial personnel, we may be unable to successfully implement our business plan, maintain our current products and service initiatives and successfully deliver new products and services in the future, and we may have difficulty staying in business.

  Capital Requirements

        Other than our minimum $25,000 per month services commitment with Source Scientific, LLC for the design, development and manufacturing of our pressure cycling technology products, we currently do not have any other material capital commitments. We intend to fund the development of our operations with the cash remaining in Pressure BioSciences following the completion of the Offer, as well as through revenue from NIH and other grants, third party contracts, licensing agreements and royalties and fee-for-service testing.

        If we purchase all 5,500,000 shares offered to be purchased in the Offer (assuming none of the shares purchased are shares resulting from the exercise of outstanding stock options), we will have approximately $2.35 million in cash remaining. We believe that this amount will be sufficient to fund our pressure cycling technology operations through March 2006, at which time we may need to raise additional funds through equity or debt financings if we are unable to generate revenue or cash from other sources, such as grants, licenses or sales of our products. Some of these additional funds may come from any portion of the $2.1 million currently held in escrow to secure our indemnification obligations to SeraCare that may be released to us in March 2006 (eighteen months after the closing of the sale to SeraCare) if there have been no claims by SeraCare for indemnification claims. As of the date of this Offer to Purchase, we have received notices that could result in claims that reduce the amount of the escrow that may be released to us. On November 14, 2004, in accordance with the terms of the asset purchase agreement between us, BBI Biotech Research Laboratories, Inc. and SeraCare, SeraCare delivered the closing balance sheet, which reflected a deficiency of approximately $3.1 million when compared to the target net asset value of $8.5 million. This deficiency would eliminate any amounts we receive from the $2.5 million being held in escrow and require us to pay SeraCare an additional $600,000. Based on our calculation, however, the closing net asset value was estimated to be approximately $8.6 million. Accordingly, we objected to certain calculations contained in the closing balance sheet, including, without limitation, SeraCare's calculation of accounts receivable and inventory. We do not believe that the closing balance sheet prepared by SeraCare is in accordance with the terms of the asset purchase agreement and we are in the process of re-asserting and supporting our position as to the value and quality of the assets transferred.

        On November 22, 2004, we agreed with SeraCare that all disputes other than disputes relating to accounts receivable will be determined in accordance with the dispute resolution provisions contained in the asset purchase agreement. Disputes regarding accounts receivable will be resolved by permitting SeraCare to recover the amount of the receivable for identified accounts receivable that have not been collected within 90 days of the invoice date for domestic receivables and within 180 days of the invoice date for international receivables, such amounts to be recovered first out of the $2.5 million being held in escrow and then any amounts in excess of the escrowed amount shall be paid by us directly. We will be entitled to attempt to collect any receivables directly from account debtors for which SeraCare receives credit under the escrow or from the account debtor.

        On December 17, 2004, we agreed to settle our dispute with SeraCare concerning the collectibility of accounts receivable sold to SeraCare in connection with the asset purchase agreement. We agreed that, solely for purposes of settling our dispute with SeraCare, approximately $412,000 of accounts receivable would be deemed past due, therefore resulting in an adjustment to the purchase price requiring us to pay SeraCare that amount. We also agreed that the $412,000 deficiency will be released from the $2.5 million held in escrow; thereby leaving approximately $2.1 million remaining in escrow. The release of these funds from escrow settles all disputes regarding the accounts receivable deficiency shown by SeraCare in the closing balance sheet. We agreed to this settlement because we continue to believe, based on our past experience with the account debtors, that a substantial portion of these receivables are collectible. SeraCare will continue to use their normal collection efforts to attempt to collect these receivables. Any receivables they collect will be for our benefit and will be paid directly to us within five business days of receipt. We also maintain the right to attempt to collect any of these receivables directly from the account debtor. We believe that settling this dispute is in our best interests because we can avoid incurring additional costs and expenses disputing SeraCare's calculation of the accounts receivable.

        As a result of our settlement of the dispute over accounts receivable, we believe the deficiency in the closing balance sheet has been reduced to $2.5 million (consisting primarily of our dispute relating to the inventory valuation used by SeraCare). We have until January 15, 2005 to resolve our remaining differences over the closing balance sheet. If we are unable to resolve our differences, the closing balance sheet and purchase price adjustment dispute will be submitted to Ernst & Young LLP for resolution in accordance with the terms of the asset purchase agreement.

        If we complete the Offer (assuming we purchase 5,500,000 shares at $3.50 per share) and we fail to prevail in our dispute on the closing balance sheet and purchase price adjustment, we could lose the remaining $2.1 million held in escrow and we could be required to pay an additional amount of cash to cover the balance of any claim in excess of the escrow amount. If we are required to pay an additional amount in excess of the escrow amount, we will have less cash available to fund our operations, our business may be harmed and, if we are subject to additional indemnification claims or unanticipated expenses or liabilities, it may be difficult to continue our business as planned unless we are able to obtain equity or debt financing. Even if we are successful in our dispute on the closing balance sheet and purchase price adjustment, it is possible that we will receive additional notices or claims for indemnification in the future, which could reduce or eliminate altogether the amount we ultimately receive from the escrow.

        Additional financing may not be available to us on a timely basis if at all, or on terms acceptable to us. If we fail to obtain acceptable additional financing when needed, we may be required to reduce planned expenditures and forego business opportunities, which could harm our business.

        We may have additional cash remaining if some of the shares purchased in the Offer are shares issued upon exercise of stock options, because the amount of cash necessary to purchase such shares will be partially offset by the exercise price paid for such shares. For example, in the event options to purchase 737,942 shares with an average exercise price of $2.85 per share are exercised and the shares issued upon such exercise are tendered and purchased in the Offer, assuming no proration, we would need approximately $17.1 million to purchase 5,500,000 shares, which, based on our available cash as of December 15, 2004, would leave us with approximately $4.5 million in cash remaining after the Offer. In addition, we will have additional cash available to us if less than 5,500,000 shares are tendered in the Offer. The cash allocated for the purchase of those shares is expected to be used to provide additional working capital for our pressure cycling technology operations. If we have additional cash available to us, we plan to more aggressively pursue our growth plan and development of our pressure cycling technology business. For example, if we have access to more cash, we believe our development and potential growth would be accelerated because we would be able to hire additional sales, engineering and executive personnel to assist in the development, sales and marketing of our products.

  Other Assets

        In addition to our pressure cycling technology operations, our other significant assets include our 4.45% passive ownership interest in Panacos Pharmaceuticals, Inc. Panacos Pharmaceuticals is engaged in the discovery and development of small molecule, orally available drugs for the treatment of HIV and other major human viral diseases. Panacos Pharmaceuticals' proprietary discovery technologies focus on novel targets in the virus life cycle, including virus fusion and virus maturation, the first and last steps of viral infection. On June 2, 2004, Panacos Pharmaceuticals ("Panacos") announced that it entered into a definitive merger agreement with V.I. Technologies ("Vitex"), a publicly traded company based in Watertown, Massachusetts, that develops innovative anti-infective technologies to enhance blood safety. On November 29, 2004, Vitex and Panacos announced that they entered into an amended merger agreement pursuant to which Panacos stockholders will receive approximately 227 million shares of the surviving company. Based on our ownership percentage, we expect to receive approximately 10,100,000 shares of the surviving company. As of the last trading day prior to the printing of this Offer to Purchase, the closing price of Vitex shares on the Nasdaq National Market was $0.54 per share. It is expected that any liquidity we receive in connection with the sale of Panacos would be used to further fund our operations. The transaction is subject to closing conditions, including the receipt by Vitex of a financing commitment of $20 million. Based on press releases issued by Vitex and Panacos, the parties expect the merger to be completed in the first quarter of 2005 and is subject to approval by the shareholders of both companies and other customary closing conditions. We do not know when or if the transaction between Panacos and Vitex will close.

        We also continue to maintain a 30% ownership interest in Source Scientific, LLC, the newly formed limited liability company that purchased our BBI Source Scientific business unit. As described above, on June 2, 2004, in furtherance of our strategy to focus on our pressure cycling technology operations, we completed the sale of substantially all of the assets and selected liabilities of our BBI Source Scientific business unit to a newly formed limited liability company in which we retain a 30% ownership interest. In connection with the transaction, we received secured promissory notes in the aggregate principal amount of $900,000, which, together with accrued interest, are due on or before May 31, 2007. The aggregate principal amount of the notes may be reduced to $720,000 if the notes are paid in full by May 31, 2005 or $810,000 if the notes are paid in full by May 31, 2006. The notes are secured by pledges of the purchasers' ownership interests in the newly formed limited liability company. The new instrumentation company has agreed to provide engineering, manufacturing, and other related services for our pressure cycling technology products. Under this agreement, we will pay Source Scientific, LLC not less than $25,000 per month for design, development and manufacturing services for our pressure cycling technology products through September 30, 2005.

        We also continue to maintain a $1.0 million loan receivable from Mr. Schumacher. In January 2002, we pledged a $1,000,000 interest bearing deposit at a financial institution to secure our limited guaranty of loans in the aggregate amount of $2,418,000 from the financial institution to an entity controlled by Mr. Schumacher. The loans from the financial institution to the entity controlled by Mr. Schumacher, which are personally guaranteed by Mr. Schumacher, were originally secured by collateral which included certain real property owned by Mr. Schumacher and all of his shares of common stock held in the Company. Our pledge is secured by a junior subordinated interest in the collateral provided by Mr. Schumacher to the financial institution. Our pledge of $1,000,000 was made to assist Mr. Schumacher in refinancing his indebtedness related to, among other things, his divorce settlement and to enable him to avoid the need to sell his common stock on the open market to satisfy his debts. Our board of directors and a special committee of the independent directors of the board of directors evaluated a number of options and concluded that the pledge of the $1,000,000 interest bearing deposit was the best option and in the best interests of our stockholders in the belief that it would, among other things, avoid selling pressure on our common stock and relieve the financial pressures on Mr. Schumacher that could otherwise divert his attention from the Company.

        In January 2003, the $1,000,000 held in the interest bearing deposit account pledged to the financial institution to secure our limited guaranty was used by the financial institution to satisfy our limited guaranty obligation to the financial institution. We have no further obligations to the financial institution and we now have a loan receivable in the amount for $1,000,000 (plus accrued interest) from Mr. Schumacher. We also continue to maintain our junior interest in the remaining collateral pledged by Mr. Schumacher to the financial institution, which currently consists of Mr. Schumacher's common stock of Pressure BioSciences. We reflect the $1,000,000 loan receivable on our balance sheet in stockholders' equity. As of September 30, 2004, Mr. Schumacher's indebtedness to the financial institution was approximately $484,000.

Risk Factors.

        The following is a description of some of the risks associated with the implementation of our business as represented by the description above. Please carefully review each risk when making your determination as to whether to tender your shares or to remain as an investor in Pressure BioSciences.

  We may require additional capital to further develop our pressure cycling technology products and services and cannot assure that additional capital will be available on acceptable terms or at all.

        We have experienced negative cash flows from operations with respect to our pressure cycling technology business since our inception in 1997. We funded our pressure cycling technology activities to date primarily from revenue generated from our BBI Core Businesses, which we sold to SeraCare Life Sciences in September 2004.

        If we purchase all 5,500,000 shares (assuming none of the shares purchased are shares resulting from the exercise of outstanding stock options), we will have approximately $2.35 million in cash remaining. We believe that this amount will be sufficient to fund our pressure cycling technology operations through March 2006, at which time we may need to raise additional funds through equity or debt financings if we are unable to generate revenue or cash from other sources, such as grants, licenses or sales of our products or the release of funds from any portion of the $2.1 million held in escrow to secure our indemnification obligations to SeraCare that may be released to us in March 2006. We may have additional cash remaining if some of the shares purchased in the Offer are shares issued upon exercise of currently outstanding stock options, because the amount of cash necessary to purchase such shares will be partially offset by the exercise price paid for such shares.

        We will need additional capital if we experience unforeseen expenses, unanticipated liabilities or delays in implementing our business plan. We also believe that we will need substantial additional capital to accelerate the growth and development of our pressure cycling technology products and services. Our capital requirements will depend on many factors, including but not limited to:

  •
  the number of shares tendered in the Offer, because if less than 5,500,000 shares are tendered in the Offer (or if some of the shares tendered in the Offer consist of shares issued upon exercise of currently outstanding stock options thereby partially offsetting the actual costs to us because of the payment of the exercise price for such tendered shares), the cash allocated for the purchase of those shares is expected to be used to provide additional working capital for our pressure cycling technology business;

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  the amount of cash, if any, we receive from the $2.1 million being held in escrow to secure indemnification obligations to SeraCare that is released to us after the expiration of the eighteen month escrow period. We have received notices that could result in claims that could reduce the amount of the escrow that may be released to us. Currently we are disputing the deficiency shown in the closing balance sheet prepared by SeraCare. If we complete the Offer (assuming we purchase 5,500,000 shares at $3.50 per share) and we fail to prevail in our dispute on the closing balance sheet and purchase price adjustment, we could lose the entire escrow amount and we could be required to pay an additional amount of cash to cover the balance of any claim in excess of the escrow amount. If we are required to pay an additional amount in excess of the escrow amount, we will have less cash available to fund our operations, our business may be harmed and, if we are subject to additional indemnification claims or unanticipated expenses or liabilities, it may be difficult to continue our business as planned unless we are able to obtain equity or debt financing. Even if we are successful in our dispute on the closing balance sheet and purchase price adjustment, it is possible that we will receive additional notices or claims for indemnification in the future, which could reduce or eliminate altogether the amount we ultimately receive from the escrow;

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  any payments we receive from Mr. Schumacher on our $1.0 million loan receivable from him;

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  the amount, if any, we receive in payment of the $900,000 in aggregate principal amount of promissory notes that we received in connection with the sale of our BBI Source Scientific business unit;

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  the problems, delays, expenses and complications frequently encountered by development stage companies;

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  market acceptance of our pressure cycling technology products and services;

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  the success of our sales and marketing programs; and

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  changes in economic, regulatory or competitive conditions of our planned business.

        Estimates about the adequacy of funding for our activities are based on certain assumptions, including the assumption that the development of our products can be completed at projected costs and that product approvals and introductions will be timely and successful. There can be no assurance that changes in our research and development or other events will not result in accelerated or unexpected expenditures.

        To satisfy our potential capital requirements if our current capital does not adequately cover the development of our pressure cycling technology products and services, we may need to raise additional funds in the public or private capital markets. Additional financing may not be available to us on a timely basis, if at all, or on terms acceptable to us. If adequate funds are not available or we fail to obtain acceptable additional financing, we may be required to:

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  obtain financing with terms that may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our common stock;

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  curtail significantly our research or development program;

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  obtain funds through arrangements with future collaborative partners or others that may require us to relinquish rights to some or all of our technologies or products; or

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  otherwise reduce planned expenditures and forego other business opportunities, which could harm our business.

  By selling our BBI Core Businesses to SeraCare Life Sciences and focusing primarily on our pressure cycling technology operations, we have become less diversified.

        By selling our BBI Core Businesses to SeraCare Life Sciences in September 2004, we sold our business units that generated our most significant sources of revenue. We are now primarily a development-stage company focused on the further development and commercialization of our pressure cycling technology products and services. Companies in the development stage typically encounter problems, delays, expenses and complications, many of which may be beyond our control. These include, but are not limited to, unanticipated problems and costs relating to the development, testing, production and marketing of our products, availability of adequate financing and competition. This increases our business risk because we are less diversified than before the sale of the BBI Core Businesses to SeraCare and because our remaining business is speculative. There can be no assurance that we will be able to successfully complete the transition from a development stage company to the successful commercialization of our pressure cycling technology products and services.

  Our business is dependent on the success of our pressure cycling technology products and services, which has a limited operating history and has generated substantial losses and only a limited amount of revenues to date.

        The BBI Core Businesses sold to SeraCare in September 2004 represented more than 90% of our annual revenue in each of the past two years. Our business following the sale to SeraCare leaves us dependent on the performance of our pressure cycling technology activities, which is our only operating business going forward. Our pressure cycling technology business has a limited operating history and has incurred significant losses to date. Our first products utilizing our pressure cycling technology, the Barocycler NEP 2017 instrument and related disposable PULSE Tubes, were introduced for commercial sale in September 2002. To date we have invested approximately $11.0 million towards the development of our pressure cycling technology since 1997 and we have generated only limited revenue from sales of our pressure cycling technology products and related services. We have leased one and sold two Barocycler NEP 2017 units since it was introduced in 2002. In fiscal year 2003, we generated $674,000 in revenue from sales of our pressure cycling technology products and services and for the first nine months of 2004, we generated $304,993 in revenue from sales our pressure cycling technology products and services. Our failure to generate revenues from sales of our pressure cycling technology products and services will adversely affect our business and may affect our ability to stay in business.

  Our pressure cycling technology business has a history of operating losses.

        Our pressure cycling technology business has experienced significant operating losses since 1997.    Our ability to achieve profitability will depend, among other things, on successfully completing the development and commercialization of additional pressure cycling technology products, establishing marketing, sales and manufacturing capabilities or collaborative arrangements with others which possess such capabilities and market acceptance of our products. We currently have only two customers for our pressure cycling technology products and services. Our ability to achieve profitability will also depend upon our ability to develop additional customers for our pressure cycling technology products and services. There can be no assurance that we will be able to achieve profitability or that profitability, if achieved, can be sustained.

  Our pressure cycling technology products and services are new and have limited market awareness or acceptance.

        Our pressure cycling technology products have limited market awareness and, to date, limited sales, having leased one and sold two PCT Barocycler NEP 2017 units since commercial introduction in 2002. Our future success will be dependent in significant part on our ability to generate demand for our pressure cycling technology products and services and to develop additional commercial applications that incorporate our pressure cycling technology. To this end, we must increase market awareness and acceptance of our pressure cycling technology products to generate increased revenue. Our products and services require a sophisticated sales effort targeted at both the scientists who would use this technology and the senior management of our prospective customers. Currently, we do not have anyone who is focusing on sales and marketing, although, if we have sufficient funds following completion of the Offer, we intend to commence a search for a qualified sales executive within the near future. We cannot be certain that we will have sufficient funds following the completion of the Offer to hire any sales or marketing personnel. Our sales and marketing efforts will not be successful if we are unable to hire qualified sales and marketing personnel. All new hires will require training and will take time to achieve full productivity. We cannot be certain that we will be successful in our efforts to market and sell our products and in our efforts to hire a qualified sales executive. If we are not successful in building greater market awareness or acceptance and generating increased sales, our future results of operations will be adversely affected.

  The sales cycle of our pressure cycling technology products has been lengthy and as a result, we have incurred and may continue to incur significant expenses and we may not generate any significant revenue related to those products.

        Our current and potential customers have required several months, a much longer time than we had originally estimated, to test and evaluate our pressure cycling technology related products. This increases the possibility that a customer may decide to cancel or change plans, which could reduce or eliminate our sales to that potential customer. As a result of this lengthy sales cycle, we have incurred and may continue to incur significant research and development expenses, and selling, general and administrative expenses, and we have not generated any significant related revenue for these products, and we may never generate the anticipated revenue if a customer cancels or changes its plans. Factors associated with this lengthy sales cycle include the initial selling price of the PCT Barocycler NEP 2017 and the limited, though expanding, amount of research data presently available demonstrating its capabilities and potential. We have made additional refinements in our pressure cycling technology instrumentation, including the development of a less expensive and smaller, bench top version of the Barocycler NEP 3229 which we expect to be available for commercial sale in the first quarter of 2005; however, there can be no assurance that this bench top model will be successful or that we will generate any significant revenue from sales of these products.

  If we are unable to protect our patents and other proprietary technology relating to our pressure cycling technology products, our business will be harmed.

        Our ability to further develop and successfully commercialize our products will depend, in part, on our ability to enforce our patents, preserve trade secrets and operate without infringing on the proprietary rights of third parties. We currently have thirteen United States patents issued and several pending patent applications for our pressure cycling technology. Several of these have been followed up with foreign applications, for which three patents have been issued in Europe and one patent has been issued in Australia. We expect to file additional foreign applications in the future relating to our pressure cycling technology. The patents which have been issued expire between 2015 and 2021.

        There can be no assurance that:

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  any patent applications owned by us will result in issued patents;

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  patent protection will be secured for any particular technology;

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  any patents that have been or may be issued to us will be valid or enforceable;

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  any patents will provide meaningful protection to us;

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  others will not be able to design around our patents; or

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  that our patents will provide a competitive advantage or have commercial application.

        The failure to obtain adequate patent protection would have a material adverse effect on us and may adversely affect our ability to enter into, or affect the terms of, any arrangement for the marketing or sale of any product.

        There can be no assurance that patents owned by us will not be challenged by others. We could incur substantial costs in proceedings, including interference proceedings before the United States Patent and Trademark Office and comparable proceedings before similar agencies in other countries, in connection with any claims that may arise in the future. These proceedings could result in adverse decisions about the patentability of our inventions and products, as well as about the enforceability, validity or scope of protection afforded by the patents.

        We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent we rely on trade secrets and unpatented know-how to maintain our competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. We seek to protect trade secrets and proprietary knowledge, in part, through confidentiality agreements with our employees, consultants, advisors, and contractors. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. If our employees, consultants, advisors or contractors develop inventions or processes independently that may be applicable to our products, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain trade secret protection, for any reason, could have a material adverse effect on us.

  If we infringe on the intellectual property rights of others, our business will be harmed.

        There can be no assurance that the manufacture, use or sale of our pressure cycling technology products will not infringe patent rights of others. We may be unable to avoid infringement of the patent or other intellectual property rights of others and may be required to seek a license, defend an infringement action or challenge the validity of the patents or other intellectual property rights in court. There can be no assurance that a license will be available to us on terms and conditions acceptable to us, if at all, or that we will prevail in any patent or other intellectual property rights litigation. Patent or other intellectual property litigation is costly and time-consuming, and there can be no assurance that we will have sufficient resources to bring any possible litigation related to such infringement to a successful conclusion. If we do not obtain a license under such patents or other intellectual property rights, or are found liable for infringement, or are not able to have such patents declared invalid, we may be liable for significant money damages, may encounter significant delays in successfully commercializing and developing our pressure cycling technology products or may be precluded from participating in the manufacture, use or sale of our pressure cycling technology products or services requiring such licenses.

  We may be unable to adequately respond to rapid changes in technology.

        The introduction of products and services embodying new technology and the emergence of new industry standards may render our existing pressure cycling technology products and related services obsolete and unmarketable if we are unable to adapt to change. We may be unable to allocate the funds necessary to improve our current products or introduce new products to address our customers' needs and respond to technological change. In the event that other companies develop more technologically advanced products, our competitive position relative to such companies would be harmed.

  We may not be able to compete successfully.

        A number of companies have developed, or are expected to develop, products that compete or will compete with our products. We will compete with companies that have existing technologies for the extraction of nucleic acids and proteins from "hard-to-lyse" cells and tissues, including methods such as mortar and pestle, sonication, rotor-stator homogenization, French press, bead beating, freezer milling, enzymatic digestion, and chemical dissolution. We will also compete with a number of companies that offer competitive sample extraction and purification technologies to the life sciences industry. We are aware that there are additional companies pursuing new technologies with similar goals to the products developed or being developed by us. Such competitors may have greater capital resources, research and development staff and facilities, and more experience in genomics and proteomics sample preparation, protein purification, pathogen inactivation, immunodiagnostics, and DNA sequencing. To compete, we must be able to demonstrate to potential customers that our products provide improved performance and capabilities. We believe that our Barocycler NEP 2017 has had a longer sales cycle than we originally anticipated due in part to the cost of the instrument and the lack of research data demonstrating its capabilities and potential. To address this longer sales cycle associated with the Barocycler NEP 2017, we have been developing a less expensive and smaller, bench top version of the Barocycler, the NEP 3229, which we expect will facilitate an easier and quicker purchase decision by potential customers. We have also generated additional research data to support our sales efforts. Some of the companies with which we now compete or may compete in the future have or may have more extensive research, marketing and manufacturing capabilities and significantly greater technical, personnel and financial resources than we do, and may be better positioned to continue to improve their technology in order to compete in an evolving industry. Our failure to compete successfully could harm our business and prospects.

  We face the possibility of moving from The Nasdaq National Market to The Nasdaq SmallCap Market and potential delisting from The Nasdaq Stock Market entirely.

        Our common stock is currently traded on the Nasdaq National Market under the symbol "PBIO." Nasdaq has established rules and policies with respect to the continued listing of securities on each of the Nasdaq National Market and the Nasdaq SmallCap Market. In administering these policies, Nasdaq has established standards and identified events following which it will normally consider suspending dealings in or removing a security from listing (delisting) on the particular market of Nasdaq. If we fail to meet any of the continued listing standards of the Nasdaq National Market, which standards include a $1.00 minimum bid price, stockholders' equity of $10 million, market value of publicly held shares of not less than $5.0 million, not less than 750,000 shares of common stock held by non-affiliates, 400 round lot holders (i.e., shareholders of 100 shares or more), two market makers and compliance with Nasdaq's corporate governance requirements, our common stock will be delisted from the Nasdaq National Market. If more than 4,000,000 shares are tendered in the Offer (assuming none of the shares purchased are shares resulting from the exercise of outstanding stock options), we believe that the completion of this Offer is likely to have the effect of reducing our stockholders' equity below the $10 million requirement. Also, if 5,500,000 shares are tendered in the Offer (assuming none of the shares purchased are shares resulting from the exercise of outstanding stock options), it is likely that we will fall below additional continued listing requirements of the Nasdaq National Market, such as the $5.0 million in market value, the $1.00 minimum bid price, the 750,000 shares of common stock held by non-affiliates and the 400 round lot holders. In August 2004, prior to the completion of the sale of assets to SeraCare, we received notification from the Listing Qualifications Department of Nasdaq indicating that, based on our Quarterly Report on Form 10-Q for the period ended June 30, 2004, the Nasdaq listing qualifications staff determined that our stockholders' equity at $9,974,731 did not comply with the minimum $10,000,000 stockholders' equity requirement for continued listing on The Nasdaq National Market set forth in Marketplace Rule 4450(a)(3). Given our failure to satisfy the minimum stockholders' equity standard, the Staff is reviewing our eligibility for continued listing on The Nasdaq National Market. Since the completion of the sale to SeraCare, we have regained compliance with the minimum stockholders' equity standard of the Nasdaq National Market. On October 28, 2004, we received notice from the Nasdaq listing qualifications staff informing us that we are in compliance with the minimum stockholders' equity standard.

        We believe, but cannot assure, that following completion of the Offer, if we fail to comply with the stockholder's equity requirement or any of the other continued listing requirements of the Nasdaq National Market, we would be sent a notice and given the opportunity to move to the Nasdaq SmallCap Market without having to meet the Nasdaq SmallCap Market initial listing requirements, which initial listing standards we currently do not meet. We would, however, be required to pay the initial listing fee for the Nasdaq SmallCap Market and would be required to meet the continued listing requirements of the Nasdaq SmallCap Market. The continued listing requirements of the Nasdaq SmallCap Market include a $1.00 minimum bid price, stockholders' equity of $2.5 million, market value of publicly held shares of not less than $1.0 million, a minimum of 500,000 shares of common stock held by non-affiliates, 300 round lot holders (i.e., shareholders of 100 shares or more), two market makers and compliance with Nasdaq's corporate governance requirements. As of the date of this Offer, assuming 5,500,000 shares are tendered (and assuming that of the 5,500,000 tendered, 737,942 shares represent shares that were issued upon exercise of outstanding stock options with an exercise price of less than $3.50 per share), we believe we will still satisfy the continued listing requirements of the Nasdaq SmallCap Market. If we do fall below the Nasdaq National Market continued listing requirements and are given notice by Nasdaq of this occurrence, we intend to move to the Nasdaq SmallCap Market if Nasdaq permits such a move.

  Stockholders face the risks of holding "penny stocks" if we are delisted from Nasdaq.

        If our shares of common stock are delisted from both the Nasdaq National Market and the Nasdaq SmallCap Market, we expect that our shares of common stock will become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and certain types of "accredited investors". For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to sale. Consequently, the rule will likely adversely affect the ability of the holders of our common stock to sell their shares in the secondary market.

        SEC regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule in the form prescribed by the SEC relating to the penny stock market. The SEC also requires disclosure about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, the SEC requires monthly statements to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

  We currently have very few employees and our future success is dependent on the continued services of Richard T. Schumacher, our President and Chief Executive Officer.

        We currently have four employees. Mr. Richard T. Schumacher, our founder, President and Chief Executive Officer, is involved in virtually all aspects of our business. Our three other employees are involved in research and development. Although we believe that we currently do not need a large staff of employees at this time, we do believe we need sales personnel and a Chief Financial Officer. Depending upon the availability of funds, we expect to hire sales personnel in 2005. If we do not have adequate funds, we will be unable to hire any additional personnel. Because of our limited staff and the knowledge and background necessary to successfully develop, market and sell our pressure cycling technology products and services, we believe that our future success is dependent upon the continued services of Mr. Schumacher and our ability to engage and retain qualified sales and financial personnel. If we are unable to retain Mr. Schumacher or if we are unable to engage and retain qualified sales and financial personnel, we may be unable to implement our business plan, maintain our current products and service initiatives and successfully deliver new products and services in the future, and we may have difficulty staying in business.

  We rely on third parties for our manufacturing, engineering and other related services.

        In June 2004, we completed the sale of substantially all of the assets and selected liabilities of our BBI Source Scientific business unit, our laboratory instrumentation manufacturing business, to a newly formed limited liability company in which we retain a 30% ownership interest. In connection with the transaction, Source Scientific, LLC, the new instrumentation company, has agreed to provide engineering, manufacturing, and other related services for our pressure cycling technology products until September 30, 2005. Under this agreement, we will pay Source Scientific, LLC not less than $25,000 per month for design, development and manufacturing services for our pressure cycling technology products through September 30, 2005. These services are integral to the success of our business. Since we expect that Source Scientific, LLC will manufacture our products, our success will depend, in part, on the ability of Source Scientific, LLC to manufacture our products cost effectively, in sufficient quantities to meet our customer demand when and if such demand occurs, and meeting our quality requirements. If Source Scientific, LLC experiences manufacturing problems or delays, our business may be harmed. While we believe other contract manufacturers are available to address our manufacturing and engineering needs, if we find it necessary to replace Source Scientific, LLC, there will be a disruption in our business and we could incur additional costs and delays that would have an adverse affect on our business.

  In connection with the sale of our BBI Core Businesses, we continue to be exposed to contingent liabilities up to an amount equal to the purchase price for the BBI Core Businesses, which could prevent us from pursuing our remaining business operations or from completing the Offer in the event an indemnification claim is brought against us prior to completion of the Offer.

        In connection with the sale of our BBI Core Businesses to SeraCare, pursuant to the asset purchase agreement, we agreed to indemnify SeraCare for any losses from breaches of most of our representations, warranties or covenants that occur prior to June 14, 2006. Our indemnification obligations for breaches of some representations and warranties, however, extend for a longer period of time. More specifically, our indemnification obligation for a breach of representations and warranties relating to compliance with environmental laws extend until September 14, 2009, representations and warranties relating to tax matters extend for the applicable statute of limitations period (which varies depending on the nature of claim), and representations and warranties relating to our due organization, subsidiaries, authorization to enter into and perform the transactions contemplated by the asset purchase agreement and brokers fees, extend indefinitely. Our indemnification obligations are limited by an overall cap equal to the $30 million purchase price. For example, an indemnification claim by SeraCare could result if SeraCare suffers any damages arising out of (i) the inaccuracy of any of our representations about the assets comprising our BBI Core Businesses, (ii) a liability not specifically assumed by SeraCare, or (iii) our failure to comply with a covenant or other agreement in the asset purchase agreement. We have received notices that could result in claims that could reduce the amount of the escrow that may be released to us. Currently we are disputing the deficiency shown in the closing balance sheet prepared by SeraCare. If we complete the Offer (assuming we purchase 5,500,000 shares at $3.50 per share) and we fail to prevail in our dispute on the closing balance sheet and purchase price adjustment, we could lose the entire escrow amount and we could be required to pay an additional amount of cash to cover the balance of any claim in excess of the escrow amount. If we are required to pay an additional amount in excess of the escrow amount, we will have less cash available to fund our operations, our business may be harmed and, if we are subject to additional indemnification claims or unanticipated expenses or liabilities, it may be difficult to continue our business as planned unless we are able to obtain equity or debt financing. Even if we are successful in our dispute on the closing balance sheet and purchase price adjustment, it is possible that we will receive additional notices or claims for indemnification in the future, which could reduce or eliminate altogether the amount we ultimately receive from the escrow. The payment of any such indemnification obligations could adversely impact our cash resources following the completion of the sale to SeraCare and our ability to pursue the development of our pressure cycling technology business. In addition, if we become subject to a large indemnification claim prior to the completion of this Offer, we may not have sufficient cash to undertake the Offer or the price that we may be able to Offer to stockholders may be substantially less than what we otherwise would have been able to offer. Further, a large indemnification claim could render us insolvent, force us to declare bankruptcy or to liquidate.

  We may not be able to fully collect the $900,000 in aggregate principal amount of promissory notes, which we received in connection with the sale of our BBI Source Scientific business unit to Source Scientific, LLC.

        In connection with the sale of our BBI Source Scientific business unit to Source Scientific, LLC, we received secured promissory notes in the aggregate principal amount of $900,000, which, together with accrued interest, are due on or before May 31, 2007. The aggregate principal amount of the notes may be reduced to $720,000 if the notes are paid in full by May 31, 2005 or $810,000 if the notes are paid in full by May 31, 2006. The notes are secured by pledges of the purchasers' ownership interests in the newly formed limited liability company. Source Scientific, LLC may not be able to generate sufficient cash flow to enable the makers of the notes to pay the principal and interest on such notes. If we are unable to collect the principal and interest on the notes, we will have less cash available to run our pressure cycling technology business.

  We may not be able to fully collect the principal and interest due on a $1,000,000 loan receivable from our President and Chief Executive Officer, which could harm our business and financial condition.

        We have a $1,000,000 loan receivable from our President and Chief Executive Officer, Richard T. Schumacher. We maintain a junior security interest in collateral pledged by Mr. Schumacher to a financial institution. The collateral includes certain of Mr. Schumacher's shares of our common stock. Assuming that Mr. Schumacher sells 130,000 of his shares in the Offer, he will repay a substantial portion of his outstanding indebtedness to the financial institution (which indebtedness was approximately $484,000 as of September 30, 2004). Mr. Schumacher believes that by selling this amount of shares, he will be able to use the net after-tax proceeds to pay approximately half of his remaining indebtedness to the financial institution, which will significantly reduce the risk of an event of default under this loan which, if such an event were to occur, could result in the sale of his stock by the financial institution upon foreclosure of the financial institution's collateral for the loan. Pressure Biosciences continues to have a junior security interest in Mr. Schumacher's remaining stock to secure repayment of its $1.0 million loan receivable from Mr. Schumacher. In the event more than 5,500,000 shares have been properly tendered and not properly withdrawn, Mr. Schumacher has advised us that he will withdraw all or a pro rata number of the shares he tendered to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000 shares. In such event, Mr. Schumacher will be unable to repay the amount he currently otherwise anticipates paying to the financial institution and the risk of default will not be reduced. The collateral and personal assets of Mr. Schumacher may not be sufficient to permit us to fully recover the principal, interest and other costs associated with this loan receivable. If the value of the collateral decreases, we may have to write down or write off the loan receivable. Therefore, we cannot be certain that we will collect the full amount of the loan receivable. Our failure to collect all or a portion of this loan receivable could harm our business and financial condition.

  The market price for our common stock may fluctuate due to low trading volume, and it may be difficult for you to sell your stock at the prices and times you desire.

        Historically, the trading volume of our common stock on the Nasdaq National Market has been low compared with other Nasdaq listed companies. Due to its low trading volume, the market price of our common stock may fluctuate significantly. Attempts to purchase or sell relatively small amounts of our common stock could cause the market price of our common stock to fluctuate. Low trading volume levels, which will likely continue following the completion of the Offer due the fact that a significant number of our outstanding shares will likely be owned by Mr. Schumacher, who is subject to trading restrictions imposed on affiliates under Rule 144 promulgated under the Securities Act, may also affect our remaining stockholders' ability to sell shares of our common stock quickly at the current market price. In addition, sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market prices for our common stock.

        If, as described elsewhere, we are forced to delist the shares from both the Nasdaq National Market and the Nasdaq SmallCap Market and we do not qualify for listing on another exchange or inter-dealer quotation system (we do not currently meet the initial listing standards of the Nasdaq National Market, Nasdaq SmallCap Market, the American Stock Exchange or New York Stock Exchange), we will attempt to be traded on the OTC Bulletin Board or the pink sheets. The OTC Bulletin Board and pink sheets are generally considered less efficient markets than the Nasdaq National Market and the Nasdaq SmallCap Market. It is likely that there will only be limited trading volume in our common stock following the completion of the Offer. Accordingly, you may find it more difficult to dispose of your shares of common stock and you may not be able to sell some or all of your shares of common stock when and at such times as you desire and it is possible that you may lose your investment.

  A few stockholders control a significant percentage of voting power and may exercise their voting power in a manner adverse to other stockholders' interests.

        Our President and Chief Executive Officer, Mr. Richard T. Schumacher has voting control over approximately 10.98% of the outstanding shares of our common stock as of December 15, 2004. In addition, as of December 15, 2004 Mr. Richard Kiphart, an unaffiliated investor, controlled approximately 22.3% of the outstanding shares of our common stock. Based upon our reasonable inquiry, we believe that Mr. Richard P. Kiphart (together with Mr. Kiphart's daughter and a fund in which he serves as the general partner), intends to tender 1,507,433 shares he beneficially owns in the Offer. We expect that Mr. Kiphart and his affiliates will retain and not exercise and tender the underlying shares from warrants to purchase 35,556 shares because such warrants have a purchase price of $3.60 per share.

        Depending on the number of shares that are tendered in the Offer, it is possible that Mr. Schumacher will have significant influence and control over stockholder votes on significant matters, such as the election of directors and the approval of significant transactions, such as a mergers and acquisitions. For example, assuming that we purchase all 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 737,942 shares represent shares issued upon exercise of stock options with an exercise price of less than $3.50 per share (which includes 136,000 shares issued upon exercise of Mr. Quinlan's stock options), (ii) 130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan and (iv) 1,507,433 shares are tendered by Mr. Kiphart and his affiliates), Mr. Schumacher, would beneficially own 28.5% of our outstanding shares, which percentage includes 130,000 shares issuable upon exercise of his outstanding stock options. Alternatively, assuming that we purchase all 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 136,000 shares represent shares issued upon exercise of Mr. Quinlan's stock options (and no other shares issuable upon exercise of outstanding stock options are tendered), (ii) 130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan and (iv) 1,507,433 shares are tendered by Mr. Kiphart and his affiliates), Mr. Schumacher would beneficially own 38.9% of our outstanding shares, which percentage includes 130,000 shares issuable upon exercise of his outstanding stock options. Since Mr. Schumacher and Mr. Quinlan intend to withdraw all or a pro rata number of shares tendered by them if necessary to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000, in such event the percentage beneficial ownership of our outstanding shares of common stock after the Offer of Mr. Schumacher will increase. In any of the foregoing scenarios, Mr. Schumacher will effectively control stockholder votes for the election of directors, increasing the authorized capital stock, and authorizing mergers and sales of assets. Given Mr. Schumacher's potential ability to influence and control stockholder actions, it is possible that he may act in a manner that is adverse to your personal interests.

  Provisions in our charter and by-laws and our stockholders rights plan may discourage or frustrate stockholders' attempts to remove or replace our current management.

        In addition to the fact that Mr. Schumacher may be in a position to control stockholder votes on the election of directors and the approval of significant transactions, our amended and Restated Articles of Organization and Amended and Restated Bylaws contain provisions that may make more difficult or discourage changes in our management that our stockholders may consider to be favorable. These provisions include:

  •
  a classified board of directors;

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  advance notice for stockholder nominations to the board of directors;

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  limitations on the ability of stockholders to remove directors; and

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  a provision that allows a majority of the directors to fill vacancies on the board of directors.

        On February 27, 2003, our board of directors entered into a shareholder rights agreement. This agreement may also have the effect of discouraging or preventing a change in control.

        These provisions could prevent or frustrate attempts to make changes in our management that our stockholders consider to be beneficial and could limit the price that our stockholders might receive in the future for shares of our common stock.

  Pro Forma Financial Information.

        On December 27, 2004, we commenced this Offer to purchase for cash up to 5,500,000 shares at a price equal to $3.50 per share. The following unaudited pro forma balance sheet as of September 30, 2004 has been presented to give effect to the purchase of the shares with available cash and marketable securities.

        The unaudited pro forma balance sheet should be read in conjunction with our historical financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The unaudited pro forma balance sheet is presented for comparative purposes only and is not intended to be indicative of our actual financial position that would have been achieved had the Offer been completed as of the date indicated above, nor do they purport to indicate results which may be attained in the future.

        We expect to incur approximately $250,000 in expenses related to the Offer, and we expect to capitalize these costs as incurred. We have assumed for purposes of the unaudited pro forma balance sheet that we purchased all of the shares for which we are making an Offer at the purchase price of $3.50 per Share.

PRESSURE BIOSCIENCES, INC.
(FORMERLY KNOWN AS BOSTON BIOMEDICA, INC.)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2004

	CONSOLIDATED PRESSURE BIOSCIENCES INC. AS REPORTED SEPTEMBER 30, 2004	ASSUMED TENDER OFFER— 5,500,000 SHARES TENDERED AT $3.50/SHARE NOTE 1	PAYMENT OF TRANSACTION COSTS INCL TAXES NOTE 2	PRO FORMA TOTALS AFTER TENDER OFFER
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,595,341	(19,250,000)	(3,600,000)	$2,745,341
Accounts receivable, net	35,937			$35,937
Inventories	262,568			$262,568
Prepaid expenses and other current assets	109,897		—	$109,897

Total current assets	26,003,743	(19,250,000)	(3,600,000)	3,153,743

Property and equipment, net	38,695			$38,695

OTHER ASSETS:
Goodwill and other intangible assets, net	486,348			$486,348
Assets transferred under contractual arrangements (Note 3)	1,340,777			$1,340,777
Escrow on deposit related to sale of assets to Seracare	2,503,632			$2,503,632
Other long-term assets	9,178			$9,178

Total other assets	4,339,935	—	—	4,339,935

TOTAL ASSETS	$30,382,373	$(19,250,000)	$(3,600,000)	$7,532,373

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$119,799			$119,799
Taxes Payable & transaction costs payable	3,925,200		(3,180,000)	$745,200
Accrued employee compensation	147,541			$147,541
Other accrued expenses	543,956		(420,000)	$123,956
Liabilities from discontinued operations	32,515			$32,515

Total current liabilities	4,769,011	—	(3,600,000)	1,169,011
LONG-TERM LIABILITIES:
Liabilities transferred under contractual arrangements (Note 3)	474,579			$474,579
Net liabilities from discontinued operations	95,000			$95,000
Other liabilities				$—

Total liabilities	5,338,590	—	(3,600,000)	1,738,590

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; 20,000,000 shares auth.; 6,862,040 issued and outstanding at 9/30/04	68,620	(55,000)		$13,620
Additional paid-in capital	22,256,533	(19,195,000)		$3,061,533
Retained Earnings/(accumulated deficit)	3,718,630		—	$3,718,630
Loan receivable from Director and former CEO	(1,000,000)			$(1,000,000)

Total stockholders' equity	25,043,783	(19,250,000)	—	5,793,783

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$30,382,373	$(19,250,000)	$(3,600,000)	$7,532,373

FOOTNOTES:

        The pro forma adjustments to the unaudited pro forma condensed consolidated financial statements assume these transactions occurred on September 30, 2004 as follows:

1.
This computation assumes the maximum number of shares being tendered, and the maximum estimate of transaction costs expected to be incurred.

If 5,000,000 shares were tendered, cash available and stockholders equity would increase by $1,750,000.

If 4,500,000 shares were tendered, cash available and stockholders equity would increase by $3,500,000.

2.
Reflects the payment of taxes on the gain from the sale of assets and selected liabilities of the BBI Core Businesses completed September 14, 2004, as well as the estimated transactions costs of the tender.

3.
Reflects the assets and liabilities of Source Scientific Inc. transferred under contractual arrangement to Source Scientific LLC pursuant to Agreement dated June 2004.

        Assets.    As noted above, our material assets following the Offer will be the cash remaining after the Offer, our pressure cycling technology and products, our interest in Panacos Pharmaceuticals, Inc. and Source Scientific, LLC, notes receivable from Source Scientific, LLC in the aggregate principal amount of $900,000, subject to reductions (see "Executive Summary," above), and our $1.0 million loan receivable from Mr. Schumacher.

        Liabilities.    Other than the possibility of indemnification claims in connection with the sale of our BBI Core Businesses to SeraCare, which liabilities, if any, we expect to be covered by the $2.1 million held in escrow, we do not expect to have any obligations other than those incurred in the ordinary course of our business in developing our pressure cycling technology products and services and those discussed in our reports filed with the SEC and their related financial statements.

        Investment Company Act of 1940.    We are not an investment company subject to the provisions of the Investment Company Act of 1940. However, in order to remain free of a requirement that we register as an investment company, in general, we must continue to limit our investments in the manner provided by our written investment policy. The returns that we expect to realize on such investments are small and investors should consider the limitations on our investments in deciding whether to tender shares.

SECTION 3.    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

        General.    The following discussion describes the material United States federal income tax considerations that are generally applicable to us and our United States holders of shares who tender their shares for cash pursuant to the Offer.

        This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (including temporary regulations) promulgated thereunder, judicial authorities and current administrative rulings, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision that could modify the tax consequences of the Offer described in this discussion.

        This discussion addresses only stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, persons who elect to treat dividends or capital gains as investment income for purposes of the limitation on the deduction for investment interest expense, insurance companies, tax-exempt organizations, foreign persons, employee benefit plans, personal holding companies, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion," or "constructive sale" transaction for United States federal income tax purposes, United States persons whose functional currency is not the United States dollar, or persons who received their shares through the exercise of stock options or otherwise as compensation. Except as expressly stated below, this discussion does not address any state, local or foreign tax matters.

        This discussion applies only to "United States holders." For purposes of this discussion, a "United States holder" means:

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  a citizen or resident of the United States;

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  a corporation, partnership or other entity created or organized in the United States or under the laws of the United States, any state or of any political subdivision thereof;

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  an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

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  a trust whose administration is subject to the primary supervision of a United States court and that has one or more United States persons who have the authority to control all of its substantial decisions.

Holders of shares are urged to consult with their own tax advisers as to the specific tax consequences (federal, state, local and foreign) of the Offer to them. We are not making any representations regarding the particular tax consequences of the completion of the Offer as to any holders of shares, nor are we or our counsel rendering any form of legal opinion as to such tax consequences.

        Summary of Federal Tax Treatment to Pressure BioSciences' Stockholders.    A purchase of shares pursuant to the Offer will constitute a "redemption" under the Code and will be a taxable transaction for United States federal income tax purposes. If the redemption qualifies as a sale of shares by a stockholder under Section 302 of the Code, the stockholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the stockholder's tax basis in the shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of shares under Section 302, the stockholder will be treated as receiving a distribution of property with respect to stock. One consequence of this distribution is that the stockholder would be treated as receiving a dividend in an amount equal to the cash received pursuant to the Offer but only to the extent of our accumulated or current earnings and profits. However, because we have no accumulated earnings and profits and anticipate that we will have no current earnings and profits, any distribution should be treated as a tax-free return of capital to the extent of the holder's adjusted tax basis in the tendered shares and, to the extent the amount of the distribution exceeds such holder's basis in the tendered shares, any remainder will be treated as gain from the sale of property. See "—Distribution Treatment to Pressure BioSciences' Stockholders Other Than Corporations."

        As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of shares owned by the stockholder (including any shares constructively owned by the stockholder) and the number of shares that are purchased from the stockholder in the Offer. The Offer might not produce uniform tax treatment for all stockholders. One stockholder might receive sale treatment and another might receive dividend treatment.

        Sale Treatment to Pressure BioSciences' Stockholders.    Under Section 302 of the Code, a redemption of shares pursuant to the Offer will be treated as a sale of such shares for federal income tax purposes if such redemption (i) is "substantially disproportionate" with respect to the stockholder, (ii) results in a "complete redemption" of all of the stockholder's stock in us, (iii) qualifies for partial liquidation treatment to noncorporate stockholders, or (iv) is "not essentially equivalent to a dividend" with respect to the stockholder.

        The sale of shares will be "substantially disproportionate" if the percentage of the outstanding shares actually and constructively owned by the stockholder satisfies the following three requirements:

        (a)   after the sale, the stockholder owns less than 50% of the total combined voting power of all classes of outstanding stock entitled to vote;

        (b)   the stockholder's percentage of the total outstanding voting stock immediately after the purchase is less than 80% of the stockholder's percentage of the total outstanding voting stock immediately before the purchase; and

        (c)   the stockholder's percentage of outstanding common stock (whether voting or non-voting) immediately after the purchase is less than 80% of the stockholder's percentage of outstanding common stock (whether voting or non-voting) immediately before the purchase.

        The sale of shares will be deemed to result in a "complete redemption" if either (a) all the shares actually and constructively owned by the stockholder are sold pursuant to the Offer or (b) all the shares actually owned by the stockholder are sold pursuant to the Offer and the stockholder is eligible to waive (and effectively waives) constructive ownership of any other shares under procedures described in Section 302 of the Code.

        A distribution by us to noncorporate stockholders in redemption of our shares will qualify for partial liquidation treatment if it is not essentially equivalent to a dividend (determined at the corporate rather than the stockholder level), is pursuant to a plan, and occurs within the tax year in which the plan is adopted or within the succeeding tax year. For purposes of qualifying as a partial liquidation, "not essentially equivalent to a dividend" is defined as a corporate contraction by means of a distribution of the assets (or sale proceeds) of a qualified trade or business. We have not undertaken a determination as to whether the distribution pursuant to the Offer is not essentially equivalent to a dividend.

        The sale of shares may be "not essentially equivalent to a dividend" if the sale results in a "meaningful reduction" of the stockholder's proportionate interest in us. Whether the sale will be considered as "not essentially equivalent to a dividend" depends on the particular stockholder's facts and circumstances. The Internal Revenue Service has ruled that where a stockholder owns shares having a minimal proportionate interest in a corporation whose shares are publicly traded, a redemption will not be treated as substantially equivalent to a dividend (and will therefore qualify for sale treatment) if there is a reduction, however small, in the stockholder's proportionate interest (provided the stockholder does not exercise any control over or otherwise participate in the management of our corporate affairs). Conversely, the Internal Revenue Service has ruled that a redemption of a stockholder who holds less than one percent of a publicly traded corporation's outstanding stock, will not qualify for sale treatment if the pro rata stock interest of the stockholder is not reduced. We encourage any stockholder intending to rely upon the "not essentially equivalent to a dividend" test to consult such stockholder's own tax advisor as to its application in the stockholder's particular situation.

        In determining whether any of the above tests are satisfied, a stockholder must take into account not only shares that are actually owned by the stockholder, but also shares that are constructively owned by the stockholder within the meaning of Section 318 of the Code. Under Section 318, a stockholder is deemed to own shares actually owned, and in some cases constructively owned, by certain individuals and entities. A stockholder is also deemed to own shares that the stockholder has the right to acquire by exercise of an option or conversion or exchange of a security. An individual stockholder is considered to own shares owned directly or indirectly by or for his spouse and his children, grandchildren and parents. In addition, a stockholder is considered to own a proportionate number of shares owned by trusts or estates in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner and by corporations in which the stockholder owns directly or indirectly 50% or more in value of the stock. Similarly, shares directly or indirectly owned by beneficiaries of estates or trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities. Stock constructively owned by a person may be treated as being owned by that person for the purpose of attributing ownership to another person.

        Stockholders should be aware that their ability to satisfy any of the foregoing tests also may be affected by proration pursuant to the Offer. Therefore, unless a stockholder makes a conditional tender (see "Section 9. Conditional Tender Procedures"), the stockholder (other than an odd lot holder who tenders all of his, her or its shares) can be given no assurance, even if the stockholder tenders all of the stockholder's shares, that we will purchase a sufficient number of such shares to permit the stockholder to satisfy any of the foregoing tests. Stockholders also should be aware that an acquisition or disposition of shares in the market or otherwise as part of a plan that includes the stockholder's tender of shares pursuant to the Offer might be taken into account in determining whether any of the foregoing tests is satisfied. Stockholders are urged to consult their own tax advisors with regard to whether acquisitions from or sales to third parties, including market sales, and a tender may be so integrated.

        If any of the foregoing four tests is satisfied, the stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the stockholder's tax basis in the shares sold. Such gain or loss must be determined separately for each block of shares sold (i.e., shares that were acquired in a single transaction). The recognized gain or loss will be capital gain or loss if the shares are held as a capital asset, and will be long-term capital gain or loss if the shares have been held for longer than twelve months at the time of the sale. Any long-term capital gain recognized by a United States holder that is an individual will be subject to United States federal income tax at a maximum rate of 15%. Short-term capital gains, however, generally are subject to United States federal income tax at the same rate as ordinary income. Certain limitations apply to the deductibility of capital losses by United States holders.

        Distribution Treatment to Pressure BioSciences' Stockholders Other Than Corporations. If none of the foregoing four tests under Section 302 of the Code is satisfied, the stockholder generally will be treated as having received a distribution of property with respect to stock pursuant to Section 301 of the Code. The distribution will be a dividend to the stockholder, which is taxable in an amount equal to the amount of cash received by the stockholder pursuant to the Offer (unreduced by the stockholder's basis in such shares), to the extent we have sufficient accumulated or current earnings and profits. Because we are a domestic "C corporation," dividends paid with respect to our shares are generally eligible to be treated as "qualified dividend income," which is subject to United States federal income tax at the long-term capital gains rate of 15%. A stockholder will be eligible to treat a dividend received in redemption of our shares as qualified dividend income only if the stockholder is taxed at individual rates and meets a holding period requirement with respect to our shares. Stockholders that will be treated as receiving a dividend are encouraged to consult their own tax advisors to the extent the amount of the distribution exceeds our current or accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of that holder's adjusted tax basis in the tendered shares. To the extent the amount of the distribution exceeds the holder's basis in the tendered shares, any remainder will be treated as gain from the sale of property (as described above, this gain may or may not be long-term capital gain). As of the date of this Offer to Purchase, we have no accumulated earnings and profits, and we anticipate that we will have no current earnings and profits.

        Treatment of Dividend Income for Corporate Stockholders.    In general, any income that is treated as a dividend received by a domestic corporation pursuant to the rules described above will be eligible for certain percentage dividends-received deductions under Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and the holding period requirement of Section 246 of the Code. In the case of any redemption of stock that is not pro rata as to all stockholders, any amount treated as a dividend under the rules of Section 302 is treated as an "extraordinary dividend" subject to the provisions of Section 1059 of the Code regardless of the stockholder's holding period or the amount of the dividend. Under Section 1059 of the Code, a corporate stockholder must reduce the tax basis of its stock (but not below zero) by the portion of any "extraordinary dividend" that is deducted under the dividends received deduction and, if such portion exceeds the stockholder's tax basis for the stock, must treat any such excess as additional gain from the sale or exchange of such stock for the taxable year in which the extraordinary dividend is received.

        Corporate stockholders are encouraged to consult their own tax advisors, particularly as to the application of Section 1059 to the Offer.

        Pressure BioSciences' Stockholders Who Do Not Receive Cash Under the Offer.    Stockholders whose shares are not purchased by us under the Offer will not incur any tax liability as a result of the completion of the Offer.

        Federal Tax Treatment to Pressure BioSciences.    Pursuant to Section 311(a) of the Code, a corporation does not recognize gain or loss on the distribution (not in complete liquidation) of its stock or rights to acquire its stock from its stockholders. However, a corporation generally must recognize gain (but not loss) on the distribution to its stockholders of appreciated property. Because we will only exchange cash (and not any property) for our shares as part of the Offer, we will not recognize any gain under Section 311(a) of the Code.

        Pressure BioSciences' Federal Net Operating Loss Carryforwards.    We had consolidated net operating loss ("NOL") carryforwards for federal income tax purposes at September 30, 2004 of approximately $5.8 million. We have not made a determination as to whether any of our NOL carryforwards are subject to an annual Section 382 limitation. Our NOL carryforwards remain subject to examination by the IRS and thus subject to possible reduction or limitation.

        Federal Tax Consequences to Pressure BioSciences' NOL Carryforwards from the Redemption. Significant equity restructuring often results in a Section 382 ownership change that limits the future use of NOL carryforwards, certain recognized built-in losses, and other tax attributes. Such attributes include capital losses and general business credits. The Section 382 limitation applies on an annual basis to tax years ending after the date of the ownership change. The Section 382 limitation reduces the value of our pre-ownership change NOL carryforwards by limiting our (or a successor entity's) annual utilization of the NOL carryforwards (and certain other tax attributes) against future income and gains.

        A Section 382 ownership change generally occurs when, over a 3-year testing period, the aggregate stock ownership percentage, by value, of direct or indirect "5% stockholders" has increased by more than 50 percentage points over such stockholders' lowest ownership percentages within the testing period. In general, Section 382 applies to consolidated NOL carryforwards on a group basis, with ownership changes determined by tracking ownership shifts of the group's common parent. A number of shares could be tendered in the Offer that would result in Section 382 ownership increases to certain 5% stockholders.

        If a Section 382 ownership change occurs, the Section 382 limitation is computed by multiplying the fair market value of our equity immediately prior to the ownership change by the long-term tax-exempt ("LTTE") rate applicable for the month in which the ownership change occurs. The LTTE rate is equal to 4.27% for ownership changes during December 2004. For purposes of the annual limitation on use of NOL carryforwards, the value of the equity of a company that undergoes a Section 382 ownership change will be reduced if any of three situations apply:

        (a)   The company is deemed to make a redemption or similar corporate contraction;

        (b)   The company has substantial non-business assets (i.e., at least a third of the total assets); or

        (c)   The company violates strict anti-stuffing rules.

        The annual limitation is reduced to zero if the loss corporation does not maintain "continuity of business enterprise" (i.e., continues its historic business or utilizes its historic assets in an active business) for the two-year period following the ownership change.

        Backup Federal Income Tax Withholding.    Under certain circumstances, United States holders of the shares may be subject to backup withholding at a 28% rate with respect to the amount of consideration received pursuant to the Offer, unless the holder provides proof of an applicable exemption or a correct taxpayer identification number on substitute Form W-9 and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The discussion set forth above is included for general information only. We urge you to consult your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local and foreign tax laws.

SECTION 4.    POSITION OF THE SPECIAL COMMITTEE, BOARD OF DIRECTORS AND FILING PERSONS; FAIRNESS OF THE OFFER

  Position of the Special Committee, Board of Directors and Filing Persons.

        On October 13, 2004, our board of directors appointed a special committee of the board of directors, consisting of independent directors R. Wayne Fritzsche, P. Thomas Vogel and J. Donald Payne, to review and consider the proposed tender offer and other potential uses of the proceeds from the sale of the BBI Core Businesses to SeraCare. Each of the members of the special committee had participated in earlier meetings of the board at which the proposed tender offer and uses of proceeds from the sale to SeraCare were discussed. On December 20, 2004, the special committee determined that the Offer is fair to those stockholders of Pressure BioSciences who are not officers, directors or controlling stockholders (such stockholders referred to herein as "unaffiliated stockholders"), unanimously approved the Offer and recommended the approval of the Offer to the full board.

        On December 20, 2004, our board of directors, based in part upon the recommendation of the special committee of independent directors, determined that the Offer is fair to our unaffiliated stockholders. All members of the board of directors participated in the vote. All directors believe that the Offer represents a fair and reasonable value per share and, therefore, is fair to our unaffiliated stockholders.

        In approving the Offer, the intent of our board of directors and special committee is to afford each of our stockholders with the opportunity to decide whether to sell all or a portion of their stock in our company and obtain liquidity for their shares at a fair price or to remain a stockholder of our company that is now focused primarily on our pressure cycling technology operations. At the same time, our board of directors and special committee believe that, assuming all 5,500,000 shares are tendered, we will retain approximately $2.35 million (assuming that the only shares tendered and purchased in the Offer consist of our outstanding shares of common stock and no shares issued upon exercise of outstanding stock options). Our board of directors and special committee believe that this amount of cash will be sufficient to fund our pressure cycling technology operations through March 2006, at which time we may need to raise additional funds through equity or debt financings if we are unable to generate revenue or cash from other sources, such as grants, licenses or sales of our products. Our board of directors and special committee also believe that some of these additional funds may come from any portion of the $2.1 million held in escrow to secure our indemnification obligations to SeraCare that may be released to us in March 2006 if there have been no other indemnification claims by SeraCare.

        In reaching its conclusion, our board of directors and special committee also believed that it is likely that at least a portion (if not all) of the "in-the-money" stock options to purchase 737,942 shares will be exercised and tendered in the Offer and that, as a result, it is likely that we will have additional cash available after the completion of the Offer to run our pressure cycling technology business, because the amount of cash necessary to purchase such shares will be partially offset by the exercise price paid for such shares. For example, in the event options to purchase 737,942 shares with an average exercise price of $2.85 per share are exercised and the shares issued upon such exercise are tendered and purchased in the Offer, assuming no proration, we would need approximately $17.1 million to purchase 5,500,000 shares, which, based on our available cash as of December 15, 2004, would leave us with approximately $4.5 million in cash remaining after the Offer. Our board of directors and special committee also concluded that if we have additional cash available to us, we should be in a position to more aggressively pursue our growth plan and development of our pressure cycling technology business. For example, if we have access to more cash, we believe our development and potential growth would be accelerated because we would be able to hire additional sales, engineering and executive personnel to assist in the development, sales and marketing of our products.

        In short, we believe that the Offer provides an opportunity for us to continue developing our pressure cycling technology business, while also providing those stockholders who do not wish to participate in the development of such technology business an opportunity to sell their shares at a fair price. The factors and reasons of the special committee and the board of directors for the engaging in the Offer at this time are discussed below under the heading "—Fairness of the Offer."

        Despite such approval of the Offer, neither the special committee nor our board of directors makes any recommendation to you regarding whether or not you should tender your shares pursuant to the Offer. Each stockholder must make its, his or her own decision regarding whether to tender shares and, if so, how many shares to tender.

        Mr. Schumacher also supports the tender offer and believes the purchase price for the shares is fair to our unaffiliated stockholders. However, Mr. Schumacher recommends, in his capacity as a stockholder and not as a director or officer of Pressure BioSciences or otherwise on our behalf, that you do not tender your shares in the Offer and instead recommends that you continue to remain a stockholder in Pressure BioSciences. Mr. Schumacher believes that there are a number of reasons to remain a stockholder in Pressure BioSciences, including, but not limited to, the following:

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  With additional development and resources and by focusing primarily on our pressure cycling technology activities, Mr. Schumacher believes that our pressure cycling technology products and services can become commercially successful. This is based in part on the positive feedback Mr. Schumacher has received from potential customers and the additional research data we have generated with respect to our pressure cycling technology products since the commercial introduction of our Barocycler NEP 2017 in September 2002. He also believes that prior to the sale of our BBI Core Businesses to SeraCare, we had difficulty contributing sufficient resources to further develop and commercialize our pressure cycling technology products and services while at the same time continuing to grow the BBI Core Businesses. As a result of the sale of our BBI Core Businesses, we are now in a position to focus our efforts and resources primarily on developing our pressure cycling technology business.

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  Our ability to successfully grow, develop, commercialize, market and sell our pressure cycling technology products and services will be enhanced if we have additional capital. We currently expect the amount of cash allocated for each share that is not tendered will be used for working capital for our pressure cycling technology operations, which will benefit those persons who remain associated as employees or stockholders of our company.

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  A number of the contacts we developed through our historical operations have expressed interest in our pressure cycling technology products and services.

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  We continue to hold other valuable assets, including primarily our portfolio of patents relating to our pressure cycling technology, our 4.45% ownership interest in Panacos Pharmaceuticals and our 30% ownership interest in Source Scientific, LLC. On November 29, 2004, V.I. Technologies ("Vitex"), a Nasdaq publicly traded biotechnology company dedicated to developing novel anti-infective technologies, and Panacos announced that they entered into an amended merger agreement pursuant to which Panacos stockholders will receive approximately 227 million shares of the surviving company. Based on our ownership percentage, we expect to receive approximately 10,100,000 shares of the surviving company. As of the last trading day prior to the printing of this Offer to Purchase, the closing price of Vitex shares on the Nasdaq National Market was $0.54 per share. It is expected that any liquidity we receive in connection with the sale of Panacos would be used to further fund our operations. The transaction is subject to closing conditions, including the receipt by Vitex of a financing commitment of $20 million.

    Based on press releases issued by Vitex and Panacos, the parties expect the merger to be completed in the first quarter of 2005.

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  Mr. Schumacher has a track record of building and growing early stage development companies, as most recently evidenced by his ability to develop Boston Biomedica from a start-up company to a public company that became a worldwide leader in its field of infectious disease and quality control products and services.

        Mr. Schumacher is our current President and Chief Executive Officer and will continue in that capacity following the completion of the Offer. He will also be a significant stockholder in our remaining company assuming all 5,500,000 shares are tendered in the Offer. As such, following completion of the Offer, he will be in a position to exercise a significant degree of control and to significantly influence or control stockholder votes on the election of directors and the approval of significant transactions, such as mergers and acquisitions. Accordingly, he may have differing interests than you. See "—Interests of Certain Persons" below.

        Notwithstanding Mr. Schumacher's recommendation not to tender your shares, Mr. Schumacher advises each stockholder to make its, his, or her own decision regarding whether to tender shares, and, if so, how many shares to tender. Your decision whether or not to tender should be based on your personal financial situation and on your own assessment and analysis of the company. You are urged to consult with your own professional advisors in determining whether or not to tender. In no way should Mr. Schumacher's recommendation be deemed to be offering you investment advice or strategy.

        The Offer is being made to all holders of our shares of common stock, including our directors and officers. Our directors, other than Mr. Quinlan and Mr. Schumacher, have advised us that they do not presently intend to tender their shares in response to the Offer. They have decided to remain stockholders or option holders in our company and participate in our future business activities, including both the potential benefits and risks. Mr. Quinlan, our former President and Chief Operating Officers, has advised us that he will tender a total of 165,244 shares, consisting of 29,244 shares he currently owns and 136,000 shares to be issued upon exercise of stock options. He will retain and not tender 2,500 shares and options to purchase 27,500 shares. Mr. Quinlan is currently President of BBI Diagnostics, a division of SeraCare Life Sciences, Inc. Mr. Schumacher, our sole executive officer, has advised us that he will tender up to 130,000 of his shares in the Offer and will use the proceeds from the sale of such shares to repay a substantial portion of his indebtedness to a financial institution (which indebtedness was approximately $484,000 as of September 30, 2004). He will retain and not tender the remaining 637,907 shares he beneficially owns (which include 130,000 shares subject to currently exercisable options). Mr. Schumacher believes that by selling this amount of shares, he will be able to use the net after-tax proceeds to pay approximately half of his remaining indebtedness to the financial institution, which will significantly reduce the risk of an event of default under this loan which, if such an event were to occur, could result in the sale of his stock by the financial institution upon foreclosure of the financial institution's collateral for the loan. Pressure Biosciences continues to have a junior security interest in Mr. Schumacher's remaining stock to secure repayment of its $1.0 million loan receivable from Mr. Schumacher. Mr. Schumacher also believes that by selling a minimum number of shares, it is less likely that more than 5,500,000 shares will be tendered so that other stockholders who decide to tender their shares will be less likely to be prorated.

        Each of Mr. Schumacher and Mr. Quinlan has also advised us that, in the event that the Depositary informs us immediately prior to the Expiration Date of the Offer, more than 5,500,000 shares have been properly tendered and not properly withdrawn, each will withdraw all or a pro rata number of the shares they tendered to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000 shares. As advised by Mr. Schumacher and Mr. Quinlan, their pro rata portion will be based upon the ratio of the number of shares tendered by each of them individually to the number of shares tendered by both of them in the aggregate. The pro rata portion for Mr. Schumacher and Mr. Quinlan is 44.3% and 55.7%, respectively. If immediately prior to the Expiration Date, more than 5,500,000 shares but less than 5,793,500 shares have been properly tendered and not properly withdrawn, including the 293,500 shares tendered in the aggregate by Mr. Schumacher and Mr. Quinlan, Mr. Schumacher will withdraw a number of his tendered shares equal to 44.3% of the number of shares tendered in excess of 5,500,000 shares and Mr. Quinlan will withdraw a number of his tendered shares equal to 55.7% of the number of shares in excess of 5,500,000. On the other hand, if immediately prior to the Expiration Date, more than 5,793,500 shares are properly tendered and not withdrawn, including the aggregate of 293,500 shares tendered by Mr. Schumacher and Mr. Quinlan, Mr. Schumacher and Mr. Quinlan will withdraw all of the shares they tendered. In the event that more than 5,500,000 shares are tendered after the withdrawal of all shares tendered by Mr. Schumacher and Mr. Quinlan, the remaining shares will be subject to proration as described in the Offer. Mr. Schumacher and Mr. Quinlan intend to withdraw their shares in this manner so as not to detract from all other stockholders' opportunity to tender their shares in the Offer without proration.

        Based upon our reasonable inquiry, we believe that Mr. Richard P. Kiphart (together with Mr. Kiphart's daughter and a fund in which he serves as the general partner), an investor who currently beneficially owns 1,542,989 shares or approximately 22.3% of our common stock, intends to tender 1,507,433 shares beneficially owned by him in the Offer. We expect that Mr. Kiphart and his affiliates will retain and not exercise and tender the underlying shares from warrants to purchase 35,556 shares because such warrants have a purchase price of $3.60 per share.

        Assuming that we purchase all 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 737,942 shares represent shares issued upon exercise of stock options with an exercise price of less than $3.50 per share (which includes 136,000 shares issued upon exercise of Mr. Quinlan's stock options), (ii)130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan, (iv) and 1,507,433 shares are tendered by Mr. Kiphart or his affiliates), Mr. Richard T. Schumacher, our President and Chief Executive Officer and a director, would beneficially own 28.5% of our outstanding shares, which percentage includes 130,000 shares issuable upon exercise of outstanding stock options. As such, all of our directors, together with Mr. Schumacher, our sole executive officer, as a group, would beneficially own 34.0% of our outstanding shares, which percentage includes 260,500 shares issuable upon exercise of outstanding stock options. Similarly, assuming that we purchase all 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 136,000 shares represent shares issued upon exercise of Mr. Quinlan's stock options (and no other shares issuable upon exercise of outstanding stock options are tendered), (ii) 130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan and (iv) 1,507,433 shares are tendered by Mr. Kiphart and his affiliates), Mr. Schumacher would beneficially own 38.9% of our outstanding shares, which percentage includes 130,000 shares issuable upon exercise of his outstanding stock options. Further, assuming the same facts, all of our directors, together with Mr. Schumacher, as a group, would beneficially own 45.6% of our outstanding shares, which percentage includes 260,500 shares issuable upon exercise of outstanding stock options. Since Mr. Schumacher and Mr. Quinlan intend to withdraw all or a pro rata number of shares tendered by them if necessary to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000, in such event the percentage beneficial ownership of our outstanding shares of common stock after the Offer of Mr. Schumacher individually and together with our directors as a group, will increase.

        Fairness of the Offer.    In reaching its determination regarding the substantive fairness of the Offer to our unaffiliated stockholders, each of the members of our special committee and our board of directors considered the following factors each of which supports their determination that the Offer is fair to, and in the best interests of, our unaffiliated stockholders:

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  The purchase price of $3.50 per share represents a premium of 14.0% over the $3.07 closing price of our common stock as quoted on the Nasdaq National Market on December 20, 2004, the last day before the printing of this Offer to Purchase; a premium of over 32.1% over the $2.65 closing price of our common stock as quoted on the Nasdaq National Market on April 15, 2004, the day prior to the public announcement of our agreement to sell our BBI Core Business to SeraCare; and a premium of over 8.7% over the $3.22 closing price of our common stock as quoted on the Nasdaq National Market on September 14, 2004, the day prior to the public announcement of the completion of the sale of our BBI Core Businesses to SeraCare.

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  During the period from January 1, 2003 to December 20, 2004, our shares traded on the Nasdaq National Market at prices ranging from $1.85 per share to $3.38 per share, with the shares remaining steady at approximately $3.30 per share since September 14, 2004.

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  The Offer provides liquidity to all stockholders at the same price because the Offer is not contingent on any minimum number of shares being tendered.

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  The Offer provides stockholders (particularly those who, because of the size of their holdings, may not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

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  Each stockholder who accepts the Offer is able to promptly receive cash consideration at the premium price of $3.50 per share, which would be difficult for a stockholder to receive in open market sale transactions, in light of the relatively limited trading volume in the shares.

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  The structure of the Offer (i) provides each stockholder with the opportunity to sell some or all (subject to possible proration) of their stock in our company in an orderly manner, (ii) maximizes the cash payable to stockholders and (iii) enables our remaining business to continue to operate with a minimum amount of cash through at least March 2006, at which time we may need to raise additional capital through equity or debt financing if we are unable to generate revenue or cash from other sources, such as grants, licenses or sales of our products or the release of funds from any portion of the $2.1 million held in escrow to secure our indemnification obligations to SeraCare that may be released to us in March 2006.

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  The Offer gives each stockholder the opportunity to decide for himself, herself or itself whether to tender shares and liquidate holdings or remain a stockholder in our remaining business.

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  Stockholders not participating in the Offer will increase their relative percentage interest in our company and our future operations at no additional cost.

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  Our limited public float and small stockholder base, as indicated by the approximately 232 holders of record as defined by Rule 12g5-1 of the Exchange Act decrease the likelihood there will be a significant active trading market for the shares in the foreseeable future.

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  We have not declared a dividend to our stockholders since becoming a public company on October 31, 1996 and we do not expect to declare or pay dividends in the foreseeable future.

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  The limited market for our shares has made it difficult for us to attract institutional investors or research coverage and to utilize the public equity capital markets effectively as a source of financing.

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  Our directors and sole executive officer have indicated that they will not tender their shares in the Offer (other than the 130,000 shares that Mr. Schumacher intends to tender to repay a substantial portion of his indebtedness to a financial institution and the 165,244 shares Mr. Quinlan intends to tender) and that they are not otherwise interested in selling their shares, but that instead they intend to continue to operate the remaining business as a going concern. In addition, if more than 5,500,000 shares have been properly tendered and not properly withdrawn, each of Mr. Schumacher and Mr. Quinlan will withdraw all or a pro rata number of the shares they tendered to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than, 5,500,000 shares. Mr. Schumacher and Mr. Quinlan intend to withdraw their shares in this manner so as not to detract from all other stockholders' opportunity to tender their shares in the Offer without proration.

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  When we were seeking potential acquirors over the past two years for our BBI Core Businesses, no significant interest was expressed in acquiring our pressure cycling technology business unit. In addition, these potential acquirors indicated that they would not increase the amount offered for our BBI Core Businesses even if we included our pressure cycling technology business in the sale; thus the possible liquidation or sale of our pressure cycling technology business is highly speculative.

        Additionally, in making the determination and recommendation set forth above, the special committee and the board of directors considered the following factors that did not favor the Offer:

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  The consummation of the Offer eliminates the opportunity of the stockholders who tender their shares in the Offer to participate in any potential future growth in value and earnings of Pressure BioSciences. Because our directors and sole executive officer have indicated that they will not tender their shares in the Offer (other than the 130,000 shares that Mr. Schumacher intends to tender to repay a substantial portion of his indebtedness to a financial institution and the 165,244 shares Mr. Quinlan intends to tender), the equity interest of our directors and sole executive officer will increase upon completion of the Offer and may increase further in the event that Mr. Schumacher and Mr. Quinlan withdraw all or a pro rata portion of the shares they tender. Any resulting increase in the percentage ownership of the outstanding shares will result in a proportional increase in our directors and sole executive officer's interest in the net book value and any future net earnings of Pressure BioSciences. In addition, Mr. Schumacher will likely hold a significant number of the shares outstanding, which may permit him to significantly influence or control matters requiring approval of our stockholders, such as election of directors and the approval of any merger requiring the approval of our stockholders.

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  The Offer is to purchase up to 5,500,000 shares of our common stock at a purchase price equal to $3.50 per share. If more than 5,500,000 shares are properly tendered and not properly withdrawn, including shares issued upon exercise of stock options, we will first purchase all of the shares held by holders of less than 100 shares and will then purchase the remaining shares on a pro rata basis. Therefore, although the Offer provides stockholders with an opportunity to obtain liquidity at a premium price for their shares, if more than 5,500,000 shares are tendered and not properly withdrawn, a stockholder who wishes to tender all of his, hers or its shares in the Offer will not have all such shares purchased.

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  The structure of the transaction does not provide our stockholders with an opportunity to vote on the Offer and the Offer is not subject to the approval of at least a majority of the unaffiliated stockholders.

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  Our purchase of shares pursuant to the Offer will reduce the number of shares that are publicly traded. Historically, there has been relatively low trading volume of our shares. As a result of the tender by stockholders of their shares, it is likely that the trading volume will decrease further due in large part to the fact that Mr. Schumacher will likely hold a significant number of the shares outstanding and, because he is an affiliate, he will be subject to the volume and other trading restrictions imposed on affiliates under Rule 144 of the Securities Act. Those stockholders who do not tender their shares may suffer increased illiquidity and decreased market value, particularly if the shares are no longer to be quoted on Nasdaq.

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  The cash used by Pressure BioSciences to acquire the shares tendered in the Offer will reduce Pressure BioSciences' working capital potentially affecting the value of the shares held by non-tendering stockholders and we will have less cash available to satisfy unanticipated expenses and liabilities.

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  Depending on the number of shares that are tendered and purchased, it is possible that we may be delisted from Nasdaq if we fail to meet the listing requirements of either the Nasdaq National Market or the Nasdaq SmallCap Market. If we are delisted from Nasdaq, our shares are expected to be traded on the OTC Bulletin Board or the pink sheets. The OTC Bulletin Board and the pink sheets are generally considered less efficient markets than the Nasdaq National Market and the Nasdaq SmallCap Market. It is also likely that there will only be limited trading volume in our common stock following the completion of the Offer. Accordingly, you may find it more difficult to dispose of your shares of common stock and you may not be able to sell some or all of your shares of common stock when and at such times as you desire and it is possible that you may lose your investment.

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  The transaction costs relating to the Offer are high due to the complexity of this transaction.

        Our special committee and our board of directors considered a number of additional valuation factors but ultimately concluded that those valuation factors were not relevant to the nature of the Offer or our business. For example, our special committee and board of directors did not believe that a determination of either our net book value or liquidation value was relevant to their conclusion that the Offer was fair to the stockholders. We currently have few tangible assets, the value of which could be realized as a result of a liquidation. Accordingly, the special committee and our board of directors believed factors such as the net book value or liquidation value of Pressure BioSciences, which focus primarily on tangible assets, do not reflect the actual value of Pressure BioSciences.

        In addition, the special committee and board of directors did not believe that the going concern value of Pressure BioSciences was relevant to a determination of the fairness of the Offer. When we were soliciting offers to sell our BBI Core Businesses, none of the potential acquirors expressed any interest in acquiring the pressure cycling technology business and, in fact, these potential acquirors indicated that they would not increase the amount offered for our BBI Core Businesses even if we included our pressure cycling technology business in the sale. Further, Mr. Schumacher informed the special committee and the board of directors that, in his capacity as a stockholder and not as a director or officer, he has no interest in selling his shares (other than the tender of 130,000 shares pursuant to this Offer to repay a substantial portion of his outstanding indebtedness to a financial institution) or pursuing a sale of Pressure BioSciences to a third party in the foreseeable future. Without Mr. Schumacher's support for a sale of Pressure BioSciences, there is even less likelihood that a viable acquisition proposal would be made by an independent third party because Mr. Schumacher will likely hold a significant number of our outstanding shares after completion of the Offer. Consequently, the special committee and board of directors did not believe that the going concern value of Pressure BioSciences provided a realistic means of valuing Pressure BioSciences in connection with the Offer.

        The special committee and our board of directors also considered various factors in determining the procedural fairness of the Offer. The special committee and the board of directors believe that appropriate procedural safeguards were taken in connection with the deliberation and approval of the Offer because:

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  our board of directors formed a special committee consisting of three independent directors, who are not and have not been employed by Pressure BioSciences, to consider the Offer and to review and determine the terms and the price to be offered to stockholders in the Offer;

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  each stockholder can determine individually whether or not to tender shares in the Offer. Accordingly, those stockholders who do not believe that the Offer is fair or who those who wish to continue their investment in Pressure BioSciences are not required to tender their Shares;

  •
  although the structure of the transaction does not provide stockholders with an opportunity to vote on the Offer, prior to the completion of our sale of the BBI Core Businesses to SeraCare, we held a special meeting of our stockholders to approve the sale. The proxy statement we distributed to stockholders soliciting their proxies for the special meeting disclosed our intention to use a part of the proceeds from the sale of the BBI Core Businesses to SeraCare to commence an issuer tender offer to purchase up to 6,000,000 shares of our common stock at a purchase price then expected to be $3.50 per share. Our stockholders approved the sale with the understanding that we intended to use a part of the proceeds for the Offer. Further, stockholders had dissenters' or appraisal rights in connection with sale of the BBI Core Businesses to SeraCare;

  •
  Mr. Schumacher and Mr. Quinlan intend to withdraw all or a pro rata portion of the shares they tender if more than 5,500,000 shares have been properly tendered and not properly withdrawn to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000 shares. Mr. Schumacher and Mr. Quinlan intend to withdraw their shares in this manner so as not to detract from all other stockholders' opportunity to tender their shares in the Offer without proration;

  •
  after the initiation of the Offer, our board of directors may still consider proposals superior to the Offer; and

  •
  no stockholders or class of stockholders will be treated differently from any other stockholders or class of stockholder, except for the preference described in this Offer for stockholders who own less than 100 shares. Shares will be purchased from all stockholders on the same basis.

        Neither the special committee nor the board of directors appointed an independent representative to act exclusively as the agent of the unaffiliated stockholders for the purpose of negotiating the Offer or preparing a written report concerning the fairness of the Offer. In addition, the special committee and our board of directors recognize that the Offer is not being submitted to a vote of the unaffiliated stockholders. However, given the above listed procedural safeguards, the special committee and the board of directors believe that the Offer is procedurally fair to the unaffiliated stockholders despite the fact that the Offer is not being submitted to a vote of the such stockholders and there is no separate independent unaffiliated representative for such stockholders.

        In determining that the Offer is fair to our unaffiliated stockholders, each of the special committee and our board of directors considered the above substantive and procedural factors as a whole and concluded that the positive factors relating to the Offer outweighed the negative factors. Because of the variety of factors considered, however, neither the special committee nor the board of directors found it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the special committee and the board of directors may have assigned different weights to various factors. The determination of the special committee and the board of directors was made after consideration of all the factors together.

        Mr. Schumacher has not conducted his own independent analysis as to the fairness of the Offer to the unaffiliated stockholders and has instead relied upon the special committee's findings and unanimous recommendation that our board of directors approve the Offer. Based on these factors, Mr. Schumacher, in his capacity as a stockholder and not as a director or officer of Pressure BioSciences, believes that the Offer is substantively and procedurally fair to our unaffiliated stockholders.

        No Appraisal or Dissenters' Rights.    No dissenters' or appraisal rights are available to stockholders in connection with the Offer.

  Interests of Certain Persons in the Offer.

  Affiliates

        Based upon our reasonable inquiry, we believe that Mr. Richard P. Kiphart (together with Mr. Kiphart's daughter and a fund in which he serves as the general partner), an investor that currently beneficially owns 1,542,989 shares or approximately 22.3% of our outstanding common stock, intends to tender 1,507,433 shares beneficially owned by him in the Offer. Assuming that Mr. Kiphart (together with Mr. Kiphart's daughter and a fund in which he serves as the general partner) tenders 1,507,433 shares, Mr. Kiphart and his affiliates will receive approximately $5.3 million out of the $19.25 million allocated to the Offer. We expect that Mr. Kiphart and his affiliates will retain and not exercise and tender the underlying shares from warrants to purchase 35,556 shares because such warrants have a purchase price of $3.60 per share. Other than Mr. Kiphart and his affiliates and the interests of certain of our directors and sole executive officer in the Offer which are described below, we are not aware of any other affiliates with any interest in this Offer, other than the same interest that all stockholders have in the Offer. See "Section 16. Information about Pressure BioSciences' Shares; Transactions and Arrangements Concerning Shares."

  Directors and Executive Officer

        In considering the Offer and the fairness of the consideration to be received in the Offer, stockholders should be aware that certain of our directors and our sole executive officer have interests in the Offer that are described below. Their interests may present them with certain actual or potential conflicts of interest.

        As of December 15, 2004, our directors and sole executive officer beneficially owned or controlled 1,077,107 shares of common stock (which includes 396,500 shares that may be acquired within 60 days of December 15, 2004 pursuant to outstanding stock options), or approximately 14.81% of our common stock. Of the outstanding stock options to purchase 396,500 shares held by our directors and sole executive officer, options to purchase 374,000 shares have exercise prices of less than $3.50 per share and are therefore in-the-money options. All of our outstanding stock options are fully vested due to the sale of our BBI Core Businesses to SeraCare.

  Executive Officer

        Following completion of the Offer, Mr. Schumacher will continue in his capacity as President and Chief Executive Officer of Pressure BioSciences. He is our sole executive officer at this time. Richard T. Schumacher currently owns 637,907 shares of common stock and options to acquire 130,000 shares of common stock that are currently exercisable at exercise prices ranging from $2.60 to $3.08 per share. Mr. Schumacher has advised us that he will tender up to 130,000 of his shares in the Offer and will use the proceeds from the sale of such shares to repay a substantial portion of his indebtedness to a financial institution. In the event more than 5,500,000 shares have been properly tendered and not properly withdrawn, Mr. Schumacher has advised us that he will withdraw all or a pro rata number of the shares he tendered to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000 shares. In such event, Mr. Schumacher will be unable to repay the amount he currently otherwise anticipates paying to the financial institution. He will retain and not tender at least the remaining 637,907 shares he beneficially owns. Assuming that we purchase 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 737,942 shares represent shares issued upon exercise of stock options with an exercise price of less than $3.50 per share (which includes 136,000 shares issued upon exercise of Mr. Quinlan's stock options), (ii) 130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan and (iv) 1,507,433 shares are tendered by Mr. Kiphart and his affiliates), Mr. Schumacher would beneficially own or have the right to acquire approximately 28.5% of our outstanding shares of common stock based on his ownership described above. Similarly, assuming that we purchase all 5,500,000 shares (and further assuming that of the 5,500,000 shares purchased, (i) 136,000 shares represent shares issued upon exercise of Mr. Quinlan's stock options (and no other shares issuable upon exercise of outstanding stock options are tendered), (ii) 130,000 shares are tendered by Mr. Schumacher, (iii) 29,244 shares are tendered by Mr. Quinlan and (iv) 1,507,433 shares are tendered by Mr. Kiphart and his affiliates), Mr. Schumacher would beneficially own 38.9% of our outstanding shares, which percentage includes 130,000 shares issuable upon exercise of his outstanding stock options. Since Mr. Schumacher and Mr. Quinlan intend to withdraw all or a pro rata number of shares tendered by them if necessary to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000, in such event the percentage beneficial ownership of our outstanding shares of common stock after the Offer of Mr. Schumacher individually and together with our directors as a group, will increase.

        Because Mr. Schumacher will own a significant number of the shares outstanding after completion of the Offer, he may be able to control or significantly influence matters requiring approval of our stockholders, including the election of directors and the approval of any merger or other acquisition requiring the approval of our stockholders. In order to avoid a conflict of interest between Mr. Schumacher, our affiliates and unaffiliated stockholders, our board of directors formed a special committee, comprised of three independent directors, to evaluate whether the Offer is fair to our unaffiliated stockholders.

  Directors

        R. Wayne Fritzsche, a member of our board of directors, does not own any shares of common stock but does own currently exercisable stock options to acquire 18,000 shares of common stock at exercise prices ranging from $2.60 to $2.68 per share. Mr. Fritzsche has advised us that he currently intends to retain all of his stock options.

        J. Donald Payne, a member of our board of directors, does not own any shares of common stock but does own currently exercisable stock options to acquire 15,000 shares of common stock at exercise prices ranging from $2.64 to $2.70 per share. Mr. Payne has advised us that he currently intends to retain all of his stock options.

        Kevin W. Quinlan, a member of our board of directors, owns 31,744 shares of common stock and currently exercisable stock options to acquire 163,500 shares of common stock at exercise prices ranging from $2.60 to $4.25 per share. We have been advised that Mr. Quinlan will tender a total of 165,244 shares, consisting of 29,244 shares he currently owns and 136,000 shares to be issued upon exercise of stock options (although Mr. Quinlan has indicated his intention to withdraw such tender under certain circumstances). Mr. Quinlan has advised us that he will retain and not tender 2,500 shares and options to purchase 27,500 shares. Because Mr. Quinlan is still a director of Pressure BioSciences, his remaining options to purchase 27,500 shares do not expire upon completion of the Offer.

        Calvin A. Saravis, a member of our board of directors, owns currently exercisable stock options to acquire 55,000 shares of common stock at exercise prices ranging from $2.50 to $4.25 per share. Mr. Saravis has advised us that he currently intends to retain all of his stock options.

        P. Thomas Vogel, a member of our board of directors, does not own any shares of common stock but does own currently exercisable stock options to acquire 15,000 shares of common stock at exercise prices ranging from $2.64 to $2.70 per share. Mr. Vogel has advised us that he currently intends to retain all of his stock options.

        To our knowledge, other than Mr. Schumacher, who, in his capacity as a stockholder, and not as a director, officer or otherwise on behalf of Pressure BioSciences, recommends that you do not tender your shares, no affiliate, executive officer, or director of Pressure BioSciences has made any recommendation either in support of or opposed to the Offer. Notwithstanding Mr. Schumacher's recommendation not to tender your shares, Mr. Schumacher advises each stockholder to make its, his, or her own decision regarding whether to tender shares, and, if so, how many shares to tender. Your decision whether or not to tender should be based on your personal financial situation and on your own assessment and analysis of the company. You are urged to consult with your own professional advisors in determining whether or not to tender. In no way should Mr. Schumacher's recommendation be deemed to be offering you investment advice or strategy.

  Indemnification and Limitation of Liability for Directors and Officers.

        Our Restated Articles of Organization eliminate, subject to certain exceptions, the personal liability of directors to us or our stockholders for monetary damages for breaches of fiduciary duties as directors. The Restated Articles of Organization do not provide for the elimination of or any limitation on the personal liability of a director for (i) any breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain unauthorized dividends, redemptions, or distributions as provided under Section 6.41 of the Massachusetts Business Corporation Law, (iv) certain loans of our assets to any of our officers or directors as provided under Section 8.32 of the Massachusetts Business Corporation Law or (v) any transaction from which the director derived an improper personal benefit. This provision of the Restated Articles of Organization will limit the remedies available to a stockholder in the event of breaches of any director's duties to such stockholder or us.

        Our Restated Articles of Organization provide that we may, either in our By-laws or by contract, provide for the indemnification of directors, officers, employees and agents, by whomever elected or appointed, to the full extent permitted by law, as it may be amended from time to time.

        In December 2004, Mr. Schumacher notified us that he may seek indemnification under his indemnification agreement with the company for fees and expenses in the amount of approximately $100,000 which Mr. Schumacher incurred in connection with his termination as Chief Executive Officer. We will review and consider any such claim for indemnification if Mr. Schumacher submits such a claim.

        Transactions, Negotiations and Agreements with Directors and Executive Officers.

        During the past two years, we have not entered into any transactions or had any negotiations or other material contacts with our directors or executive officers other than as described below.

        In January 2002, we pledged a $1,000,000 interest bearing deposit at a financial institution to secure our limited guaranty of loans in the aggregate amount of $2,418,000 from the financial institution to an entity controlled by Richard T. Schumacher, our President and Chief Executive Officer and a director. The loans from the financial institution to the entity controlled by Mr. Schumacher, which are personally guaranteed by Mr. Schumacher, were originally secured by collateral which included certain real property owned by Mr. Schumacher and all of his shares of common stock held in Pressure BioSciences. Our pledge is secured by a junior subordinated interest in the collateral provided by Mr. Schumacher to the financial institution. Our pledge of $1,000,000 was made to assist Mr. Schumacher in refinancing his indebtedness related to, among other things, his divorce settlement and to enable him to avoid the need to sell his common stock on the open market to satisfy his debts. Our board of directors and a special committee of the independent directors of the board of directors, evaluated a number of options and concluded that the pledge of the $1,000,000 interest bearing deposit was the best option and in the best interests of our stockholders in the belief that it would, among other things, avoid selling pressure on our common stock and relieve the financial pressures on Mr. Schumacher that could otherwise divert his attention from our operations.

        In January 2003, the $1,000,000 held in the interest bearing deposit account pledged to the financial institution to secure our limited guaranty was used by the financial institution to satisfy the limited guaranty obligation to the financial institution. We have no further obligations to the financial institution and have a loan receivable in the amount for $1,000,000, plus accrued interest, from Mr. Schumacher. We continue to maintain our junior interest in collateral pledged by Mr. Schumacher to the financial institution. We reflect the $1,000,000 loan receivable on our balance sheet in stockholders' equity. As of September 30, 2004, Mr. Schumacher's indebtedness to the financial institution was approximately $484,000.

        On February 14, 2003, we announced that our board of directors terminated Mr. Schumacher as Chairman and Chief Executive Officer, due to personal financial reasons. Mr. Schumacher continued to remain a director of our company.

        In April 2003, Mr. Schumacher together with R. Wayne Fritzsche, and Russell B. Richerson, Ph.D., formed The Boston Biomedica Shareholders Committee (the "Committee"). In connection with the formation of the Committee, Mr. Schumacher nominated Mr. Fritzsche and Dr. Richerson for election as directors at the annual meeting of stockholders to be held in 2003. The nominees agreed to support Mr. Schumacher's reinstatement as Chief Executive Officer of the company on the same terms and conditions as were in effect prior to the termination of his employment by us in February 2003 or on such other reasonable terms as may be approved by the board of directors.

        On July 7, 2003, we entered into an agreement with the Committee, which provided that Mr. Schumacher would withdraw his nominations of R. Wayne Fritzsche and Russell B. Richerson for election as directors at our 2003 annual meeting of stockholders and Mr. Schumacher agreed not to proceed with or undertake any proxy solicitation for the meeting, provided that we complied with all of our agreements with him. We also agreed that upon the expiration of the term of Francis E. Capitanio as a member of our board of directors at the then upcoming annual meeting of stockholders, Mr. Capitanio would not stand for re-election, and the board of directors agreed to select either Mr. Fritzsche or Mr. Richerson as the nominee of the board of directors to fill the vacancy on the board left by Mr. Capitanio. As a result of this agreement, the Committee was then discontinued.

        On July 9, 2003, Mr. Schumacher agreed to accept an engagement to serve as a consultant to advise us with respect to the strategic direction of our pressure cycling technology and BBI Source Scientific activities and our ownership interest in Panacos Pharmaceuticals, Inc. As part of this engagement, Mr. Schumacher continued to reevaluate the ongoing business prospects for both our laboratory instrumentation segment and pressure cycling technology activities.

        On February 9, 2004, we announced the extension of Mr. Schumacher's consulting agreement until December 31, 2004. Under the terms of the consulting agreement, Mr. Schumacher served in an advisory role directing our pressure cycling technology and BBI Source Scientific activities, our interest in Panacos Pharmaceuticals, Inc. and such other duties as Kevin W. Quinlan, our former President, or our board of directors, assigned to him. In connection with his consulting agreement, Mr. Schumacher was paid an annualized salary of $250,000. In addition to his salary and reimbursement for business related travel expenses, Mr. Schumacher was entitled to receive, in the discretion of our board of directors, a bonus in an amount to be determined by the board of directors in recognition of the successful completion of his duties and responsibilities under the agreement, and he was also eligible to participate in our health and medical insurance, disability insurance, group life insurance and group travel insurance, and 401(k) retirement plans.

        On April 16, 2004, the same day in which we entered into an agreement to sell our BBI Core Businesses to SeraCare, our board of directors reappointed Mr. Schumacher as Chief Executive Officer, due in part to the board's decision to focus primarily on our pressure cycling technology activities following the sale to SeraCare. Mr. Schumacher continues to receive the same salary and benefits previously provided to him under the consulting agreement.

        Effective as of the closing of the sale to SeraCare, Mr. Schumacher was appointed as President to replace Mr. Quinlan who resigned as of the closing to pursue employment with SeraCare.

        In December 2004, Mr. Schumacher notified us that he may seek indemnification under his indemnification agreement with the company for fees and expenses in the amount of approximately $100,000 which Mr. Schumacher incurred in connection with his termination as Chief Executive Officer. We will review and consider any such claim for indemnification if Mr. Schumacher submits such a claim.

  Fees and Expenses Related to the Offer.

        No fees or commissions will be payable by us to brokers, dealers, commercial banks, or trust companies for soliciting tenders of shares in the Offer. Stockholders holding shares through brokers or banks are urged to consult such brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. Upon request, we will reimburse brokers, dealers, commercial banks, and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as our agent or as an agent of the Depositary for purposes of the Offer.

        The following is an estimate of fees and expenses incurred or to be incurred in connection with the Offer. We will be responsible for paying all such fees and expenses.

Legal Fees	$200,000
Accountant's Fees	$2,500
Printing, Mailing, Filing and Depositary Fees	$40,000
Miscellaneous	$7,500

TOTAL	$250,000

        We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 6 in the Letter of Transmittal.

SECTION 5.    REPORTS, OPINIONS, AND APPRAISALS.

        Neither we nor, to our knowledge, any of our affiliates has received any written report, opinion or appraisal from an outside party that is materially related to the Offer, including, but not limited to, any report, opinion or appraisal relating to the purchase price or the fairness of the Offer to us, any of our affiliates, or to any unaffiliated stockholders. Neither the special committee nor our board of directors received a fairness opinion because we believe that our pressure cycling technology business is too speculative for an independent valuation and analysis due the early stage of our technology and the lack of a track record for our pressure cycling technology products and services. In deciding not to obtain a fairness opinion, the special committee and the board of directors also considered the fact that when we were soliciting offers to sell our BBI Core Businesses, none of the potential acquirors expressed any interest in acquiring our pressure cycling technology business. In addition, these potential acquirors indicated that they would not increase the amount offered for our BBI Core Businesses even if we included our pressure cycling technology business in the sale.

PROCEDURES AND TERMS OF THE OFFER

SECTION 6.    PROCEDURES FOR TENDERING SHARES.

        Proper Tender of Shares.    For your shares to be properly tendered, you must follow one of the following two procedures:

(1)
The Depositary must receive all of the following on or before the Expiration Date at the Depositary's address listed on the back page of this Offer to Purchase:

•
(a) the certificates for your shares or (b) a confirmation of receipt of your shares pursuant to the procedure for book-entry transfer described below in this "Section 6," and

•
one of (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees or (b) an "agent's message" of the type described below in the case of a book-entry transfer, and

•
any other documents required by the Letter of Transmittal.

        OR

(2)
You must comply with the procedure for Guaranteed Delivery set forth in "Guaranteed Delivery" of this Section 6. Any stockholder who desires to tender shares and whose certificates evidencing such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for Guaranteed Delivery.

        Odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in "Section 1. General Information About the Company, the Shares, and the Tender Offer—Odd Lots."

        To properly tender shares, stockholders must validly complete the Letter of Transmittal.

        Brokerage Commissions.    If you tender your shares directly to the Depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

        Endorsements and Signature Guarantees.    Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

  •
  the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 6, includes any participant in Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder; or

  •
  shares are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is an eligible guarantor institution.

        See Instruction 1 of the Letter of Transmittal.

        On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing either the box captioned "Special

Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal, then:

  •
  your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

  •
  the signature on (1) the Letter of Transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

        The method of delivering all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at your election and risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

        All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to Pressure BioSciences or the book-entry transfer facility. Any documents delivered to Pressure BioSciences or the book-entry transfer facility will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the Offer at the book-entry transfer facility within two business days after the date of this Offer. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Even if delivery of shares is made through a book-entry transfer into the Depositary's account at the book-entry transfer facility, either (1) or (2) below must occur:

(1)
The Depositary must receive all of the following before or on the Expiration Date at the Depositary's address on the back page of this Offer to Purchase:

•
one of (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees or (b) an agent's message as described below in the case of a book-entry transfer; and

•
any other documents required by the Letter of Transmittal; or

(2)
The guaranteed delivery procedure described below must be followed.

        Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against them.

        Guaranteed Delivery.    If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date, the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary before the Expiration Date, you can still tender your shares, provided that all of the following conditions are satisfied:

(1)
The tender is made by or through an eligible guarantor institution;

(2)
The Depositary receives by hand, mail, overnight courier, or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

(3)
All of the following are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery:

•
one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described above; and

•
one of (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees or (b) an "agent's message" of the type described above in the case of a book-entry transfer; and

•
any other documents required by the Letter of Transmittal.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

        Your Representation and Warranty; Pressure BioSciences' Acceptance Constitutes an Agreement.    A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to Pressure BioSciences Company that:

  •
  you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

  •
  the tender of shares complies with Rule 14e-4.

        It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions of any period), the person so tendering:

  •
  has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

  •
  will deliver or cause to be delivered the shares in accordance with the terms of the Offer.

        Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and related documents.

        Return of Unpurchased Shares.    If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the stockholder.

        Backup Federal Income Tax Withholding.    To prevent backup federal income tax withholding equal to 28% of the gross payments made to a stockholder for shares purchased in the Offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder's correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 included with the Letter of Transmittal.

        Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an appropriately completed Internal Revenue Service Form W-9 or Substitute Form W-9, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the Depositary. See Instruction 12 of the Letter of Transmittal. For a discussion of United States federal income tax consequences to tendering, see "Section 3. United States Federal Income Tax Consequences."

        Lost or Destroyed Certificates.    If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Computershare Trust Company, Inc., the transfer agent for the shares, at (800) 962-4284, ext. 4732, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. You may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Computershare Trust Company, Inc. immediately in order to receive further instructions, to permit timely processing of this documentation, and for a determination as to whether you will need to post a bond.

SECTION 7.    WITHDRAWAL RIGHTS.

        Shares tendered may be withdrawn at any time before the Expiration Date and, unless accepted for payment by us after the Expiration Date, may also be withdrawn at any time after 10:00 a.m., Eastern Standard Time, on February 23, 2005. Except as otherwise provided in this Section 7, tenders of shares are irrevocable.

        For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address appearing on the back page of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

        If shares have been tendered under the procedure for book-entry transfer set forth in "Section 6. Procedures for Tendering Shares—Book-Entry Delivery," any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility's procedures.

        All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn shares are properly re-tendered before the Expiration Date by following one of the procedures described in "Section 6. Procedures for Tendering Shares—Proper Tender of Shares."

        Each of Mr. Schumacher and Mr. Quinlan has advised us that, in the event that the Depositary informs us immediately prior to the Expiration Date of the Offer, more than 5,500,000 shares have been properly tendered and not properly withdrawn, each will withdraw all or a pro rata number of the shares they tendered to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000 shares. As advised by Mr. Schumacher and Mr. Quinlan, their pro rata portion will be based upon the ratio of the number of shares tendered by each of them individually to the number of shares tendered by both of them in the aggregate. The pro rata portion for Mr. Schumacher and Mr. Quinlan is 44.3% and 55.7%, respectively. If immediately prior to the Expiration Date, more than 5,500,000 shares but less than 5,793,500 shares have been properly tendered and not properly withdrawn, including the 293,500 shares tendered in the aggregate by Mr. Schumacher and Mr. Quinlan, Mr. Schumacher will withdraw a number of his tendered shares equal to 44.3% of the number of shares tendered in excess of 5,500,000 shares and Mr. Quinlan will withdraw a number of his tendered shares equal to 55.7% of the number of shares in excess of 5,500,000. On the other hand, if immediately prior to the Expiration Date, more than 5,793,500 shares are properly tendered and not withdrawn, including the aggregate of 293,500 shares tendered by Mr. Schumacher and Mr. Quinlan, Mr. Schumacher and Mr. Quinlan will withdraw all of the shares they tendered. In the event that more than 5,500,000 shares are tendered after the withdrawal of all shares tendered by Mr. Schumacher and Mr. Quinlan, the remaining shares will be subject to proration as described in the Offer. Mr. Schumacher and Mr. Quinlan intend to withdraw their shares in this manner so as not to detract from all other stockholders' opportunity to tender their shares in the Offer without proration.

        If we extend the Offer, if we are delayed in the purchase of shares, or if we are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 7.

SECTION 8.    PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

        Upon the terms and conditions of the Offer, as soon as practicable following the Expiration Date, we will accept for payment and pay for, and thereby purchase, shares properly tendered at the $3.50 per share purchase price and not properly withdrawn.

        For purposes of the Offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the odd lot priority, conditional tender, and proration provisions of the Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment.

        Upon the terms and conditions of the Offer, as soon as practicable after the Expiration Date, we will accept for payment and pay a $3.50 per share purchase price for up to 5,500,000 shares or, if less, all of the shares properly tendered and not properly withdrawn in the Offer, subject to increase or decrease as provided in "Section 11. Extension of the Offer; Termination; Amendment," and subject to proration as described in "Section 1. General Information about the Company, the Shares, and the Tender Offer—Proration."

        We will pay for shares purchased under the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately three to five business days, or longer, after the Expiration Date.

        We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in the Offer. See the conditions to the Offer in "Section 10. Conditions of the Offer."

        Stock Transfer Taxes.    We will pay all stock transfer taxes, if any, that are payable on the transfer to us of shares purchased under the Offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

        Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute W-9 included with the Letter of Transmittal may be subject to backup federal income tax withholding of 28% of the gross proceeds paid to the stockholder or other payee under the Offer. See "Section 6. Procedures for Tendering Shares—Backup Federal Income Tax Withholding." Also see "Section 3. United States Federal Income Tax Consequences" for additional United States federal income tax consequences.

SECTION 9.    CONDITIONAL TENDER PROCEDURES.

        Under certain circumstances and subject to the exceptions for odd lot holders described in "Section 1. General Information about the Company, the Shares, and the Tender Offer—Odd Lots," we may prorate the number of shares purchased pursuant to the Offer. As discussed in "Section 3. United States Federal Income Tax Consequences," the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether or not to tender. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of shares pursuant to the Offer in such a manner that the purchase will be treated as a sale of such shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of the stockholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender, because your shares will not be subject to proration. Each stockholder is urged to consult with his or her own tax advisor.

        If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" on the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In this box on the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 5,500,000 shares are properly tendered and not properly withdrawn, requiring proration of our acceptance of and payment for tendered shares, then we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 5,500,000 shares, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 5,500,000 shares (or an amended amount). In selecting among these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

        All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased, will be returned as soon as practicable after the Expiration Date without any expense to the stockholder.

SECTION 10.    CONDITIONS OF THE OFFER.

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate, postpone or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after December 27, 2004, and prior to the time of payment for any such shares (whether any shares have been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by us to have occurred) that, in our judgment in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

(1)
There shall have been threatened, instituted, or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the shares pursuant to the Offer, or otherwise relates in any manner to the Offer or (ii) in our judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(2)
There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or to us, by any court or any government or governmental regulatory or administrative authority, agency or tribunal that, in our judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares; (iii) materially impair the contemplated benefits of the Offer to us; or (iv) materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business;

(3)
There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union; (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our judgment, might affect, the extension of credit by banks or other lending institutions in the United States or the European Union; (v) any significant decrease in the market price of our shares of common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, condition (financial or otherwise), operation, or prospects or the trading in the shares; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(4)
A tender or exchange offer with respect to some or all of our shares of common stock (other than the Offer), or a merger, business combination or acquisition proposal with or involving us, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or we shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC (or an amendment thereto) on file with the SEC as of the date of this Offer, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares; (ii) any new group shall have been formed that beneficially owns more than 5% of our outstanding shares; (iii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this Offer, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding shares, or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities other than in connection with a transaction authorized by our board of directors; or

(5)
Any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects, or stock ownership of us that, in the reasonable judgment of our board of directors after a good faith inquiry, has or may have a material adverse effect on us;

(6)
Our special committee and our board of directors shall have concluded the exercise of the directors' fiduciary duties requires that we terminate the Offer;

(7)
If we shall no longer continue to have sufficient funding to enable us to complete the Offer; or

(8)
If more than 5,500,000 shares are properly tendered and not properly withdrawn, and Mr. Schumacher and Mr. Quinlan do not withdraw either (i) all shares tendered by them or (ii) such lesser number of their shares as may be necessary to reduce the total number of shares tendered to 5,500,000.

        The foregoing conditions are for our sole benefit, and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. We will not waive any condition or part of a condition on behalf of a particular stockholder or stockholders but only on behalf of all of our stockholders. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties. All of the conditions to the Offer must be satisfied or waived prior to the Expiration Date of the Offer.

SECTION 11.    EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

        We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

        We also reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to the Offer fail to be satisfied by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in "Section 10. Conditions of the Offer" have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any disclosure of a material change in the information published, sent or given to stockholders will be disseminated promptly to stockholders in a manner reasonably calculated to inform stockholders of such change to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act.

        Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. The requirement to extend the Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, we increase the consideration offered to holders of shares pursuant to the Offer, such increased consideration will be paid to all holders whose shares are purchased in the Offer whether or not such shares were tendered prior to such increase.

        If we undertake any of the following actions:

  •
  increase or decrease the purchase price for the shares;

  •
  increase the number of shares being sought in the Offer by more than 2% of our outstanding shares; or

  •
  decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 11, then the Offer will be extended until the expiration of such period of 10 business days.

SECTION 12.    SOURCE AND AMOUNT OF FUNDS.

        Assuming we purchase the maximum number of shares that we may purchase pursuant to this Offer, we will pay an aggregate purchase price of $19.25 million. We expect our fees and expenses for the Offer to be approximately $250,000. See "Section 4. Position of the Special Committee, Board of Directors and Filing Persons; Fairness of the Offer—Estimate of Fees and Expenses Related to the Offer."

        All of the funds necessary to pay the fees and expenses for this transaction will be provided from available cash and cash equivalents. Our Offer is not contingent on financing and we do not anticipate the need for any financing to consummate the Offer.

INFORMATION ABOUT PRESSURE BIOSCIENCES AND ITS SECURITIES

SECTION 13.    PRICE RANGE OF SHARES; DIVIDENDS.

        Share Prices; Dividends.    Our shares of common stock are traded on the Nasdaq National Market. For the periods presented until September 16, 2004, the shares traded on the Nasdaq National Market under the trading symbol "BBII". Commencing on September 16, 2004, as a result of the change of our name from Boston Biomedica, Inc. to Pressure BioSciences, Inc., the shares began trading on the Nasdaq National Market under the trading symbol "PBIO." The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of our common stock on the Nasdaq National Market.

Fiscal Quarter	High	Low
2002:
First Quarter	$4.26	$2.79
Second Quarter	$5.02	$3.50
Third Quarter	$4.65	$2.13
Fourth Quarter	$3.01	$2.00
2003:
First Quarter	$3.00	$1.69
Second Quarter	$2.80	$2.02
Third Quarter	$3.16	$2.51
Fourth Quarter	$3.04	$2.30
2004:
First Quarter	$2.88	$2.37
Second Quarter	$3.29	$2.54
Third Quarter	$3.36	$3.09
Fourth Quarter (through December 20, 2004)	$3.38	$3.00

        On December 20, 2004, the last full trading day on Nasdaq prior to the printing of this Offer to Purchase, the closing price of the shares on the Nasdaq National Market was $3.07. Historically, we have not paid any dividends to our stockholders and we have no present intention to pay dividends. We urge you to obtain more current market quotations for the shares.

SECTION 14.    INFORMATION ABOUT PRESSURE BIOSCIENCES.

        General.    Pressure BioSciences, Inc. is a corporation incorporated in Massachusetts in 1978. Our principal executive office is located at Our principal executive offices are located at 217 Perry Parkway, Gaithersburg, MD 20877. Our telephone number at that address is (301) 208-8100. We currently trade on the Nasdaq National Market under the ticker symbol "PBIO."

        Plans or Proposals.    Except as described in this Offer, we currently have no plans, proposal, or negotiations that relate to or would result in:

  •
  an extraordinary transaction, such as a merger, reorganization or liquidation, involving Pressure BioSciences or any of our subsidiaries;

  •
  a purchase, sale or transfer of an amount of our assets that would be material to us taken as a whole;

  •
  a material change in our present dividend rate or policy, or in our indebtedness or capitalization;

  •
  any change in the present board of directors or management of Pressure BioSciences, except as follows: (i) we plan to hire additional officers, such as a Chief Financial Officer, depending on the availability of our cash resources and (ii) Mr. Quinlan has notified us that he is considering the possibility of not standing for reelection when his term expires at our 2005 Annual Meeting of Stockholders and that he is considering resigning from the board of directors following completion of transition related matters in connection with the sale of our BBI Core Businesses to SeraCare;

  •
  any class of our equity securities being delisted from The Nasdaq Stock Market; although we do not intend to, it is possible as a result of this Offer, that we may be moved from the Nasdaq National Market to the Nasdaq SmallCap Market and potentially may be delisted from The Nasdaq Stock Market entirely and therefore trade in the pink sheets or the OTC Bulletin Board. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Going Private";

  •
  any class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934; although even before the Offer we believe we are currently eligible for deregistration under the Exchange Act, but we have no plans or intention to deregister our shares. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Going Private";

  •
  a suspension of our obligation to file reports under the Exchange Act. See "Section 2. Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer—Going Private";

  •
  a material change in our corporate structure or business or an acquisition or disposition by any person of our securities, other than as disposed of pursuant to the Offer; or

  •
  a change in our Restated Articles of Organization, Amended and Restated Bylaws, as amended, or other governing documents or an action that could impede the acquisition of control of Pressure BioSciences.

        Although we do not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing stockholder value, we may undertake or plan actions that relate to or could result in one or more of these events.

        Additional Information.    We are subject to the information and reporting requirements of the Exchange Act and in accordance with such requirements file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters.

        We are required to disclose in proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. In 2004, we included this information in our Annual Report on Form 10-K filed with the SEC on March 29, 2004, as amended by Amendment No. 1 to such report which we filed with the SEC on June 28, 2004. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the Offer, including certain information required by Rule 13e-3 of the Exchange Act relating to "going private" transactions, although we do not intend for this Offer to result in our common stock being delisted from the Nasdaq initially (although we do believe we may eventually be required to move to the Nasdaq SmallCap Market and may, at some later date, depending on our ability to continue to meet the listing requirements of that market, be delisted completely and therefore trade in the pink sheets or the OTC Bulletin Board) nor do we anticipate deregistering our shares pursuant to the Exchange Act.

        The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the SEC's public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the SEC.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about Pressure BioSciences.

SEC Filing (File No. 0-21615)	Date Filed
Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003	Filed with the SEC on March 29, 2004
Amendment No. 1 to Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2003	Filed with the SEC on June 28, 2004
Quarterly Report on Form 10-Q for the Fiscal Quarter Ended March 31, 2004	Filed with the SEC on May 17, 2004
Quarterly Report on Form 10-Q for the Fiscal Quarter Ended June 30, 2004	Filed with the SEC on August 16, 2004
Quarterly Report on Form 10-Q for the Fiscal Quarter Ended September 30, 2004	Filed with the SEC on November 23, 2004
Form 8-A dated March 11, 2003	Filed with the SEC on March 12, 2003

Amendment No. 1 to Form 8-A dated April 16, 2004	Filed with the SEC on April 16, 2004
Current Report on Form 8-K dated April 16, 2004	Filed with the SEC on April 16, 2004
Current Report on Form 8-K dated June 16, 2004	Filed with the SEC on June 16, 2004
Current Report on Form 8-K dated September 2, 2004	Filed with the SEC on September 2, 2004
Current Report on Form 8-K dated September 20, 2004	Filed with the SEC on September 20, 2004
Proxy Statement for the Special Meeting of Stockholders held on September 14, 2004	Filed with the SEC on August 10, 2004
Proxy Statement for the Special Meeting in lieu of Annual Meeting of Stockholders to be held on December 30, 2004	Filed with the SEC on December 6, 2004

        We incorporate by reference the foregoing documents and any additional documents that we may file with the SEC between the date of this Offer and the date of expiration of withdrawal rights. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        The documents incorporated by reference, including particularly our Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2003, our Quarterly Reports on Form 10-Q filed during the 2004 fiscal year, and our Current Report on Form 8-K dated September 20, 2004, contain financial statements and other information about our financial condition that is being incorporated by reference into this document. More specifically, the financial statements, selected consolidated financial data and management's discussion and analysis of financial condition and results of operations in our Annual Report on Form 10-K, as amended, Quarterly Reports on Form 10-Q and Current Report on Form 8-K dated September 20, 2004, which are contained in appropriately captioned headings in the applicable report, are incorporated by reference into this document.

        You may obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from Pressure BioSciences, Inc., 217 Perry Parkway, Gaithersburg, MD 20877, telephone: (301) 208-8100. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website at www.sec.gov. Such documents may also be inspected at the locations described above.

SECTION 15.    IDENTITY AND BACKGROUND OF CERTAIN PERSONS.

        Set forth below are the name, position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Pressure BioSciences. Mr. Schumacher is our sole executive officer in addition to a director of Pressure BioSciences. The business address of each director and executive officer of Pressure BioSciences is 217 Perry Parkway, Gaithersburg, MD 20877. The business telephone number of each director and executive officer of Pressure BioSciences is (301) 208-8100. Information with respect to the number of shares beneficially owned by each director and executive officer as of September 30, 2004, appears under "Section 16. Information about Pressure BioSciences' Shares;

Transactions and Arrangements Concerning Shares—Security Ownership of Certain Beneficial Owners and Management."

        Each executive officer and members of our board of directors is a citizen of the United States. No executive officer or member of our board of directors has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) during the past five years, nor has any such person been party to a judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of a violation of federal or state securities laws.

        Mr. Richard T. Schumacher is the founder of our company and has served as a director of Pressure BioSciences (formerly Boston Biomedica, Inc.) since 1978. He is a Class III Director whose term of office expires at the 2005 Annual Meeting of Stockholders. He has served as Chief Executive Officer of Pressure BioSciences since April 16, 2004 and President since September 14, 2004. He previously served as Chief Executive Officer and Chairman of the Board of Pressure BioSciences from 1992 to February 2003. From July 9, 2003 until April 16, 2004, he served as a consultant to us pursuant to a consulting agreement. He served as our President from 1986 to August 1999. Mr. Schumacher served as the Director of Infectious Disease Services for Clinical Sciences Laboratory, a New England-based medical reference laboratory, from 1986 to 1988. From 1972 to 1985, Mr. Schumacher was employed by the Center for Blood Research, a nonprofit medical research institute associated with Harvard Medical School. Mr. Schumacher received a B.S. in Zoology from the University of New Hampshire.

        Mr. R. Wayne Fritzsche has served as Chairman of our board of directors since October 2, 2003, subsequent to being elected as a Class I Director of our company on October 2, 2003. His term of office expires at the 2006 Annual Meeting of Stockholders. Mr. Fritzsche has served as a member of our Scientific Advisory Board since 1999. Mr. Fritzsche is the founder of Fritzsche & Associates, Inc., a consulting firm which provides strategic, financial and scientific consulting to medical companies in the life sciences/healthcare arena, and has served as President since 1991. Since 2003, Mr. Fritzsche has also served as interim President of Chemokine Pharmaceutical Company, Inc. (formerly PGBP Pharmaceuticals), a small molecule discovery company. Since 2001, Mr. Fritzsche has served as a member of the board of directors of Opexa Pharmaceuticals, a multiple sclerosis/cell immunology therapy company, and Vascular Sciences, Inc., an extracorporeal/macular degeneration company. He was also a member of the board of directors of Intelligent Medical Imaging, an automated microscopic imaging company, from 1994 to 1997, Clarion Pharmaceuticals, a drug development company using novel esters, from 1994 to 1996, Nobex Pharmaceuticals, a drug delivery company, from 1996 to 2001, Cardio Command, Inc., a transesophageal cardiac monitoring and pacing company, from 1999 to 2001, and Hesed BioMed, an antisense oligonucleotide and catalytic antibody company from 2000 to 2002. Mr. Fritzsche holds a BA from Rowan University, and an MBA from the University of San Diego.

        Mr. J. Donald Payne was appointed to our board of directors effective December 30, 2003 to fill the Class II Director board seat vacancy at that time. Mr. Payne's term expires at the 2004 Annual Meeting of Stockholders. Since September 2001, Mr. Payne has been President and Director of Nanospectra Biosciences, Inc., an early-stage, privately-held medical device company developing products for cancer, ophthalmology and bio-defense diagnostics. From September 1998 to May 2001, Mr. Payne served as Senior Vice President and Chief Financial Officer of Sensus Drug Development Corporation, a bio-pharmaceutical company sold to Pharmacia in 2001. Prior to Sensus, from March 1997 to September 1998, Mr. Payne served as Vice President and Chief Financial Officer of LifeCell Corporation, a publicly held bio-engineering company. From May 1992 to February 1997, Mr. Payne was Vice President Finance and Chief Financial Officer of Aprogenex, a biotech company engaged in the development, manufacturing, and marketing of medical device products using a proprietary DNA probe technology. Mr. Payne also worked for 10 years at UMC Petroleum Corporation and its predecessor entities, where he was Chief Financial Officer of its private and public entities. Prior to

UMC, Mr. Payne worked for Arthur Andersen in audits of public and private companies. Mr. Payne graduated summa cum laude from Texas A&M University in May 1976 with a Bachelor's Degree in Business Administration. Mr. Payne also graduated summa cum laude from the Jesse H. Jones Graduate School of Administration at Rice University in May 1992 with a Master's Degree in Business Administration (MBA). He is a Certified Public Accountant in Texas, and a member of the AICPA and Financial Executives Institute.

        Mr. Kevin W. Quinlan, a director of Pressure BioSciences since 1986, served as President and Chief Operating Officer from August 1999 through September 14, 2004 and Treasurer from June 2001 to September 14, 2004. He is a Class III director whose term of office expires at the 2005 Annual Meeting of Stockholders. Mr. Quinlan has notified us that he is considering the possibility of not standing for reelection when his term expires at our 2005 Annual Meeting of Stockholders and that he is considering resigning from the board of directors following completion of transition related matters in connection with the sale of our BBI Core Businesses to SeraCare. Since September 14, 2004, Mr. Quinlan has served as President of BBI Diagnostics, a division of SeraCare Life Sciences, Inc., the life sciences company that purchased our BBI Core Businesses on September 14, 2004. From January 1993 to August 1999, he served as our Senior Vice President, Finance, Chief Financial Officer and Treasurer. From 1990 to December 1992, he was the Chief Financial Officer of ParcTec, Inc., a New York-based leasing company. Mr. Quinlan served as Vice President and Assistant Treasurer of American Finance Group, Inc. from 1981 to 1989 and was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP) from 1975 to 1981. Mr. Quinlan is a Certified Public Accountant and received a M.S. in accounting from Northeastern University and a B.S. in resource economics from the University of New Hampshire.

        Dr. Calvin A. Saravis has served as a director of Pressure BioSciences since 1986. Dr. Saravis also serves as Chairman of our Scientific Advisory Board. He is a Class II director whose term of office expires at the 2006 Annual Meeting of Stockholders. Since 1984, he has been an Associate Professor of Surgery (Biochemistry) at Harvard Medical School (presently emeritus) and an Associate Research Professor of Pathology at Boston University School of Medicine (presently emeritus). From 1971 to 1997, Dr. Saravis was a Senior Research Associate at the Mallory Institute of Pathology and from 1979 to 1997, he was a Senior Research Associate at the Cancer Research Institute-New England Deaconess Hospital. Dr. Saravis received his Ph.D. in immunology and serology from Rutgers University.

        Mr. P. Thomas Vogel was appointed to our board of directors effective January 9, 2004 to fill a Class II Director board seat vacancy at the time, which was created by the unanimous decision by our board of directors to expand its size from five to six members. Mr. Vogel's term expires at the 2004 Annual Meeting of Stockholders. Since April 2002, Mr. Vogel has served as the President and Chief Executive Officer of AdipoGenix, Inc, an early-stage drug discovery company focusing on obesity and metabolic diseases, with a unique approach to directly targeting the fat cell itself. From 2000 to January 2002, Mr. Vogel served as President and Chief Executive Officer of Arradial, Inc., an early stage biopharmaceutical company. From 1996 to 2000, Mr. Vogel was Chief Executive Officer and Director of Mosaic Technologies, Inc., an early-stage molecular biology company. In 1995, Mr. Vogel founded the Charlestown Group, a venture capital firm with a mission of investing in early-stage companies in medical and information technologies. Mr. Vogel worked with the Charlestown Group until 2000. From 1992 to 1995, Mr. Vogel was President of Fisher Scientific Company, a $1 billion laboratory supply distribution business. Mr. Vogel served as President of PB Diagnostics from 1991 to 1992, as President of Instrumentation Laboratory from 1990 to 1991, and as President of Serono Diagnostics from 1988 to 1990. Mr. Vogel was in the venture capital arena from 1982 to 1987. Prior to that, from 1974 to 1982, Mr. Vogel was at the Diagnostics Division of Abbott Laboratories, Inc., where he served as Divisional Vice President and General Manager of Diagnostic Products. Mr. Vogel began his professional career at Texas Instruments, Inc., where he held a number of key positions from 1964 to 1973, including plant management in Germany, Italy and Singapore. Mr. Vogel graduated from the

Georgia Institute of Technology with a Bachelor's Degree in Electrical Engineering and from The Wharton Business School with a Master's Degree in Business Administration.

SECTION 16.    INFORMATION ABOUT PRESSURE BIOSCIENCES' SHARES; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

  Shares Outstanding; Holders of Record.

        As of December 15, 2004, we had 6,872,915 issued and outstanding shares of common stock, par value $0.01 per share. 1,054,842 shares of common stock are reserved for future issuance pursuant to outstanding stock options. On the day before we announced the Offer, there were approximately 232 holders of record, as defined by Rule 12g5-1 of the Exchange Act.

  Security Ownership of Certain Beneficial Owners and Management.

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 1, 2004 by each person known to us to beneficially own more than 5% of our common stock, by each of our directors and our sole executive officer, and by all executive officers and directors as a group. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days. Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Richard T. Schumacher(1)(2)(3)*	767,907		10.97%
115 Lake Ridge Drive
Taunton, MA 02780
Kevin W. Quinlan(1)	195,244		2.78%
Calvin A. Saravis, Ph.D.(1)	55,000		**
R. Wayne Fritzsche(1)	18,000		**
J. Donald Payne(1)	15,000		**
P. Thomas Vogel (1)	15,000		**
All Executive Officers and Directors as a group (6 Persons)(1)	1,077,107		14.81%
Richard P. Kiphart(4)*	1,542,989	(4)(5)	22.33%
c/o William Blair & Company, L.L.C.
222 West Adams Street
Chicago, IL 60606
Shoreline Micro-Cap Fund I LP(5)*	365,613	(5)	5.31%
c/o William Blair & Company, L.L.C.
222 West Adams Street
Chicago, IL 60606

*
Address provided for beneficial owners of more than 5% of our common stock.

**
Less than 1% of our outstanding common stock.

(1)
Includes the following shares issuable upon exercise of stock options exercisable within 60 days after September 30, 2004: Mr. Schumacher—130,000; Mr. Quinlan—163,500; Dr. Saravis—55,000; Mr. Fritzsche—18,000; Mr. Payne—15,000; Mr. Vogel—15,000.

(2)
637,907 of Mr. Schumacher's shares of stock have been pledged to a financial institution.

(3)
Does not include 20,473 shares and 24,417 stock options held by Mr. Schumacher's spouse and she exercises all voting and investment control over such shares.

(4)
Includes 90,000 shares held by Rebecca Kiphart (Mr. Kiphart's daughter), and also currently exercisable warrants (expiring August 2005) to purchase 27,734 shares of common stock. This amount also includes 365,613 shares beneficially owned by Shoreline Micro-Cap Fund I LP described in Note 5 below.

(5)
Includes 357,791 shares, and also currently exercisable warrants (expiring August 2005) to purchase 7,822 shares of common stock, held by Shoreline Micro-Cap Fund I LP, a fund for which Mr. Kiphart serves as general partner and has the sole power to vote and dispose or direct the disposition of shares held by Shoreline Micro-Cap Fund I LP.

Certain Transactions and Agreements Involving Shares

        Based on our records and on information provided to us by Mr. Schumacher and our directors, neither Pressure BioSciences, nor any associate or subsidiary of Pressure BioSciences nor, to the best of our knowledge, Mr. Schumacher or any of our directors, nor any associates or affiliates of any of the foregoing, has effected any transactions involving our shares of common stock during the 60 days prior to the date hereof.

        Except as otherwise described below, none of Pressure BioSciences, Mr. Schumacher or, to the best of our knowledge, any of our affiliates or directors is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of Pressure BioSciences, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents, or authorizations.

        We have been advised by each of our directors, other than Kevin W. Quinlan and Mr. Schumacher that they do not presently intend to tender any of their shares pursuant to the Offer. We have been advised that Mr. Quinlan, our former President and Chief Operating Officer, will tender a total of 165,244 shares, consisting of 29,244 shares he currently owns and 136,000 shares to be issued upon exercise of stock options. Mr. Quinlan will retain and not tender 2,500 shares and options to purchase 27,500 shares. We have also been advised that Mr. Schumacher, our sole executive officer, will tender up to 130,000 of his shares in the Offer and will use the net after-tax proceeds from the sale of such shares to repay a substantial portion of his indebtedness to a financial institution (which indebtedness was approximately $484,000 as of September 30, 2004). Mr. Schumacher will retain and not tender the remaining 637,907 shares he beneficially owns.

        Each of Mr. Schumacher and Mr. Quinlan has also advised us that, in the event that the Depositary informs us immediately prior to the Expiration Date of the Offer, more than 5,500,000 shares have been properly tendered and not properly withdrawn, each will withdraw all or a pro rata number of the shares they tendered to reduce the aggregate number of shares tendered by all stockholders to as close to, but not greater than 5,500,000 shares. As advised by Mr. Schumacher and Mr. Quinlan, their pro rata portion will be based upon the ratio of the number of shares tendered by each of them individually to the number of shares tendered by both of them in the aggregate. The pro rata portion for Mr. Schumacher and Mr. Quinlan is 44.3% and 55.7%, respectively. If immediately prior to the Expiration Date, more than 5,500,000 shares but less than 5,793,500 shares have been properly tendered and not properly withdrawn, including the 293,500 shares tendered in the aggregate by Mr. Schumacher and Mr. Quinlan, Mr. Schumacher will withdraw a number of his tendered shares equal to 44.3% of the number of shares tendered in excess of 5,500,000 shares and Mr. Quinlan will withdraw a number of his tendered shares equal to 55.7% of the number of shares in excess of 5,500,000. On the other hand, if immediately prior to the Expiration Date, more than 5,793,500 shares are properly tendered and not withdrawn, including the aggregate of 293,500 shares tendered by Mr. Schumacher and Mr. Quinlan, Mr. Schumacher and Mr. Quinlan will withdraw all of the shares they tendered. In the event that more than 5,500,000 shares are tendered after the withdrawal of all shares tendered by Mr. Schumacher and Mr. Quinlan, the remaining shares will be subject to proration as described in the Offer. Mr. Schumacher and Mr. Quinlan intend to withdraw their shares in this manner so as not to detract from all other stockholders' opportunity to tender their shares in the Offer without proration.

        Based upon our reasonable inquiry, we believe that Mr. Richard P. Kiphart (together with Mr. Kiphart's daughter and a fund in which he serves as the general partner), an investor that currently holds 1,542,989 shares or approximately 22.3% of our outstanding common stock, intends to tender an aggregate of 1,507,433 shares in the Offer.

Preferred Share Purchase Rights Agreement

        On February 27, 2003, our board of directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock of Pressure BioSciences, on March 21, 2003 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of Pressure BioSciences, at a price of $45.00 per one one-thousandth of a Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, dated as of February 27, 2003 as the same may be amended from time to time (the "Rights Agreement") between us and Computershare Trust Company, Inc., as Rights Agent (the "Rights Agent").

        Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding shares of common stock or any person or group who as of February 27, 2003 beneficially owned 15% or more of the outstanding common stock acquired beneficial ownership of any additional shares of common stock (with certain exceptions, an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the common stock certificates outstanding as of the Record Date, by such common stock certificate with a copy of the Summary of Rights attached thereto.

        The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued after the Record Date or upon transfer or new issuance of common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on February 27, 2013 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by Pressure BioSciences, in each case, as described below.

        The purchase price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

        The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the commons tock occurring, in any such case, prior to the Distribution Date.

        Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a quarterly dividend payment of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 1,000 times the aggregate payment made per share of common stock. Each Preferred Share will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

        Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of common stock.

        In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right. In the event that, at any time after a Person becomes an Acquiring Person, Pressure BioSciences is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with whom Pressure BioSciences has engaged in the foregoing transaction (or its parent) which at the time of such transaction will have a market value of two times the exercise price of the Right.

        If Pressure BioSciences does not have a sufficient number of shares of common stock to satisfy such obligation to issue shares of common stock, or if our board of directors so elects, we shall deliver upon payment of the exercise price of a Right an amount of cash or securities or other assets equivalent in value to the common stock issuable upon exercise of a Right; provided that, if we fail to meet such obligation within 30 days following the first occurrence of an event triggering the right to purchase common stock, we must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, common stock (to the extent available) and then, if necessary Preferred Shares (to the extent available) and then, if necessary, cash equal in value to the difference between the value of the common stock otherwise issuable upon the exercise of a Right and the exercise price then in effect. Our board of directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional common stock to permit the issuance of common stock upon the exercise in full of the Rights.

        At any time after any Person becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding common stock, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, for common stock or Preferred Shares at an exchange ratio of one share of common stock, or a fractional Preferred Share (or other preferred stock) equivalent in value thereto, per Right (subject to adjustment).

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional Preferred Shares or shares of common stock will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the current market price of the Preferred Shares or shares of common stock.

        At any time prior to the time any Person becomes an Acquiring Person, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price") payable, at our option, in cash, shares of common stock or such other form of consideration as our board of directors shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        For so long as the Rights are then redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, we may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Pressure BioSciences, including, without limitation, the right to vote or to receive dividends.

        A description of the Rights Agreement specifying the Rights has been included in reports filed by us with the SEC. The summary description above does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement included in our Registration Statement on Form 8-A filed with the SEC on March 12, 2003, as amended by Amendment No. 1 to Form 8-A filed with the SEC on April 16, 2004. The Registration Statement on Form 8-A, as amended, is incorporated by reference into this document.

SECTION 17.    LEGAL MATTERS; REGULATORY APPROVALS.

        Except as otherwise described in this Offer, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority, or agency, domestic or foreign that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial cost or conditions, or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

        Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. Our acquisition of shares pursuant to the Offer, however, is not subject to such requirements.

        State Takeover Laws.    We are incorporated under the laws of the Commonwealth of Massachusetts. Under Chapter 110D of the Massachusetts General Laws governing "control share acquisitions," any stockholder of certain publicly-held Massachusetts corporations who acquires certain ranges of voting power—one-fifth or more but less than one-third of all voting power, one-third or more but less than a majority of all voting power, or a majority or more of all voting power—may not (except in certain transactions) vote such stock unless the stockholders (excluding the shares held by the interested stockholders) of the corporation so authorize. As permitted by Chapter 110D, our Amended and Restated By-laws include a provision which excludes us from the applicability of that statute. The restrictions contained in Chapter 110D of the Massachusetts General Laws will not apply to the Offer.

        Chapter 110F of the Massachusetts General Laws, entitled "Business Combinations with Interested Shareholders," applies to publicly-held Massachusetts corporations with 200 or more stockholders of record. Generally, this statute prohibits such Massachusetts corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person becomes an interested stockholder unless (a) the interested stockholder obtains the approval of the corporation's board of directors prior to becoming an interested stockholder; (b) the interested stockholder acquires at least 90% of the voting stock of the corporation (excluding shares held by certain affiliates of the corporation) outstanding at the time he becomes an interested stockholder; or (c) the business combination is both approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of our company. A "business combination" includes, among other transactions, a merger, stock or asset sale and other transactions resulting in a financial benefit to the stockholder. Our Restated Articles of Organization and our Amended and Restated By-Laws do not expressly provide for opting out of the provisions of Chapter 110F. As a result, the application of this statute could discourage or make it more difficult for any person or group of persons to attempt to obtain control of us. We believe that the restrictions contained in Chapter 110F of the Massachusetts General Laws applicable to a "business combination" will not apply to the Offer.

        Litigation.    To our best knowledge, no lawsuits have been filed relating to the Offer.

        Conditions.    Our obligation to accept for payment and pay for shares under the Offer is subject to conditions. See "Section 10. Conditions of the Offer."

MISCELLANEOUS

        This Offer to Purchase will be mailed as soon as practicable following the filing of this Offer to Purchase with the SEC on December 27, 2004 to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        No arrangements have been made in connection with the Offer to grant unaffiliated stockholders access to our corporate files nor to provide any such stockholder counsel or appraisal services at our expense.

        Pursuant to Rules 13e-3 and 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO-I that contains additional information with respect to the Offer. The Schedule TO-I, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in "Section 14. Information About Pressure BioSciences" of the Offer to Purchase with respect to information concerning us.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your shares in the Offer. We have not authorized any person to give any information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. Any recommendation or any such information or representations made by anyone else must not be relied upon as having been authorized by us.

PRESSURE BIOSCIENCES, INC.

December 27, 2004

ADDITIONAL INFORMATION

        If you have questions about the terms of the Offer, you should contact Richard T. Schumacher, President and Chief Executive Officer, by mail at 217 Perry Parkway, Gaithersburg, MD 20877, or by telephone at (301) 208-8100.

        If you have questions about the Letter of Transmittal or the procedures for tendering shares, contact Computershare Trust Company, Inc., the Depositary, by mail at Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, CO 80401, or P.O. Box 1596, Denver, CO 80201-1596

        The Depositary for the Offer is:

ComputerShare Trust Company, Inc.

By Mail:	By Hand:
P.O. Box 1597 Denver, CO 80201-1596	350 Indiana Street Suite 800 Golden, CO 80401

        The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth above.

        Any questions or requests for assistance may be directed to us or the Depositary at our respective telephone number and address set forth above. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to us at the telephone number and address set forth above. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

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  Exhibit (a)(1)(A)
SUMMARY TERM SHEET
TABLE OF CONTENTS
IMPORTANT PROCEDURES
FORWARD-LOOKING STATEMENTS
PRESSURE BIOSCIENCES' TENDER OFFER
SPECIAL FACTORS
PRESSURE BIOSCIENCES, INC. (FORMERLY KNOWN AS BOSTON BIOMEDICA, INC.) UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2004
PROCEDURES AND TERMS OF THE OFFER
  SECTION 6. PROCEDURES FOR TENDERING SHARES.
INFORMATION ABOUT PRESSURE BIOSCIENCES AND ITS SECURITIES
MISCELLANEOUS
PRESSURE BIOSCIENCES, INC.
ADDITIONAL INFORMATION